Exhibit 10.1

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF MARCH 17, 2016

BY AND AMONG

CYRUSONE LP,

AS BORROWER,

AND

KEYBANK NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT, AN ISSUING LENDER, A SWING LOAN LENDER
AND A LENDER,

THE OTHER LENDERS FROM TIME TO TIME PARTY HERETO,

AND

JPMORGAN CHASE BANK, N.A.,

AS SYNDICATION AGENT

AND

KEYBANC CAPITAL MARKETS INC., J.P. MORGAN SECURITIES LLC,
TD SECURITIES (USA) LLC, BARCLAYS BANK PLC AND RBC CAPITAL MARKETS,

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

AND

SUNTRUST BANK AND CITIZENS BANK, N.A.,

AS CO-DOCUMENTATION AGENTS

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of March 17, 2016, by and among CYRUSONE LP, a Maryland limited partnership (the “Borrower”), KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders” from time to time (together with KeyBank, the “Lenders”), KeyBank, as Administrative Agent for the Lenders (the “Agent”), JPMORGAN CHASE BANK, N.A., as Syndication Agent (the “Syndication Agent”), KEYBANC CAPITAL MARKETS, INC. (“KeyBanc”), and J.P. MORGAN SECURITIES LLC, TD SECURITIES (USA) LLC, BARCLAYS BANK PLC AND RBC CAPITAL MARKETS, as Joint Lead Arrangers and Joint Bookrunners (the “Joint Bookrunners”).

R E C I T A L S

WHEREAS, the Borrower, the Agent and certain of the Lenders are parties to that certain Credit Agreement dated as of October 9, 2014, as amended by that certain First Amendment to Credit Agreement and Other Loan Documents dated June 22, 2015 and that certain Second Amendment to Credit Agreement dated February 25, 2016 (as amended, the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested that the Agent and the Lenders amend and restate the Existing Credit Agreement to (i) make available to the Borrower an additional term loan facility, (ii) permit the Borrower to increase the Total Commitments, subject to the terms hereof, to $1,450,000,000 and (iii) modify certain of the other terms hereof.  The Agent and the Lenders have agreed to do so on the terms set forth herein;

WHEREAS, the Agent and the Lenders have agreed, subject to the terms and conditions set forth herein, to amend and restate the Existing Credit Agreement in its entirety;

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby amend and restate the Existing Credit Agreement in its entirety and covenant and agree as follows:

§1.          DEFINITIONS AND RULES OF INTERPRETATION.

§1.1        Definitions.  The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:

Absolute Rate Bid.  See §2.1(c)(ii)(A).

Additional Commitment Request Notice.  See §2.11(b).

Additional Subsidiary Guarantor.  Each additional Subsidiary of Borrower which becomes a Subsidiary Guarantor pursuant to §5.2.

Affiliate.  An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote twenty-five percent (25%) (or, in the case of REIT, thirty-five percent (35%)) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing ten percent (10%) (or, in the case of REIT, thirty-five percent (35%)) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

Agent.  KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office.  The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to Borrower and the Lenders.

Agent’s Special Counsel.  Dentons US LLP or such other counsel as selected by Agent.

Agreement.  This First Amended and Restated Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees.  See §4.2.

Applicable Law.  All applicable provisions of statutes, rules, regulations and orders of all Governmental Authorities and all orders and decrees of all courts.

Applicable Margin.  (a)  From and after the date of this Agreement (and unless and until the Borrower obtains an Investment Grade Rating and elects to have the Applicable Margin determined pursuant to subparagraph (b) below), the Applicable Margin for LIBOR Rate Loans and Base Rate Loans for the Revolving Credit Loans and Term Loans shall be a percentage per annum as set forth below based on the ratio of the Consolidated Total Indebtedness to Gross Asset Value:

Pricing Level	Ratio	Applicable Margin for Revolving Credit LIBOR Rate Loans	Applicable Margin for Revolving Credit Base Rate Loans	Applicable Margin for Term LIBOR Rate Loans	Applicable Margin for Term Base Rate Loans
Pricing Level 1	Less than 35%	1.70%	0.70%	1.65%	0.65%
Pricing Level 2	Equal to or greater than 35% but less than 40%	1.75%	0.75%	1.70%	0.70%
Pricing Level 3	Equal to or greater than 40% but less than 45%	1.95%	0.95%	1.90%	0.90%

Pricing Level	Ratio	Applicable Margin for Revolving Credit LIBOR Rate Loans	Applicable Margin for Revolving Credit Base Rate Loans	Applicable Margin for Term LIBOR Rate Loans	Applicable Margin for Term Base Rate Loans
Pricing Level 4	Equal to or greater than 45% but less than 50%	2.10%	1.10%	2.05%	1.05%
Pricing Level 5	Equal to or greater than 50% but less than 55%	2.25%	1.25%	2.20%	1.20%
Pricing Level 6	Equal to or greater than 55%	2.40%	1.40%	2.35%	1.35%

The initial Applicable Margin as of the Closing Date shall be at Pricing Level 1.  At such time as this subparagraph (a) is applicable, the Applicable Margin for each Base Rate Loan shall be determined by reference to the ratio of Consolidated Total Indebtedness to Gross Asset Value in effect from time to time, and the Applicable Margin for any Interest Period for all LIBOR Rate Loans comprising part of the same borrowing shall be determined by reference to the ratio of Consolidated Total Indebtedness to Gross Asset Value in effect on the first (1st) day of such Interest Period.  The Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first (1st) day of the first (1st) month following the delivery by REIT to the Agent of the Compliance Certificate required to be delivered after the end of a fiscal quarter occurring after the Closing Date.  In the event that REIT shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin for Loans shall be at Pricing Level 6 until such failure is cured within any applicable cure period, or waived in writing by the Majority Lenders in which event the Applicable Margin shall adjust, if necessary, on the first (1st) day of the first (1st) month following receipt of such Compliance Certificate.

(b)           From and after the date that Agent first receives written notice from Borrower that Borrower has obtained an Investment Grade Rating and Borrower delivers a written notice to Agent irrevocably electing to have the Applicable Margin determined pursuant to this subparagraph (b), the Applicable Margin for the Revolving Credit Loans and Term Loans shall mean, as of any date of determination, a percentage per annum determined by reference to the Credit Rating Level as set forth below:

Pricing Level	Credit Rating Level	Applicable Margin for Revolving Credit LIBOR Rate Loans	Applicable Margin for Revolving Credit Base Rate Loans	Applicable Margin for Term LIBOR Rate Loans	Applicable Margin for Term Base Rate Loans
I	Credit Rating Level 1	0.95%	0.00%	1.05%	0.00%
II	Credit Rating Level 2	1.05%	0.05%	1.15%	0.05%
III	Credit Rating Level 3	1.15%	0.15%	1.30%	0.15%
IV	Credit Rating Level 4	1.40%	0.40%	1.60%	0.40%
V	Credit Rating Level 5	1.70%	0.75%	1.95%	0.75%

At such time as this subparagraph (b) is applicable, the Applicable Margin for each Base Rate Loan shall be determined by reference to the Credit Rating Level in effect from time to time, and the Applicable Margin for any Interest Period for all LIBOR Rate Loans comprising part of the same borrowing shall be determined by reference to the Credit Rating Level in effect on the first day of such Interest Period; provided, however that no change in the Applicable Margin resulting from the application of the Credit Rating Levels or a change in the Credit Rating Level shall be effective until three (3) Business Days after the date on which the Agent receives written notice of the application of the Credit Rating Levels and Borrower’s irrevocable election to have the Applicable Margin determined pursuant to this subparagraph (b) or a change in such Credit Rating Level.  From and after the first date that the Applicable Margin is based on Borrower’s Investment Grade Rating pursuant to this subparagraph (b), the Applicable Margin shall no longer be calculated by reference to the ratio of Consolidated Total Indebtedness to Gross Asset Value (provided that any accrued interest payable at the Applicable Margin determined by reference to the ratio of Consolidated Total Indebtedness to Gross Asset Value prior to such date shall be payable as provided in §2.6).

Arrangers.  KeyBanc Capital Markets, Inc. and J.P. Morgan Securities LLC or any successor.

Assignment and Acceptance Agreement.  See §18.1.

Authorized Officer.  Any of the following Persons:  the chief executive officer, president, chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller, secretary or assistant secretary or general counsel of Borrower or any Guarantor (or the equivalent of any of the foregoing) and such other Persons as Borrower shall designate in a written notice to Agent.  Any document delivered hereunder that is signed by an Authorized Officer of a Borrower or Guarantor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower or Guarantor and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Borrower or Guarantor.

Bail-In Action.  The exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation. With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Balance Sheet Date.  December 31, 2015.

Bankruptcy Code.  Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate.  The greatest of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate,” (b) one-half of one percent (0.5%) above the Federal Funds Effective Rate, or (c) the applicable LIBOR for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.0%) per annum.  The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Loans.  Collectively, the Revolving Credit Base Rate Loans, the Term Base Rate Loans and the Swing Loans bearing interest calculated by reference to the Base Rate.

Bid Loan.  See §2.1(c)(i).

Bid Loan Borrowing.  See §2.1(c)(i).

Bid Loan Lender.  A Revolving Credit Lender who has made a Bid Loan to Borrower.

Bid Loan Note.  See §2.1(c)(ii)(F).

Bid Loan Quote.  See §2.1(c)(ii)(B).

Bid Loan Quote Request.  See §2.1(c)(ii)(A).

Bid Loan Sublimit.  An amount equal to fifty percent (50%) of the Total Revolving Credit Commitment.  The Bid Loan Sublimit is part of, and not in addition to, the Total Revolving Credit Commitment.

Borrower.  As stated in the preamble hereto.

Breakage Costs.  The cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred) in connection with (i) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (ii) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which Borrower has elected a LIBOR Rate Loan, which cost shall be deemed to be an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid, were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

Business Day.  Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Capitalized Lease Obligations.  With respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on the balance sheet of such Person pursuant to GAAP; the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the final maturity of such obligations shall be the date of the last payment of such amounts due under such capital lease (or other arrangement) prior to the first date on which such capital lease (or other arrangement) may be terminated by the lessee without payment of a premium or a penalty; provided that for purposes of this definition only, “GAAP” shall mean generally accepted accounting principles in the United States as in effect on the Original Closing Date.

Capitalized Value.  With respect to any Stabilized Property owned or leased pursuant to a Ground Lease by Borrower or any of its Subsidiaries, an amount equal to (a) the Net Operating Income from such Stabilized Property for the preceding fiscal quarter multiplied by four (4), divided by (b) nine percent (9.00%).  With respect to any Stabilized Property of Borrower or any of its Subsidiaries that is a Leased Property, an amount equal to (x) the Net Operating Income from such Stabilized Property for the preceding fiscal quarter multiplied by four (4) divided by (y) eleven percent (11.00%).

Cash Equivalents.  As of any date:

(a)           direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

(b)           time deposits accounts, certificates of deposit and money market deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, or any state thereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act, as amended) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(c)           repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)           commercial paper, maturing not more than ninety (90) days after the date of acquisition, issued by a corporation (other than an Affiliate of Borrower) organized and in existence under the laws of the United States of America or any state of the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P;

(e)           securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the

United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s;

(f)            money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition;

(g)           repurchase obligations of any commercial bank organized under the laws of the United States of America or any state thereof having capital and surplus aggregating at least $500,000,000, having a term of not more than thirty (30) days, with respect to securities referred to in clause (b) of this definition; and

(h)           instruments equivalent to those referred to in clauses (a) to (g) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by a Subsidiary of Borrower organized in such jurisdiction.

Cash Management Services. Cash management services (including treasury, depository, overdraft, electronic funds transfer and other cash management arrangements) and commercial credit card and merchant card services.

CERCLA.  The Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.

Cervalis.  Cervalis Holdings LLC, a Delaware limited liability company.

Cervalis Acquisition.  The acquisition by a Wholly-Owned Subsidiary of the Borrower of 100% of the outstanding equity interest of Cervalis pursuant to the terms of the Cervalis Acquisition Agreement.

Cervalis Acquisition Agreement.  That certain Agreement and Plan of Merger, dated as of April 28, 2015, among the Borrower, Jupiter Merger Sub, LLC, LDG Holdings LLC, as Seller Representative, and Cervalis, as amended, modified or supplemented from time to time.

Change of Control.  A Change of Control shall exist upon the occurrence of any of the following:

(a)           Any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder), other than, (i) in the case of Borrower, the REIT, the Permitted Holder, a Replacement Permitted Holder or the General Partner, and (ii) in the case of the REIT, the Permitted Holder, or a Replacement Permitted Holder shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of REIT or Borrower equal to more than thirty-five percent (35%) (provided that in no event shall

(1) the Permitted Holder’s beneficial ownership of (x) the Borrower exceed more than a fifty-five percent (55%) limited partnership interest in Borrower, (y) the REIT exceed more than a fifty-five percent (55%) beneficial ownership interest in REIT, or (z) its aggregate direct or indirect interests in Borrower exceed more than a fifty-five percent (55%) beneficial ownership interest in Borrower, or (2) the Replacement Permitted Holder’s aggregate beneficial ownership of (x) the Borrower exceed more than a forty-five percent (45%) limited partnership interest in Borrower, (y) the REIT exceed more than a forty-five percent (45%) beneficial ownership interest in REIT, or (z) their aggregate direct or indirect interests in Borrower exceed more than a forty-five percent (45%) beneficial ownership interest in Borrower);

(b)           As of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of REIT consists of individuals who were not either (i) directors or trustees of REIT as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Board of REIT of which a majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become directors or trustees by the Board of REIT, which majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii), above;

(c)           General Partner shall fail to be the sole general partner of Borrower, or shall fail to hold all management powers over the business and affairs of Borrower; or

(d)           REIT fails to own directly at least one hundred percent (100%) of the economic, voting and beneficial interest of General Partner, or shall fail to hold all management powers over the business and affairs of General Partner.

Closing Date.  The date of this Agreement.

Code.  The Internal Revenue Code of 1986, as amended.

Collateral Account.  An account established with the Agent, and in the name of the Agent, pursuant to §12.6 and under its sole dominion and control.

Commitment.  With respect to each Lender, the aggregate of (a) the Revolving Credit Commitment of such Lender, (b) the Term Loan A Commitment of such Lender and (c) the Term Loan B Commitment of such Lender.

Commitment Increase.  An increase in the Total Revolving Credit Commitment, Total Term Loan A Commitment and/or Total Term Loan B Commitment to an aggregate Total Commitment of not more than $1,450,000,000.00 pursuant to §2.11.

Commitment Increase Date.  See §2.11(b).

Commitment Percentage.  With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment of each Lender shall be determined based on the Commitment Percentage of such

Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Compliance Certificate.  See §7.4(c).

Connection Income Taxes.  Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated.  With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDA.  With respect to any period, an amount equal to the EBITDA of the REIT and its Subsidiaries for such period determined on a Consolidated basis.

Consolidated Fixed Charges.  With respect to any Person, for any period, the sum of Debt Service and all Preferred Distributions paid during such period.  Such Person’s Equity Percentage in the Fixed Charges of its Unconsolidated Affiliates shall be included in the determination of Fixed Charges.

Consolidated Secured Indebtedness.  With respect to the REIT and its Subsidiaries as of any given date, the aggregate principal amount of all Indebtedness of such Persons on a Consolidated basis outstanding at such date and that is secured in any manner by any Lien, and in the case of the REIT or its Subsidiaries, shall include (without duplication) such Person’s Equity Percentage of the Consolidated Secured Indebtedness of its Unconsolidated Affiliates.

Consolidated Tangible Net Worth.  The amount by which Gross Asset Value exceeds Consolidated Total Indebtedness.

Consolidated Total Adjusted Unsecured Indebtedness.  As of any date of determination, the sum of (a) Consolidated Total Unsecured Indebtedness of REIT and its Subsidiaries less (b) Unrestricted Cash and Cash Equivalents of REIT and its Subsidiaries.

Consolidated Total Indebtedness.  All Indebtedness of REIT and its Subsidiaries determined on a Consolidated basis and shall include (without duplication) such Person’s Equity Percentage of the Indebtedness of its Unconsolidated Affiliates.

Consolidated Total Unsecured Indebtedness.  As of any date of determination, all Unsecured Indebtedness of REIT and its Subsidiaries determined on a Consolidated basis and shall include (without duplication) such Person’s Equity Percentage of the Unsecured Indebtedness of its Unconsolidated Affiliates.

Construction-in-Process.  The aggregate amount of costs incurred for any build-outs, redevelopment, construction or tenant improvements of Real Estate on or prior to the last day of the fiscal quarter then most recently ended.  This value shall not be duplicative of any value given to Development Property.

Conversion/Continuation Request.  A notice given by Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Credit Rating.  As of any date of determination, the higher of the credit ratings (or their equivalents) then assigned to Borrower’s long-term senior unsecured non-credit enhanced debt by two of the Rating Agencies.  A credit rating of BBB- from S&P or Fitch is equivalent to a credit rating of Baa3 from Moody’s and vice versa.  A credit rating of BBB from S&P or Fitch is equivalent to a credit rating of Baa2 from Moody’s and vice versa.  A credit rating of BBB+ from S&P or Fitch is equivalent to a credit rating of Baa1 by Moody’s and vice versa.  A credit rating of A- from S&P or Fitch is equivalent to a credit rating of A3 from Moody’s and vice versa.  It is the intention of the parties that if Borrower shall only obtain a credit rating from two of the Rating Agencies without seeking a credit rating from the third of the Rating Agencies, Borrower shall be entitled to the benefit of the Credit Rating Level for such credit rating.  If Borrower shall have obtained a credit rating from more than one of the Rating Agencies, the highest of the ratings shall control, provided that the next highest rating for such Person is only one level below that of the highest rating.  If the next highest rating for such Person is more than one level below that of the highest credit rating for such Person, the operative rating would be deemed to be one rating level higher than the next highest of the ratings.  In the event that Borrower shall have obtained a credit rating from any or all of the Rating Agencies and shall thereafter lose such rating or ratings (whether as a result of withdrawal, suspension, election to not obtain a rating, or otherwise) from such Rating Agencies and as a result does not have a credit rating from two or more of the Rating Agencies, Borrower shall be deemed for the purposes hereof not to have a credit rating.  Notwithstanding anything to the contrary contained herein, if at any time none of the Rating Agencies shall perform the functions of a securities rating agency, then Borrower and the Agent shall promptly negotiate in good faith to agree upon a substitute rating agency (and to correlate the system of ratings of such substitute rating agency with that of the rating agency being replaced), and pending such amendment, the Credit Rating of any Rating Agency in effect immediately prior to such time, shall continue to apply, provided that the designation of such replacement agency and such amendment are completed within thirty (30) days of such event, and if not so completed within such thirty (30) day period, Credit Rating Level 5 shall be the applicable Credit Rating Level until such time as Borrower obtains a Credit Rating from two or more Rating Agencies.

Credit Rating Level.  One of the following five pricing levels, as applicable (determined in accordance with the definition of “Credit Rating”), and provided, further, that, from and after the time that Agent receives written notice that Borrower has first obtained an Investment Grade Rating, during any period that Borrower has no Credit Rating Level, Credit Rating Level 5 shall be the applicable Credit Rating Level:

“Credit Rating Level 1” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to A- by S&P, A3 by Moody’s or A- by Fitch;

“Credit Rating Level 2” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB+ by S&P, Baa1 by Moody’s or BBB+ by Fitch and Credit Rating Level 1 is not applicable;

“Credit Rating Level 3” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB by S&P, Baa2 by Moody’s or BBB by Fitch and Credit Rating Levels 1 and 2 are not applicable;

“Credit Rating Level 4” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB- by S&P, Baa3 by Moody’s or BBB- by Fitch and Credit Rating Levels 1, 2 and 3 are not applicable; and

“Credit Rating Level 5” means the Credit Rating Level which would be applicable for so long as the Credit Rating is less than BBB- by S&P, Baa3 by Moody’s or BBB- by Fitch or there is no Credit Rating.

Data Center Property.  Any asset that operates or is intended to operate, at least in part, as a telecommunications infrastructure building or an information technology infrastructure building.  A Data Center Property may include ancillary office space.

Debt Offering.  The issuance and sale by REIT or any of its Subsidiaries of any debt securities of such Person.

Debt Service.  For any period, the sum of (a) Interest Expense of the REIT and its Subsidiaries for such period, and (b) all regularly scheduled principal payments made with respect to Indebtedness of the REIT and its Subsidiaries during such period, other than any balloon, bullet, early repayment or similar principal payment which, in each case, repays such Indebtedness in full.  Such Person’s Equity Percentage in Debt Service of its Unconsolidated Affiliates shall be included in the determination of Debt Service.

Default.  See §12.1.

Default Rate.  See §4.12.

Defaulting Lender.  Any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Loans, within two (2) Business Days of the date required to be funded by it hereunder and such failure is continuing, unless such Lender notifies the Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) (i) has notified Borrower, the Agent or any Lender that it does not intend to comply with its funding obligations hereunder or (ii) has made a public statement to that effect with respect to its funding obligations under other agreements generally in which it commits to extend credit, unless with respect to this clause (b), such notice or public statement relates to such Lender’s obligation to fund a Revolving Credit Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such notice or public statement) cannot be satisfied, (c) has failed, within two (2) Business Days after request by the Agent or Borrower, to confirm in a manner reasonably satisfactory to the Agent and Borrower that it will comply with its funding obligations; provided that, notwithstanding the provisions of §2.13, such Lender shall cease to be a Defaulting Lender upon the Agent’s and Borrower’s receipt of confirmation that such Defaulting Lender will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect, including any law for the appointment of the Federal Deposit Insurance Corporation or any other state or federal regulatory authority as receiver, conservator, trustee, administrator or any similar capacity, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority (including any agency, instrumentality, regulatory body, central bank or other authority) so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person.  Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to §2.13(g)) upon delivery of written notice of such determination to Borrower and each Lender.

Derivatives Contract.  Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, option derivative agreement or index option derivative agreement, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; provided that the term “Derivatives Contract” shall not include any contract to prepurchase electricity in the ordinary course of business.  Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

Derivatives Termination Value.  In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).

Designated Person.  See §6.31.

Development Property.  Any Real Estate owned, leased or acquired by Borrower or any of its Subsidiaries and on which Borrower or any of its Subsidiaries is pursuing construction of one or more buildings for use as a Data Center Property and for which construction is proceeding to completion without undue delay from permit delay or denial, construction delays or otherwise, all pursuant to the ordinary course of business of Borrower or such Subsidiary.  Notwithstanding the foregoing, (i) any such property will no longer be considered to be a Development Property twenty-four (24) months following completion of construction of the improvements related to such development (excluding tenant improvements and punch list items), and shall thereafter be considered a Stabilized Property for the purposes of the calculation of Gross Asset Value and Unencumbered Asset Value and the determination of what constitutes Eligible Real Estate, as applicable and (ii) Borrower shall have a one-time irrevocable option to designate a Development Property as a Stabilized Property, valued at its Capitalized Value, if such property’s Capitalized Value exceeds its GAAP book value.  Each individual phase of a given development will be considered a separate and distinct Development Property for purposes of this definition.

Disqualified Equity Interest.  With respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)           matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)           is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)           is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the REIT or any Subsidiary, in whole or in part, at the option of the holder thereof;

In each case, in whole or in part on or prior to the date that is ninety-one (91) days after the latest of the Revolving Credit Maturity Date, the Term Loan A Maturity Date or the Term Loan B Maturity Date in effect hereunder (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Closing Date); provided, however, that (i) an Equity

Interest in any person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale”, “casualty” or “condemnation event” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement is subject to the prior or concurrent repayment in full of all the Loans and all other Obligations (other than contingent or indemnification obligations not then due) that are accrued and payable, the cancellation, expiration or cash collateralization of all Letters of Credit and the termination or expiration of the Commitments, (ii) an Equity Interest in any Joint Venture that would not constitute a Disqualified Equity Interest but for the terms thereof providing for any purchase option, put, call or similar right of a Person with respect to such Equity Interest shall not constitute a Disqualified Equity Interest, and (iii) an Equity Interest in any Person that is issued to any director or employee, or to any plan for the benefit of directors or employees or by any such plan to such directors or employees, shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations as a result of such employee’s termination, death or disability.

Distribution.  Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of Borrower, a Guarantor or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of Borrower, a Guarantor or any of their respective Subsidiaries now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Borrower, a Guarantor or any of their respective Subsidiaries now or hereafter outstanding.

Dollars or $.  Dollars in lawful currency of the United States of America.

Domestic Lending Office.  Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Domestic Subsidiary.  Any Subsidiary incorporated or organized under the laws of the United States of America or any State.

Drawdown Date.  The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Revolving Credit Maturity Date, Term Loan A Maturity Date or Term Loan B Maturity Date, as applicable, is converted in accordance with §4.1.  The date of this Agreement shall be the initial Drawdown Date for the Term Loans B.

EBITDA. With respect to a Person for any given period (without duplication), the Net Income (or Loss) of such Person and its Subsidiaries (excluding any Net Income (or Loss) from such Person’s Unconsolidated Affiliates), plus the sum of (i) interest expense, income tax expense, depreciation and amortization expense (including amortization of deferred financing costs and of debt issuance fees and the early write-off of financing costs), as reported by such Person and its Subsidiaries on a Consolidated basis in accordance with GAAP, (ii) all other non-

cash charges and expenses (including any charges or expenses associated with asset retirement obligations under GAAP) and non-cash compensation, minus all cash payments made during such period on account of non-cash charges or expenses added to Net Income (or Loss) pursuant to this clause (ii) in a prior period, and (iii) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates.  EBITDA shall exclude (v) any extraordinary, unusual or otherwise non-recurring charges, expenses or losses, (w) any fees, expenses or charges (other than depreciation or amortization expense) related to any contemplated offering of equity interests of the REIT or Borrower (including, without limitation, any secondary offerings), investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Loan Documents (including any prepayment, defeasance or refinancing thereof and any amendments and other modifications thereof), whether or not successful, including all fees, expenses and charges related to (i) the Transactions or (ii) any amendment or other modification of the Loan Documents or the Senior Notes Indenture, (x) gains (and losses) on the sale of assets outside the ordinary course of business and gains (and losses) from debt extinguishment (including call premium, tender premium and other similar expenses), (y) other non-recurring charges, expenses or losses in an amount not to exceed in any four fiscal quarter period fifteen percent (15%) of EBITDA determined without giving effect to the exclusion of such other non-recurring charges, expenses and losses in this clause (y) for such period, and (z) other non-cash gains and shall not be reduced by distributions to minority owners.  In addition, EBITDA will exclude the impact of all currency translation gains or losses related to non-operating currency transactions (including any net loss or gain resulting from hedging agreements).  EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments (in excess of ten percent (10%) of gross revenue as reported on the REIT’s GAAP operating statement) required under GAAP.

EEA Financial Institution.  EEA Financial Institution means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

EEA Member Country.  Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority.  Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Real Estate.  Real Estate:

(a)           which constitutes a Development Property or a Stabilized Property;

(b)           which is located within the 50 States of the United States or the District of Columbia; and

(c)           as to which the Agent has received and approved all Eligible Real Estate Qualification Documents, or will receive and approve them prior to inclusion of such Real Estate as Eligible Real Estate.

Notwithstanding the foregoing, any other Real Estate owned or leased by Borrower or an Unencumbered Property Subsidiary may become Eligible Real Estate with the prior written approval of the Majority Lenders.

Eligible Real Estate Qualification Documents.  See Schedule 1.3 attached hereto.

Employee Benefit Plan.  Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by REIT or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Laws.  Any federal, state or local statute, regulation or ordinance or any judicial or administrative decree or decision, whether now existing or hereinafter enacted, promulgated or issued, with respect to any Hazardous Substances, mold, drinking water and groundwater (as relates to pollution or contamination), wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, or waste emissions.  Without limiting the generality of the foregoing, the term shall encompass each of the following statutes and their state and local equivalents, and regulations promulgated thereunder, and amendments and successors to such statutes and regulations, as may be enacted and promulgated from time to time:  (i) CERCLA (codified in scattered sections of 26 U.S.C.; 33 U.S.C.; 42 U.S.C. and 42 U.S.C. §9601 et seq.); (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.); (iii) the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.); (iv) the Toxic Substances Control Act (15 U.S.C. §2061 et seq.); (v) the Clean Water Act (33 U.S.C. §1251 et seq.); (vi) the Clean Air Act (42 U.S.C. §7401 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C. §349; 42 U.S.C. §201 and §300f et seq.); (viii) the National Environmental Policy Act of 1969 (42 U.S.C. §4321); (ix) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (x) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. §1101 et seq.).

Equity Interests.  With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

Equity Offering.  The issuance and sale after the Closing Date by REIT, Borrower or any of its Subsidiaries of any equity securities of such Person; provided that any issuance and sale of equity securities of the REIT, the proceeds of which are used within ninety (90) days of such issuance and sale to retire partnership interests related to the ownership of Cincinnati Bell Inc., shall not constitute an Equity Offering.

Equity Percentage.  The aggregate ownership percentage of a Person or its Subsidiaries in each Unconsolidated Affiliate.

ERISA.  The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and all regulations and formal guidelines issued thereunder.

ERISA Affiliate. Any Person which is treated as a single employer with REIT or its Subsidiaries under §414 of the Code or §4001 of ERISA.  Any former ERISA Affiliate of either the REIT or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the REIT or any such Subsidiary within the meaning of this definition with respect to the period during which the REIT or such Subsidiary could have successor liability under ERISA or the Code for liabilities of such Person that arose while such Person was an ERISA Affiliate.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived or any other event with respect to which REIT or an ERISA Affiliate could have liability under §4062(e) or §4063 of ERISA.

EU Bail-In Legislation Schedule.  The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Excluded Subsidiary.  Any Subsidiary of the Borrower which is prohibited from guaranteeing the Indebtedness of any other Person pursuant to (i) applicable law, (ii) any document, instrument or agreement evidencing Consolidated Secured Indebtedness of such Subsidiary or (iii) a provision of such Subsidiary’s organizational documents (A) included as a condition to the extension of such Consolidated Secured Indebtedness or (B) solely with respect to a Person that becomes a Subsidiary of the REIT after the Closing Date, which existed prior to the date that such entity became a Subsidiary of the REIT and was not created in anticipation of the acquisition of such Subsidiary and which provision has not been made unnecessary or ineffective as a result of changed circumstances (including the repayment of the indebtedness for which such provision was originally included).

Excluded Taxes.  Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or its Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or its Commitment (other than pursuant to an assignment request by Borrower under §4.15 as a result of costs sought to be reimbursed pursuant to §4.4 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to §4.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with §4.4(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

Existing Credit Agreement.  As defined in the preamble hereto.

Existing Guaranty.  The Guaranty (as defined in the Existing Credit Agreement).

Existing Letters of Credit.  The letters of credit issued by KeyBank and described on Schedule 1.4 hereto.

Extension Request.  See §2.12(a).

Event of Default.  See §12.1.

Facility Fee.  See §2.3(b).

FATCA.  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements related thereto, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Effective Rate.  For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”  Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed zero for the purposes of this Agreement.

Fitch.  Fitch Ratings Inc.

Foreign Lender.  If Borrower is a U.S. Person, a Lender that is not a U.S. Person, and if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

Fronting Exposure.  At any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or cash collateral or other credit support acceptable to the Issuing Lender shall have been provided in accordance with the terms hereof and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders, repaid by Borrower or for which cash collateral or other credit support acceptable to the Swing Loan Lender shall have been provided in accordance with the terms hereof.

Funds from Operations.  With respect to REIT and its Subsidiaries for any period, an amount equal to the Net Income (or Loss) of such Person for such period, computed in accordance with GAAP, excluding gains and losses from sales of property during such period, plus (1) to the extent deducted in calculating Net Income (or Loss), (w) depreciation and amortization for such period, (x) any extraordinary, unusual or otherwise non-recurring charges, expenses or losses, (y) any fees, expenses or charges (other than depreciation or amortization expense) related to any contemplated offering of equity interests of the REIT or Borrower (including, without limitation, any secondary offerings), investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Loan Documents (including any prepayment, defeasance or refinancing thereof and any amendments and other modifications thereof), whether or not successful, including all fees, expenses and charges related to (i) the Transactions or (ii) any amendment or other modification of the Loan Documents or the Senior Notes Indenture, and (z) any non-cash impairment charges and non-cash charges and gains from derivatives contracts, and minus (2) all Preferred Distributions paid during such period.  To the extent not inconsistent with the foregoing, Funds from Operations shall be reported in accordance with National Association of Real Estate Investment Trusts policies.  Funds from Operations shall be calculated without giving effect to any deductions for non-controlling or minority interests.

GAAP.  Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles.

General Partner.  CyrusOne GP, a Maryland statutory trust.

Governmental Authority.  Any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator, in each case exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and with authority to bind the applicable party at law, and including any supra-national bodies such as the European Union or the European Central Bank.

Gross Asset Value.  On a Consolidated basis for the REIT and its Subsidiaries, Gross Asset Value shall mean the sum of (without duplication with respect to any Real Estate):

(i)            the Capitalized Value of any Real Estate which is a Stabilized Property owned by the REIT or any of its Subsidiaries (including a Leased Property or property leased under a Ground Lease) for the prior four (4) consecutive fiscal quarters most recently ended (which period may include the period of ownership of such asset while it was a Development Property) (for the purposes of this clause (i), the Real Estate acquired by REIT as part of the Cervalis Acquisition shall for periods after the date of the consummation of the Cervalis Acquisition be considered to have been owned by REIT for the prior four (4) fiscal quarters); plus

(ii)           the book value determined in accordance with GAAP of all Stabilized Properties acquired by the REIT and its Subsidiaries during the four (4) consecutive fiscal quarters most recently ended; plus

(iii)          the book value determined in accordance with GAAP of all Development Properties owned by the REIT or any of its Subsidiaries; plus

(iv)          the aggregate amount of all Unrestricted Cash and Cash Equivalents of the REIT and its Subsidiaries as of the date of determination determined in accordance with GAAP; plus

(v)           the book value determined in accordance with GAAP of Land Assets of the REIT and its Subsidiaries; plus

(vi)          the book value determined in accordance with GAAP of all Mortgage Notes held by the REIT and its Subsidiaries.

Gross Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination.  All income, expense and value associated with assets included in Gross Asset Value disposed of during the four (4) calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations.  All income, expense and value associated with assets included in Gross Asset Value acquired during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations and such acquired assets shall (except as provided in clause (i) above) be included at their costs basis value.  Additionally, without limiting or affecting any other provision hereof, Gross Asset Value shall not include any income or value associated with Real Estate which is not operated or intended to be operated principally as a Data Center Property.  Gross Asset Value will be adjusted to include an amount equal to the REIT’s or any of its Subsidiaries’ pro rata share (based upon such Person’s Equity Percentage in such Unconsolidated Affiliate) of the Gross Asset Value attributable to any of the items listed above in this definition owned by such Unconsolidated Affiliate.  For purposes of this definition, if the value of the REIT’s or any of its Subsidiaries’ Equity Percentage of assets held by Unconsolidated Affiliates or non-Wholly Owned Subsidiaries exceeds twenty percent (20%) of the Gross Asset Value, then such excess shall be excluded.

Ground Lease.  An unsubordinated ground lease as to which (i) no default or event of default (after the expiration of any applicable notice and cure period) has occurred and is continuing and (ii) containing the following terms and conditions:  (a) a remaining term (exclusive of any unexercised extension options) as of the date of determination of thirty (30) years or more (or such shorter term as is approved by the Majority Lenders in their reasonable discretion); (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease; and (f) if such ground lease relates to an Unencumbered Property, such ground lease is approved by the Majority Lenders in their reasonable discretion.  The term “Ground Lease” includes all amendments, modification and supplements to any such unsubordinated ground lease as of the date the property subject to such ground lease becomes an Unencumbered Property, and any after such date approved by the Majority Lenders in their reasonable discretion.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by REIT or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantor.  Collectively, the REIT, General Partner, the Subsidiary Guarantors and each Additional Subsidiary Guarantor, and individually any one of them.

Guaranty.  The First Amended and Restated Guaranty, dated of even date herewith, made by Guarantors in favor of the Agent and the Lenders, as the same may be modified, amended or ratified, such Guaranty to be in the form attached here as Exhibit N, or in such other form as is in form and substance reasonably satisfactory to Agent and Borrower.

Hazardous Substances.  Each and every element, compound, chemical mixture, contaminant, pollutant, toxic substances, oil, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law.  Without limiting the generality of the foregoing, the term shall mean and include:

(i)            “hazardous substances” as defined in CERCLA, the Superfund Amendment and Reauthorization Act of 1986, or Title III of the Superfund Amendment and Reauthorization Act, each as amended, and regulations promulgated thereunder;

(ii)           “hazardous waste” and “regulated substances” as defined in the Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder; and

(iii)          “hazardous materials” as defined in the Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder.

Increase Notice.  See §2.11(a).

Indebtedness.  With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than one hundred eighty (180) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests), (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof (excluding any such obligation which is a forward equity commitment to the extent the obligation can be satisfied by the issuance of Equity Interests); (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of Non-Recourse Exclusions, and other similar exceptions to recourse liability until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim that is reasonably expected to be incurred, including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in another Person, to maintain working capital or equity capital of another Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (j) such Person’s Equity Percentage of the Indebtedness of any Unconsolidated Affiliate of such Person.  “Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001.

Indemnified Parties.  See §16.

Indemnified Taxes.  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

Information.  All information received from the REIT, Borrower, the General Partner, or any of their respective Subsidiaries relating to the REIT, Borrower, the General Partner, or any of their respective Subsidiaries, or their businesses, other than any such information that is available to any Lender on a non-confidential basis prior to disclosure by the REIT, the General Partner, Borrower or any of their respective Subsidiaries, as applicable.

Information Materials.  See §7.4.

Interest Expense.  For any period of determination with respect to REIT and its Subsidiaries, without duplication, total interest expense for such period determined in accordance with GAAP on a Consolidated basis plus REIT’s and its Subsidiaries Equity Percentage of Interest Expense of their Unconsolidated Affiliates for the most recent period.  Interest Expense shall exclude capitalized interest related to Indebtedness incurred to finance Development Properties and non-cash interest expenses (including amortization of deferred financing costs and of debt issuance fees and the early write-off of financing costs).

Interest Payment Date.  As to each Base Rate Loan, the first (1st) day of each calendar month during the term of such Base Rate Loan.  As to each LIBOR Rate Loan and Bid Loan, the last day of each Interest Period relating thereto; provided that in the event that the Interest Period for a LIBOR Rate Loan shall be for a period in excess of three months, then interest shall also be payable on the three months anniversary of the commencement of such Interest Period.

Interest Period.  With respect to each (a) LIBOR Rate Loan (i) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending seven days or one, two, three or six months (or such other interest periods as are agreed by all relevant Lenders and Borrower) thereafter, and (ii) thereafter, each period commencing on the day following the last day of the immediately preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by Borrower in a Loan Request or Conversion/Continuation Request, and (b) Bid Loan, the period commencing on the date of such Bid Loan and ending on the date specified in the Bid Loan Quote Request in which the Bid Loan Quote to make such Bid Loan was extended; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London;

(ii)           if Borrower shall fail to give notice as provided in §4.1, Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a LIBOR Rate Loan with an Interest Period of one month on the last day of the then current Interest Period with respect thereto as provided in and subject to the terms of §4.1(c);

(iii)          any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month;

(iv)          no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Revolving Credit Maturity Date, the Term Loan A Maturity Date or the Term Loan B Maturity Date, as applicable; and

(v)           no Interest Period with respect to a Bid Loan shall have a duration of more than 180 days.

Investment Grade Rating.  A Credit Rating from at least two (2) of the Rating Agencies of BBB- or better by S&P or Fitch or Baa3 or better by Moody’s.

Investments.  With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, (ii) trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms, (iii) prepaid expenses, (iv) advances in the ordinary course of business to employees for travel expenses, relocation expenses and similar expenditures, (v) obligations under Derivatives Contracts to the extent permitted under §8.12, or (vi) investments consisting of cash collateral to secure (x) letters of credit, (y) Derivative Contracts permitted under §8.12 or (z) payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations.  In determining the aggregate amount of Investments outstanding at any particular time:  (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.  For the avoidance of doubt, it is understood and agreed that guarantees do not constitute Investments.

Issuing Lender.  KeyBank, in its capacity as the Lender issuing the Letters of Credit and any successor thereto; provided, however, that in the event that (a) the Borrower is required by the proposed beneficiary of a Letter of Credit to have such Letter of Credit issued pursuant to the terms and conditions of this Agreement by an issuer with a higher rating than KeyBank has at any applicable time of reference (as determined by Moody’s, Fitch and/or S&P as required by such proposed beneficiary) and (b) notwithstanding good faith efforts from the Borrower, a proposed beneficiary of a Letter of Credit will not accept said Letter of Credit from KeyBank, then Borrower shall have the right to elect, with prior written notice to Agent, any Revolving Credit Lender having a higher rating than KeyBank (as determined by Moody’s, S&P and/or Fitch as required by such proposed beneficiary) as the Issuing Lender for that particular Letter of Credit, and if such Revolving Credit Lender agrees to issue such Letter of Credit, such Revolving Credit Lender shall be an Issuing Lender; provided further, that no other Revolving Credit Lender other than KeyBank shall be required to be an Issuing Lender and no more than two (2) other Revolving Credit Lenders in addition to KeyBank may be an Issuing Lender at any time.  When referred to in this Agreement, Issuing Lender shall refer to the Revolving Credit Lender acting as Issuing Lender with respect to any particular Letter of Credit issued pursuant to the terms and conditions of this Agreement.  Any consent, approval or waiver to be given or granted by an Issuing Lender must be provided with respect to each Issuing Lender which has issued an applicable Letter of Credit at the time such consent, approval or waiver is to be given or granted.  KeyBank shall be the Issuing Lender with respect to the Existing Letters of Credit.

Joinder Agreement.  The Joinder Agreement with respect to the Guaranty to be executed and delivered pursuant to §5.2 by any Additional Subsidiary Guarantor, such Joinder Agreement to be substantially in the form of Exhibit E hereto.

Joint Bookrunners.  As defined in the preamble hereto.

Joint Venture. A Person other than a Subsidiary in which the REIT and its Subsidiaries hold Equity Interests representing more than 20.0% of the value of all outstanding Equity Interests of such Person.

KeyBank.  As defined in the preamble hereto.

Land Assets.  Land to be developed as a Data Center Property with respect to which no development (other than improvements that are not material and are temporary in nature) has occurred.

Lease.  Any lease (other than a Ground Lease) with a remaining term (including tenant extension rights) of at least twenty (20) years pursuant to which the Borrower or a Subsidiary leases an Unencumbered Property or another Data Center Property, and if such lease relates to an Unencumbered Property it is approved by the Majority Lenders in their reasonable discretion; provided that the requirement that the remaining lease term (including tenant extension rights) extend for at least twenty (20) years shall not apply to the lease of the Data Center Property located at 2501 S. State Hwy 121 Business Suite 500 (Bldg #5), Lewisville, Texas.  The term “Lease” includes all amendments, modification and supplements to any such lease as of the date the property subject to such lease becomes an Unencumbered Property, and any after such date approved by the Majority Lenders in their reasonable discretion.

Lease Default.  See §6.34(c).

Leased Property.  A completed and operational Data Center Property that is leased by Borrower or a Subsidiary pursuant to a Lease.  For the avoidance of doubt, the approximately 17,000 square foot Data Center Property located at 209 West Seventh Street, Cincinnati, Ohio leased by CyrusOne LLC pursuant to the lease agreement dated October 25, 2012 with Cincinnati Bell Telephone Company, LLC shall be considered a Data Center Property owned in fee provided that the balance of the approximately 360,000 square foot Data Center Property located in the building adjacent thereto is owned in fee simple by CyrusOne LLC.

Lenders.  KeyBank, the other lending institutions which are party hereto, and any other Person which becomes an assignee of all or a portion of the interests, rights and obligations of a Lender pursuant to §18 (but not including any participant as described in §18.4).  For the avoidance of doubt, the Revolving Credit Lenders, the Term Loan A Lenders, the Term Loan B Lenders, the Issuing Lender, the Swing Loan Lender, and the Bid Loan Lender are all Lenders.

Lessor.  The applicable owner of the fee interest in an Unencumbered Property that is subject to a Ground Lease, and the applicable landlord or sub-landlord with respect to a Leased Property that is an Unencumbered Property.

Letter of Credit.  Any standby letter of credit issued at the request of Borrower and for the account of Borrower in accordance with §2.10.

Letter of Credit Liabilities.  At any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan).  For purposes of this Agreement, a Revolving Credit Lender (other than the Revolving Credit Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.10, and the Revolving Credit Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Credit Lenders other than the Revolving Credit Lender acting as the Issuing Lender of their participation interests under such Section.

Letter of Credit Request.  See §2.10(a).

LIBOR.  For any LIBOR Rate Loan for any Interest Period, the average rate as shown in Reuters Screen LIBOR01 Page (or any successor service, or if such Person no longer reports such rate as determined by Agent, by another commercially available source providing such quotations approved by Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by any change in law, rule or regulation after the date hereof, subject to the other terms of this Agreement.  If such service or such other Person approved by Agent described above no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Loans shall accrue interest at the Base Rate plus the Applicable Margin for such Loan.  For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.  Notwithstanding the foregoing, if the rate shown on Reuters Screen LIBOR01 Page (or any successor service designated pursuant to this definition) shall be less than zero, such rate shall be deemed zero for the purposes of this Agreement.

LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office.  Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Margin Bid.  See §2.1(c)(ii)(A).

LIBOR Rate Loans.  Collectively, the Revolving Credit LIBOR Rate Loans and the Term LIBOR Rate Loans.

Lien.  See §8.2.

Loan Documents.  This Agreement, the Notes, the Guaranty, the Joinder Agreements, the Letter of Credit Request and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of Borrower or the Guarantors in connection with the Loans.

Loan Request.  A Revolving Credit Loan Request.

Loan and Loans.  An individual loan or the aggregate loans (including a Revolving Credit Loan (or Loans), a Term Loan (or Loans) A, a Term Loan (or Loans) B, a Swing Loan (or Loans) or a Bid Loan (or Loans) as the case may be, to be made by the Lenders hereunder.  All Loans shall be made in Dollars.  Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.10(f).

Majority Lenders.  As of any date, Lenders whose aggregate Commitment Percentage is greater than fifty percent (50%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages, Loans, and Letter of Credit Liabilities of the Lenders shall be redetermined for purposes of this definition to exclude the Commitments of such Defaulting Lenders.

Majority Revolving Credit Lenders.  As of any date, Revolving Credit Lenders whose aggregate Revolving Credit Commitment Percentage is greater than fifty percent (50%) of the Total Revolving Credit Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Revolving Credit Commitment Percentages of the Revolving Credit Lenders shall be redetermined for purposes of this definition to exclude the Revolving Credit Commitments of such Defaulting Lenders.  For purposes of this definition, the Outstanding amount of all Bid Loans shall be disregarded in determining the aggregate amount of Outstanding Revolving Credit Loans.

Majority Term Loan A Lenders.  As of any date, Term Loan A Lenders whose aggregate Term Loan A Commitment Percentage is greater than fifty percent (50%) of the Total Term Loan A Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Term Loan A Commitment Percentages of the Term Loan A Lenders shall be redetermined for purposes of this definition to exclude the Term Loan A Commitments of such Defaulting Lenders.

Majority Term Loan B Lenders.  As of any date, Term Loan B Lenders whose aggregate Term Loan B Commitment Percentage is greater than fifty percent (50%) of the Total Term Loan B Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Term Loan B

Commitment Percentages of the Term Loan B Lenders shall be redetermined for purposes of this definition to exclude the Term Loan B Commitments of such Defaulting Lenders.

Material Adverse Effect.  A material adverse effect on (a) the business, properties, assets, financial condition or results of operations of REIT, Borrower and its Subsidiaries considered as a whole; (b) the ability of Borrower, REIT or any Subsidiary Guarantor which directly or indirectly owns an asset included in the calculation of the Unencumbered Asset Value to perform any of its material obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the material rights or remedies of Agent or the Lenders thereunder.

Material Subsidiary.  Any Subsidiary of REIT (a) which is a direct or indirect owner of an asset included in determining the Unencumbered Asset Value, (b) which is a guarantor of or is otherwise liable with respect to any other Unsecured Indebtedness of the REIT, the Borrower or any of their respective Subsidiaries, or (c) that owns assets that account for greater than five percent (5%) of the Gross Asset Value and is not an Excluded Subsidiary.  Notwithstanding the foregoing, Subsidiaries that are not Domestic Subsidiaries will not be required to act as Guarantors.

Moody’s.  Moody’s Investor Service, Inc.

Mortgage Note.  A loan to a Person other than Borrower, any Guarantor or any of their respective Subsidiaries or Unconsolidated Affiliates originated or purchased by Borrower or any Subsidiary of Borrower, secured by a first priority mortgage lien on a completed and operational Data Center Property located in the United States.

Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by REIT or any ERISA Affiliate.

Negative Pledge.  See §7.22.

Net Income (or Loss).  For any Person for any given period, the net income or loss of such Person and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP but without giving effect to deductions for non-controlling or minority interests; provided that in calculating Net Income (or Loss) of REIT and its Subsidiaries there shall be excluded (a) the income of any Person that is not a Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to REIT or, subject to clauses (b) and (c) below, any other Subsidiary during such period (and, for the avoidance of doubt, the amount of such cash dividends and other distributions will be included in calculating Net Income (or Loss)), (b) the income of, and any amounts referred to in clause (a) above paid to, any Subsidiary to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Subsidiary, any agreement or other instrument binding upon REIT or any Subsidiary or any law applicable to REIT or any Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions has been legally and effectively waived, and (c) any amounts referred to in clause (a) above paid to any Subsidiary that is not wholly owned by REIT to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such Subsidiary.

Net Offering Proceeds.  The gross cash proceeds received by REIT or any of its Subsidiaries as a result of an Equity Offering less the customary and reasonable costs, expenses and discounts paid by REIT or such Subsidiary in connection therewith.

Net Operating Income.  For any Real Estate and for any period, an amount equal (but not less than zero) to the sum of (a) the rents, common area reimbursements, actual cost recoveries and other revenue for such Real Estate determined in accordance with GAAP for such period received in the ordinary course of business from tenants in occupancy minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of such Real Estate for such period determined in accordance with GAAP, including taxes, assessments and other governmental charges, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses. Net Operating Income shall exclude (i) all losses and expenses to the extent covered by third-party insurance that has actually been reimbursed or otherwise paid in the applicable period or that the REIT reasonably determines will be reimbursed or paid by the applicable insurance carrier and so long as the applicable insurance carrier has been notified in writing of such loss or expense and not denied coverage therefor and (ii) expenses relating to the relocation of customers as a result of any casualty or condemnation event or temporary shutdown, in whole or in part, of any Real Estate, (c) the greater of (i) the actual property management fee (including expenses for company personnel and security at the Real Estate) paid during such period and (ii) an imputed management fee in the amount of three percent (3.0%) of the gross revenues (less metered power reimbursements) for such Real Estate for such period.  Net Operating Income of any Person shall include such Person’s pro rata share of Net Operating Income of its Unconsolidated Affiliates.  Net Operating Income shall be adjusted to remove any impact from straight-line rent leveling adjustments (in excess of ten percent (10%) of aggregate gross revenue as reported on the REIT’s GAAP operating statement) required under GAAP.

Non-Defaulting Lender.  At any time, any Lender that is not a Defaulting Lender at such time.

Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the Real Property securing such Non-Recourse Indebtedness, (iii) arise from the presence of Hazardous Substances on the Real Property securing such Non-Recourse Indebtedness, (iv) arise from violations of special purpose covenants, (v) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document), (vi) are the result of unpaid amounts that could result in the creation of a Lien on the Real Property securing the Non-Recourse Indebtedness, (vii) arise from the filing of a petition under the Bankruptcy Code or seeking relief under other laws relating to insolvency or protection from creditors, (viii) arise from asserting defenses to the Non-Recourse Indebtedness that are without merit or unwarranted, (ix) arise from the forfeiture under any law of the Real Property securing the Non-

Recourse Indebtedness, or (x) arise from the failure to obtain any required consent of the lender of the Non Recourse Indebtedness to any other debt or voluntary lien encumbering the Real Property securing the Non Recourse Indebtedness.

Non-Recourse Indebtedness.  With respect to a Person, Indebtedness in respect of which recourse for payment is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness; provided such contractual limitation to specific assets may include Non-Recourse Exclusions; and provided further that any claims with respect to such contractual limitations shall not be Non-Recourse Indebtedness.

Notes.  Collectively, the Revolving Credit Notes, the Term Loan A Notes, the Term Loan B Notes, the Swing Loan Note, and the Bid Loan Notes.

Notice.  See §19.

Obligations.  All indebtedness, obligations and liabilities of Borrower or any Guarantor to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes or the Letters of Credit, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

OFAC.  Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Off-Balance Sheet Obligations. Liabilities and obligations of Borrower, any of its Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the REIT would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of REIT’s report on Form 10-Q or Form 10-K (or their equivalents) which the REIT is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefore).

Original Closing Date.  The date of the Existing Credit Agreement (i.e., October 9, 2014).

Original Notes.  The Notes (as defined in the Existing Credit Agreement).

Other Connection Taxes.  With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes.  All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to §4.15 as a result of costs sought to be reimbursed pursuant to §4.4).

Outstanding.  With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.  With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.

Participant Register.  See §18.4.

Partnership Agreement.  That certain Amended and Restated Agreement of Limited Partnership of CyrusOne LP, dated as of January 24, 2013.

Patriot Act.  The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Holder. (a) Cincinnati Bell Inc. and (b) any Affiliate of Cincinnati Bell Inc. controlled by Cincinnati Bell Inc.

Permitted Liens.  Liens permitted by §8.2.

Person.  Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets.  Assets of any employee benefit plan within the meaning of §3(3) of ERISA that is subject to Part 4, Subtitle B, Title I of ERISA.

Preferred Distributions.  For any period and without duplication, all Distributions paid during such period on Preferred Securities issued by the REIT or a Subsidiary of REIT.  Preferred Distributions shall not include dividends or distributions paid or payable (a) solely in Equity Interests payable to holders of such class of Equity Interests; (b) to REIT or a Subsidiary of REIT; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

Preferred Securities.  With respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

Pricing Level.  Such term shall have the meaning established within the definition of Applicable Margin.

Rating Agencies.  S&P, Moody’s, Fitch and any substitute rating agency appointed by Borrower and the Agent pursuant to the definition of “Credit Rating”, collectively, and Rating Agency means either S&P, Moody’s, Fitch or such substitute rating agency.

Real Estate.  All real property or facilities (and all fixtures, improvements, appurtenances and related assets thereon or therein) at any time owned or leased (as lessee or sublessee) by the REIT, Borrower or any of their respective Subsidiaries, including, without limitation, the Unencumbered Properties and any Data Center Property.

Recipient.  The Agent and any Lender.

Record.  The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.

Recourse Indebtedness.  As of any date of determination, any Indebtedness (whether secured or unsecured) which is recourse to REIT or any of its Subsidiaries.  Recourse Indebtedness shall not include Non-Recourse Indebtedness.

Register.  See §18.2.

REIT.  CyrusOne Inc., a Maryland corporation.

REIT Status.  With respect to a Person, its status and qualification to be taxed as a real estate investment trust as defined in §856(a) of the Code.

Related Parties.  See §18.1.

Related Revolving Fund.  Any fund that invests in loans that is administered or managed by (a) a Revolving Credit Lender, (b) an Affiliate of such Revolving Credit Lender or (c) an advisor under common control with such Revolving Credit Lender or Affiliate, as applicable.

Related Term Fund.  Any fund that invests in loans that is administered or managed by (a) a Term Loan Lender, (b) an Affiliate of such Term Loan Lender or (c) an advisor under common control with such Term Loan Lender or Affiliate, as applicable.

Release.  See §6.20(c)(iii).

Rent Roll.  A report prepared by Borrower showing for each Unencumbered Property owned or leased by Borrower or a Guarantor, its occupancy, lease expiration dates, lease rent and other information in substantially the form presented to Agent prior to the date hereof or in such other form as may be reasonably acceptable to the Agent.

Replacement Permitted Holder.  Any direct transferee or transferees of beneficial ownership interests in Borrower or REIT from any Permitted Holder which transferee or transferees continue to hold such beneficial ownership interests in Borrower or REIT, and collectively all of them.

Reserve Percentage.  For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting or including (among other liabilities) liabilities currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

Revolving Credit Base Rate Loans.  Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Revolving Credit Commitment.  With respect to each Revolving Credit Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Revolving Credit Lender’s Revolving Credit Commitment to make or maintain Revolving Credit Loans (other than Swing Loans and Bid Loans) to Borrower, to participate in Letter of Credits for the account of Borrower and to participate in Swing Loans to Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Revolving Credit Commitment Percentage.  With respect to each Revolving Credit Lender, the percentage set forth on Schedule 1.1 hereto as such Revolving Credit Lender’s percentage of the Total Revolving Credit Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Revolving Credit Commitments of all of the Revolving Credit Lenders have been terminated as provided in this Agreement, then the Revolving Credit Commitment Percentage of each Revolving Credit Lender shall be determined based on the Revolving Credit Commitment Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Revolving Credit Lenders.  Collectively, the Lenders which have a Revolving Credit Commitment, or if the Revolving Credit Commitments have terminated or expired, any Lender that has a Revolving Loan, a Bid Loan or participation in a Letter of Credit or Swing Loan.  The initial Revolving Credit Lenders are identified on Schedule 1.1 hereto.

Revolving Credit LIBOR Rate Loans.  Revolving Credit Loans bearing interest calculated by reference to LIBOR.

Revolving Credit Loan or Loans.  An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of $650,000,000.00 (subject to increase as provided in §2.11) to be made by the Revolving Credit Lenders hereunder as more particularly described in §2.  Without limiting the foregoing, Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to §2.10(f).

Revolving Credit Loan Request.  See §2.7(a).

Revolving Credit Maturity Date.  October 9, 2018 as such date may be extended as provided in §2.12, or such earlier date on which the Revolving Credit Loan or Loans shall become due and payable pursuant to the terms hereof.

Revolving Credit Notes.  See §2.1(b).

Sanctions Laws and Regulations.  Any applicable sanctions, prohibitions or requirements imposed by any applicable executive order or by any applicable sanctions program administered by OFAC or any successor to OFAC carrying out functions similar to the foregoing, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

SEC.  The federal Securities and Exchange Commission.

Secured Recourse Indebtedness.  As of any date of determination, any Consolidated Secured Indebtedness which is recourse to REIT or any of its Subsidiaries.  Secured Recourse Indebtedness shall not include any Unsecured Indebtedness or Non-Recourse Indebtedness.

Securities Act.  The Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

Senior Notes.  Borrower’s 6.375% Senior Notes Due 2022 in the aggregate principal amount of up to $625,000,000, issued by Borrower thereunder from time to time, and the Indebtedness represented thereby, including Senior Notes into which such notes may be exchanged in accordance with the provisions of the Senior Notes Documents.

Senior Notes Documents.  The Senior Notes Indenture and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any guarantee or other right in respect thereof, in each case as the same may be amended, restated, supplemented, substituted, replaced, refinanced or otherwise modified from time to time.

Senior Notes Indenture.  That certain Indenture dated as of November 20, 2012 among Borrower and CyrusOne Finance Corp., as Issuers, the guarantors a party thereto, Wells Fargo Bank, N.A., as Trustee relating to the issuance by Borrower of the Senior Notes, as supplemented by that certain First Supplemental Indenture dated as of July 1, 2015, and as further supplemented by that certain Second Supplemental Indenture dated as of July 2, 2015.

S&P.  Standard & Poor’s Ratings Group.

Stabilized Property.  Any Data Center Property that has been finally completed and is not a Development Property.  Once a project becomes a Stabilized Property under this Agreement, it shall remain a Stabilized Property.

State.  (a) Any state of the United States of America and (b) the District of Columbia.

Subsidiary.  For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Subsidiary Guarantors.  Each Party to the Guaranty as of the date of this Agreement (other than REIT and General Partner), and any Additional Subsidiary Guarantor.

Swing Loan.  See §2.5(a).

Swing Loan Lender.  KeyBank, in its capacity as Swing Loan Lender and any successor thereof.

Swing Loan Commitment.  The sum of $50,000,000.00, as the same may be changed from time to time in accordance with the terms of this Agreement.

Swing Loan Note.  See §2.5(b).

Syndication Agent.  As defined in the preamble hereto.

Taxable REIT Subsidiary.  Any Subsidiary of Borrower that is a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code or a Subsidiary of such Taxable REIT Subsidiary.

Taxes.  All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term A Base Rate Loans.  The Term Loans A bearing interest by reference to the Base Rate.

Term A LIBOR Rate Loans.  The Term Loans A bearing interest by reference to LIBOR.

Term B Base Rate Loans.  The Term Loans B bearing interest by reference to the Base Rate.

Term B LIBOR Rate Loans.  The Term Loans B bearing interest by reference to LIBOR.

Term Base Rate Loans.  Collectively, the Term A Base Rate Loans and the Term B Base Rate Loans.

Term LIBOR Rate Loans.  Collectively, the Term A LIBOR Rate Loans and the Term B LIBOR Rate Loans.

Term Loan or Term Loans.  Collectively, the Term Loans A and the Term Loans B.

Term Loan A or Term Loans A.  An individual Term Loan A or the aggregate Term Loans A, as the case may be, in the maximum principal amount of $300,000,000.00 (subject to increase as provided in §2.11) made by the Term Loan A Lenders hereunder.

Term Loan A Commitment.  As to each Term Loan A Lender, the amount equal to such Term Loan A Lender’s Term Loan A Commitment Percentage of the aggregate principal amount of the Term Loans A from time to time outstanding to Borrower.

Term Loan A Commitment Percentage.  With respect to each Term Loan A Lender, the Term Loan A Commitment Percentage shall be the percentage set forth on Schedule 1.1 hereto of such Term Loan A Lender’s percentage of the aggregate Outstanding Term Loans A to Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Term Loan A Lenders.  Collectively, the Lenders which have a Term Loan A Commitment, the initial Term Loan A Lenders being identified on Schedule 1.1 hereto.

Term Loan A Maturity Date.  October 9, 2019, or such earlier date on which the Term Loans A shall become due and payable pursuant to the terms hereof.

Term Loan A Note.  See §2.2(a)(ii).

Term Loan B or Term Loans B.  An individual Term Loan B or the aggregate Term Loans B, as the case may be, in the maximum principal amount of $250,000,000.00 (subject to increase as provided in §2.11) made by the Term Loan B Lenders hereunder.

Term Loan B Commitment.  As to each Term Loan B Lender, the amount equal to such Term Loan B Lender’s Term Loan B Commitment Percentage of the aggregate principal amount of the Term Loans B from time to time outstanding to Borrower.

Term Loan B Commitment Percentage.  With respect to each Term Loan B Lender, the Term Loan B Commitment Percentage shall be the percentage set forth on Schedule 1.1 hereto of such Term Loan B Lender’s percentage of the aggregate Outstanding Term Loans B to Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Term Loan B Lenders.  Collectively, the Lenders which have a Term Loan B Commitment, the initial Term Loan B Lenders being identified on Schedule 1.1 hereto.

Term Loan B Maturity Date.  September 17, 2021, or such earlier date on which the Term Loans B shall become due and payable pursuant to the terms hereof.

Term Loan B Note.  See §2.2(b)(ii).

Term Loan Lenders.  Collectively, the Term Loan A Lenders and the Term Loan B Lenders.

Term Loan Notes.  Collectively, the Term Loan A Notes and the Term Loan B Notes.

Titled Agents.  The Arrangers, the Syndication Agent, the Joint Bookrunners and any documentation agents.

Total Commitment.  The sum of the Total Revolving Credit Commitment, the Total Term Loan A Commitment and the Total Term Loan B Commitment.  As of the date of this Agreement, the Total Commitment is One Billion Two Hundred Million and No/100 Dollars ($1,200,000,000.00).  The Total Commitment may increase in accordance with §2.11.

Total Revolving Credit Commitment.  The sum of the Revolving Credit Commitments of the Revolving Credit Lenders, as in effect from time to time.  As of the date of this Agreement, the Total Revolving Credit Commitment is Six Hundred Fifty Million and No/100 Dollars ($650,000,000.00).  The Total Revolving Credit Commitment may increase in accordance with §2.11.

Total Term Loan A Commitment.  The sum of the Term Loan A Commitments of the Term Loan A Lenders, as in effect from time to time.  As of the date of this Agreement, the Total Term Loan A Commitment is Three Hundred Million and No/100 Dollars ($300,000,000.00).  The Total Term Loan A Commitment may increase in accordance with §2.11.

Total Term Loan B Commitment.  The sum of the Term Loan B Commitments of the Term Loan B Lenders, as in effect from time to time.  As of the date of this Agreement, the Total Term Loan B Commitment is Two Hundred Fifty Million and No/100 Dollars ($250,000,000.00).  The Total Term Loan B Commitment may increase in accordance with §2.11.

Transactions.  The execution, delivery and performance by Borrower and each Guarantor of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit under the Loan Documents.

Type.  As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unconsolidated Affiliate.  In respect of any Person, any other Person in whom such Person holds an Investment, (a) which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, or (b) which is not a Subsidiary of such first Person.

Unencumbered Asset Value.  On a Consolidated basis for Borrower and the Unencumbered Property Subsidiaries (or all of Borrower’s Subsidiaries as applicable under clause (d)), Unencumbered Asset Value shall mean the sum of (without duplication with respect to any Unencumbered Property):

(a)           the Capitalized Value of any Unencumbered Property owned by Borrower or an Unencumbered Property Subsidiary for the prior four (4) consecutive fiscal quarters most recently ended which is a Stabilized Property (provided that, for the purposes of this clause (a), the Real Estate acquired by REIT as part of the Cervalis Acquisition, if and when it is included in the calculation of Unencumbered Asset Value, shall for periods after the date of the consummation of the Cervalis Acquisition be considered to have been owned by REIT for the prior four (4) fiscal quarters); plus

(b)           the book value determined in accordance with GAAP of all Unencumbered Properties acquired by Borrower or any Unencumbered Property Subsidiary during the four (4) consecutive fiscal quarters most recently ended; plus

(c)           the book value determined in accordance with GAAP of all Development Properties that are Unencumbered Properties owned by Borrower or any Unencumbered Property Subsidiary; and

(d)           the aggregate amount of all Unrestricted Cash and Cash Equivalents of (i) Borrower and each Unencumbered Property Subsidiary and (ii) up to $5,000,000 in the aggregate in Unrestricted Cash and Cash Equivalents of any other Subsidiaries, in each case as of the date of determination determined in accordance with GAAP.

Unencumbered Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination.  All income, expense and value associated with assets included in Unencumbered Asset Value disposed of during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations.  Unencumbered Asset Value may be adjusted as provided in §8.6.  All income, expense and value associated with assets included in Unencumbered Asset Value acquired during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations and such acquired assets shall (except as provided in clause (a) above) be included at their costs basis value.  Additionally, without limiting or affecting any other provision hereof, Unencumbered Asset Value shall not include any income or value associated with Real Estate which is not operated or intended to be operated principally as a Data Center Property.  For purposes of this definition, to the extent that Unencumbered Asset Value attributable to Leased Properties would exceed fifteen percent (15%) of the Unencumbered Asset Value, or attributable to Development Properties would exceed fifteen percent (15%) (or, after December 31, 2016, ten percent (10%)) of the Unencumbered Asset Value, then in each case such excess shall be excluded. Further, the Unencumbered Asset Value resulting from Unencumbered Properties which are on Ground Leases shall not exceed thirty-five percent (35%) of Unencumbered Asset Value.

Unencumbered Net Operating Income.  For any period of determination, Net Operating Income from Unencumbered Properties; provided, however, that if the Net Operating Income attributable to Leased Properties would exceed fifteen percent (15%) of aggregate Unencumbered Net Operating Income, such excess shall be excluded.

Unencumbered Property.  Unencumbered Property shall mean any Eligible Real Estate which satisfies all conditions set forth in §7.22.  The initial properties designated by

Borrower as the Unencumbered Properties are described on Schedule 1.2 hereto.  Notwithstanding the foregoing, any Real Estate not meeting the conditions set forth in §7.22 which is owned or leased by Borrower or an Unencumbered Property Subsidiary may become an Unencumbered Property if approved by the Majority Lenders in their reasonable discretion.

Unencumbered Property Debt Yield.  The quotient of (a) Unencumbered Net Operating Income from Unencumbered Properties included in the calculation of Unencumbered Asset Value for the most recent fiscal quarter, annualized, divided by (b) Consolidated Total Adjusted Unsecured Indebtedness, expressed as a percentage.

Unencumbered Property Subsidiary.  A Wholly Owned Subsidiary of Borrower that directly owns or leases an Unencumbered Property.  An Unencumbered Property Subsidiary may be a Subsidiary Guarantor as provided in clause (a) of the definition of Material Subsidiary.

Unrestricted Cash and Cash Equivalents.  As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value).  As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, reserves, cash trap, or Liens or claims of any kind in favor of any Person.

Unsecured Indebtedness.  Indebtedness of a Person outstanding at any time which is not Consolidated Secured Indebtedness.

Unused Fee.  See §2.3(a).

U.S. Person.  Any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate.  See §4.4(g).

Wholly Owned Subsidiary.  As to Borrower, any Subsidiary of Borrower that is directly or indirectly owned 100% by Borrower.

Withholding Agent.  The REIT, Borrower, any other Guarantor and the Agent, as applicable.

Write-Down and Conversion Powers.  With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

§1.2        Rules of Interpretation.

(a)           A reference to any document or agreement shall include such document or agreement as amended, supplemented or otherwise modified from time to time in accordance with its terms and the terms of this Agreement.

(b)           The singular includes the plural and the plural includes the singular.

(c)           A reference to any law includes any amendment or modification of such law.

(d)           A reference to any Person includes its permitted successors and permitted assigns.

(e)           Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)            The words “include”, “includes” and “including” are not limiting.

(g)           The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h)           All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i)            Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j)            The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k)           In the event of any change in GAAP after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Borrower or Agent, Borrower, the Guarantors, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of Borrower as in effect prior to such accounting change, as determined by the Majority Lenders in their good faith judgment.  Until such time as such amendment shall have been executed and delivered by Borrower, the Guarantors, the Agent and the Majority Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

(l)            Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the REIT or any of its Subsidiaries at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Original Closing Date and any similar lease entered into after the date of this Agreement by such Person shall be accounted for as obligations relating to an operating lease under GAAP as in effect on the Original Closing Date.

(m)          To the extent that any of the representations and warranties contained in this Agreement or any other Loan Document is qualified by “Material Adverse Effect” or any other materiality qualifier, then any further qualifier as to representations and warranties being true and correct “in all material respects” contained elsewhere in the Loan Documents shall not apply with respect to any such representations and warranties.

§2.          THE CREDIT FACILITY.

§2.1        Revolving Credit Loans; Bid Loans.

(a)           Subject to the terms and conditions set forth in this Agreement, each of the Revolving Credit Lenders severally agrees to lend to Borrower, and Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Revolving Credit Maturity Date upon notice by Borrower to the Agent given in accordance with §2.7, such sums as are requested by Borrower for the purposes set forth in §2.9 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Revolving Credit Lender’s Revolving Credit Commitment; provided that, in all events in accordance with §11.2 no Default or Event of Default shall have occurred and be continuing; and provided, further, that (i) the aggregate Outstanding Revolving Credit Loans (after giving effect to all amounts requested), Outstanding Swing Loans, Outstanding Bid Loans and aggregate Letter of Credit Liabilities shall not at any time exceed the Total Revolving Credit Commitment, and (ii) the Outstanding Revolving Credit Loans (after giving effect to all amounts requested), Outstanding Term Loans, Outstanding Swing Loans, Outstanding Bid Loans and the Letter of Credit Liabilities shall not at any time exceed the Total Commitment or cause a violation of the covenant set forth in §9.1.  The Revolving Credit Loans shall be made pro rata in accordance with each Revolving Credit Lender’s Revolving Credit Commitment Percentage.  Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by Borrower that all of the conditions required of Borrower set forth in §10 and §11 have been satisfied on the date of such request.  The Agent may assume that the conditions in §10 and §11 have been satisfied unless it receives prior written notice from a Revolving Credit Lender that such conditions have not been satisfied.  No Revolving Credit Lender shall have any obligation to make Revolving Credit Loans to Borrower in the maximum aggregate principal outstanding balance of more than the principal face amount of its Revolving Credit Note.

(b)           The Revolving Credit Loans shall be evidenced by separate promissory notes of Borrower in substantially the form of Exhibit A hereto (collectively, the “Revolving Credit Notes”), dated of even date with this Agreement (except as otherwise provided in §2.11 or §18.3) and completed with appropriate insertions.  One Revolving Credit Note shall be payable to each Revolving Credit Lender in the principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Revolving Credit Lender, plus interest accrued thereon, as set forth below.  Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Revolving Credit Loans set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Revolving Credit Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.  By delivery of the Revolving Credit Notes, there shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the indebtedness evidenced by the “Revolving Credit Notes” as defined in the Existing Credit Agreement, which indebtedness is instead allocated among the Revolving Credit Lenders as of the date hereof and evidenced by this Agreement and the Revolving Credit Notes in accordance with their respective Revolving Credit Commitment Percentages, and the “Revolving Credit Notes” as defined in the Existing Credit Agreement are amended and restated by the Revolving Credit Notes.  The Drawdown Date for the Revolving Credit Loans shall be the currently effective “Drawdown Date” (as defined in the Existing Credit Agreement) for the Revolving Credit Loans under the Existing Credit Agreement, and the “Interest Periods” (as defined in the Existing Credit Agreement) with respect to such “Revolving Credit Loans” under the Existing Credit Agreement shall remain in effect.

(c)           Bid Loans.

(i)            In the event that Borrower has an Investment Grade Rating, then prior to the date that is five (5) days prior to the Revolving Credit Maturity Date, Borrower may make a written request for the Agent to solicit competitive bids from the Revolving Credit Lenders in the manner set forth in §2.1(c)(ii) below.  The Revolving Credit Lenders may make offers to make bid loans (each a “Bid Loan”) provided that (i) the sum of all Outstanding Bid Loans shall not exceed the Bid Loan Sublimit, (ii) in all events in accordance with §11.2 no Default or Event of Default shall have occurred and be continuing, (iii) the Outstanding Bid Loans, Outstanding Revolving Credit Loans and Outstanding Swing Loans (after giving effect to all amounts requested) plus Letter of Credit Liabilities shall not at any time exceed the Total Revolving Credit Commitment, (iv) the Outstanding Bid Loans, Outstanding Revolving Credit Loans, the Outstanding Term Loans and Outstanding Swing Loans (after giving effect to all amounts requested), plus Letter of Credit Liabilities shall not at any time exceed the Total Commitment, (v) the aggregate amount of Bid Loans requested for any date and with the same Interest Period (each a “Bid Loan Borrowing”) shall be at least $2,000,000 and in integral multiples of $1,000,000 in excess thereof, and (vi) all Interest Periods applicable to Bid Loans shall be subject to and comply with the definition of Interest Period.  The Revolving Credit Lenders may, but shall have no obligation to, make such offers, and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this §2.1(c).  In no event shall Bid Loans be made to the Borrower unless, at the time such Loans are made, two of the three ratings from S&P, Moody’s or Fitch are BBB- or better (Baaa3 in the case of Moody’s).

(ii)           Bid Loan Procedures.

(A)          When Borrower wishes to request offers to make Bid Loans, it shall provide telephonic or electronic notice to the Agent (who shall promptly notify the Revolving Credit Lenders) followed promptly by written notice substantially in the form of Exhibit M-1 (each, a “Bid Loan Quote Request”) duly completed and executed by a duly authorized executive officer of Borrower, so as to be received no later than 10:00 a.m. (Cleveland time) on the second Business Day before the proposed Drawdown Date (or such other time and date as Borrower and Agent, with the consent of the Majority Revolving Credit Lenders, may agree).  Each Bid Loan Quote Request shall specify the relevant date, amount and maturity for the proposed Bid Loan, and shall state whether a Bid Loan Quote is requested on the basis of a fixed interest rate (an “Absolute Rate Bid”) or on the basis of a margin over or under LIBOR (a “LIBOR Margin Bid”), shall state whether or not the requested Bid Loan is open to prepayment, and which shall be accompanied by payment of a nonrefundable $2,500 competitive bid request fee for the account of the Agent.  No Bid Loan Quote Request shall be made for a Bid Loan with a maturity of less than seven (7) days or more than one hundred eighty (180) days or with a maturity date subsequent to the Revolving Credit Maturity Date.  If a LIBOR Margin Bid is requested, the maturity date shall be one of the Interest Periods, and any such advance shall be a LIBOR Rate Loan.  The proposed funding date shall be a Business Day.  The Agent shall incur no liability whatsoever hereunder in acting upon any Bid Loan Quote Request purportedly made by an Authorized Officer of Borrower, which hereby agrees to indemnify the Agent from any loss, cost, expense or liability as a result of so acting.  Subject to the definition of “Interest Period”, Borrower may request offers for up to three (3) different Bid Loan Borrowings in a single Bid Loan Quote Request, in which case such Bid Loan Quote Request shall be deemed a separate Bid Loan Quote Request for each such borrowing.  Except as otherwise provided in this Section, no Bid Loan Quote Request shall be given within five (5) Business Days (or such other number of days as Borrower and Agent, with the consent of the Majority Revolving Credit Lenders, may agree) of any other Bid Loan Quote Request.  Each Bid Loan Quote Request shall also contain the statements and certifications required by §2.7(i) and (ii).

(B)          Each Revolving Credit Lender may, but shall not be obligated to, in response to any Bid Loan Quote Request submit one or more written quotes substantially in the form of Exhibit M-2 (each a “Bid Loan Quote”), duly completed, each containing an offer to make a Bid Loan for the Interest Period requested and setting forth the rates of interest so offered by each Revolving Credit Lender to be applicable to such Bid Loan; provided that (a) a Revolving Credit Lender may make a single submission containing one or more Bid Loan Quotes in response to several Bid Loan Quote Requests given at the same time; and (b) the principal amount of the Bid Loan for which each such offer is being made shall be at least $2,000,000 and multiples of $1,000,000 in excess thereof; provided that the aggregate principal amount of all Bid Loans for which a Revolving Credit Lender submits Bid Loan Quotes (i) may be greater or less than the Revolving Credit Commitment of such Revolving Credit Lender but (ii) may not exceed the principal amount of the Bid Loan Borrowing for which offers were requested.  Each Bid Loan Quote by a Revolving Credit Lender other than the Person serving as the Agent must be submitted to Agent by fax not later than 8:00 a.m. (Cleveland time) on the Drawdown Date (or such other time and date as Borrower and Agent, with the consent of the Majority Revolving Credit Lenders, may agree); provided that any Bid Loan Quote may be submitted by the Person serving as Agent, in its capacity as a Revolving Credit Lender, only if the Person serving as Agent notifies Borrower of the terms of the offer contained therein not later than 7:45 a.m. (Cleveland time) on the Drawdown Date.  The Agent shall incur no liability whatsoever hereunder in acting upon any Bid Loan Quote purportedly made by a representative of a Lender, each of which hereby agrees to indemnify the Agent from any loss, cost, expense or liability as a result of so acting with respect to that Lender.  Subject to §§11 and 12, any Bid Loan Quote so made shall be irrevocable except with the consent of Agent given on the instructions of Borrower.  Unless otherwise agreed by Agent and Borrower, no Bid Loan Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Bid Loan Quote Request and, in particular, no Bid Loan Quote may be conditioned upon acceptance by Borrower of all (or some specified minimum) of the principal amount of the Bid Loan for which such Bid Loan Quote is being made.

(C)          Agent shall, as promptly as practicable after any Bid Loan Quote is submitted (but in any event not later than 8:30 a.m. (Cleveland time) on the Drawdown Date, or 7:45 a.m. (Cleveland time) on the Drawdown Date with respect to any Bid Loan Quote submitted by the Person serving as Agent, in its capacity as a Revolving Credit Lender), notify Borrower of the terms (1) of any Bid Loan Quote submitted by a Revolving Credit Lender that is in accordance with this §2.1(c)(ii) and (2) of any Bid Loan Quote that amends, modifies or is otherwise inconsistent with a previous Bid Loan Quote submitted by such Revolving Credit Lender with respect to the same Bid Loan Quote Request.  Any subsequent Bid Loan Quote shall be disregarded by Agent unless the subsequent Bid Loan Quote is submitted solely to correct a manifest error in a former Bid Loan Quote.  Agent’s notice to Borrower shall specify (x) the aggregate principal amount of the Bid Loan Borrowing for which Bid Loan Quotes have been received and (y) (I) the respective principal amounts and (II) the rates of interest so offered by each Revolving Credit Lender (identifying the Revolving Credit Lender that made each such Bid Loan Quote).

(D)          Not later than 9:00 a.m. (Cleveland time) on the Drawdown Date (or such other time and date as Borrower and Agent, with the consent of each Revolving Credit Lender that has submitted a Bid Loan Quote may agree), Borrower shall notify Agent of its acceptance or nonacceptance of the Bid Loan Quotes so notified to it, and Agent shall promptly notify each affected Revolving Credit Lender.  Failure of Borrower to timely given such notice shall constitute nonacceptance of the Bid Loan Quotes.  In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that are accepted.  Borrower may accept any Bid Loan Quote in whole or in part; provided that (1) any Bid Loan Quote accepted in part shall be at least $1,000,000 and multiples of $1,000,000 in excess thereof; (2) the aggregate principal amount of each Bid Loan Borrowing may not exceed the applicable amount set forth in the related Bid Loan Quote Request; (3) the aggregate principal amount of each Bid Loan Borrowing shall be at least $2,000,000 and multiples of $1,000,000 in excess thereof and shall not cause the limits specified above to be violated; (4) Borrower must accept all Absolute Rate Bids at all lower fixed interest rates before accepting any portion of an Absolute Rate Bid at a higher fixed interest rate; (5) Borrower must accept all LIBOR Margin Bids at all lower margins over (or greater margins under) LIBOR before accepting any portion of a LIBOR Margin Bid at a higher margin above (or lower margin under); and (6) Borrower may not accept any offer where Agent has advised Borrower that such offer fails to comply with this §2.1(c)(ii) or otherwise fails to comply with the requirements of this Agreement.  If offers are made by two or more Revolving Credit Lenders with the same interest rates for a greater aggregate principal amount than the amount in respect of which offers are permitted to be accepted for the related Interest Period, the principal amount of Bid Loans in respect of which such offers are accepted shall be allocated by Borrower among such Revolving Credit Lenders as nearly as possible (in amounts of at least $1,000,000 and multiples of $500,000 in excess thereof) in proportion to the aggregate principal amount of such offers.  Determinations by Borrower of the amounts of Bid Loans shall be conclusive in the absence of manifest error.  Notwithstanding anything else contained herein, Borrower shall have no obligation to accept any Bid Loan Quote by a Defaulting Lender.

(E)           Subject to the terms set forth in this Agreement, any Revolving Credit Lender whose offer to make any Bid Loan has been accepted shall, prior to 10:00 a.m. (Cleveland time) on the date specified for the making of such Loan, make the amount of such Loan available to Agent in immediately available funds, for the account of Borrower. The amount so received by Agent shall, subject to the terms and conditions of this Agreement, be made available to Borrower on or before 11:00 a.m. (Cleveland time) on such date by depositing the same, in immediately available funds, in an account of Borrower designated by Borrower and maintained with Agent.

(F)           The Bid Loans shall be evidenced by separate promissory notes of Borrower in substantially the form of Exhibit D hereto (collectively, the “Bid Loan Notes”), dated of even date with this Agreement (except as otherwise provided in §2.11 or §18.3) in the amount of the Bid Loan Sublimit and completed with appropriate insertions.  One Bid Loan Note shall be payable to each Revolving Credit Lender in the principal amount equal to the Bid Loan Sublimit or, if less, the outstanding amount of all Bid Loans made by such Revolving Credit Lender, plus interest accrued thereon, as provided in this Agreement.  Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Bid Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Bid Loan or (as the case may be) the receipt of such payment.  The Outstanding Bid Loans set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each applicable Revolving Credit Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of Borrower hereunder or under any Bid Loan Note to make payments of principal of or interest on any Bid Loan Note when due.

(G)          Each Bid Loan shall be subject to all of the terms of this Agreement generally, provided that any Revolving Credit Lender who makes a Bid Loan to Borrower shall not, subject to the terms of §2.1(a), be relieved of its obligation to make Revolving Credit Loans to Borrower.  Unless the Bid Loan Quote Request specifies that the requested Bid Loan is prepayable, no Bid Loan may be prepaid without the prior written consent of the affected Lender.

§2.2        Commitment to Lend Term Loans.

(a)                   Each of the Term Loan A Lenders severally has advanced pursuant to the Existing Credit Agreement such Term Loan A Lender’s Term Loan A Commitment, which remains fully advanced and Outstanding under this Agreement.

(i)         The Term Loans A shall be evidenced by separate promissory notes of Borrower in substantially the form of Exhibit B-1 hereto (collectively, the “Term Loan A Notes”), dated of even date with this Agreement (except as otherwise provided in §2.11 or §18.3) and completed with appropriate insertions.  One Term Loan A Note shall be payable to each Term Loan A Lender in the principal amount equal to such Term Loan A Lender’s Term Loan A Commitment or, if less, the outstanding amount of all Term Loans A made by such Term Loan A Lender, plus interest accrued thereon, as set forth below.  Borrower irrevocably authorizes Agent to make or cause to be made, as of the time of the Drawdown Date of any Term Loan A or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Term Loan A or (as the case may be) the receipt of such payment.  The outstanding amount of the Term Loans A set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Term Loan A Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of Borrower hereunder or under any Term Loan A Note to make payments of principal of or interest on any Term Loan A Note when due.  By delivery of the Term Loan A Notes, there shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the indebtedness evidenced by the “Term Loan Notes” as defined in the Existing Credit Agreement, which indebtedness is instead allocated among the Term Loan A Lenders as of the date hereof and evidenced by this Agreement and the Term Loan A Notes in accordance with their respective Term Loan A Commitment Percentages, and the “Term Loan Notes” as defined in the Existing Credit Agreement are amended and restated by the Term Loan A Notes.  The Drawdown Date for any of the Term Loans A which does not have an Interest Period commencing on the Closing Date shall be the currently effective “Drawdown Date” for the “Term Loans” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement, and the “Interest Periods” (as defined in the Existing Credit Agreement) with respect to such “Term Loans” under the Existing Credit Agreement shall remain in effect.

(b)      Subject to the terms and conditions set forth in this Agreement, each of the Term Loan B Lenders severally agrees to lend to Borrower, and Borrower agrees to borrow, on the Closing Date upon notice by Borrower to the Agent given in accordance with §2.7(b), the Term Loans B, equal to such Term Loan B Lender’s Term Loan B Commitment; provided that, in all events in accordance with §11.2 no Default or Event of Default shall have occurred and be continuing; and provided, further, that the Outstanding Term Loans B (after giving effect to all amounts requested), shall not at any time exceed the Total Term Loan B Commitment and the Outstanding Revolving Credit Loans, Outstanding Term Loans (after giving effect to all amounts requested), Outstanding Swing Loans, Outstanding Bid Loans and aggregate Letter of Credit Liabilities shall not at any time exceed the Total Commitment.  The Term Loans B shall be made pro rata in accordance with each Term Loan B Lender’s Term Loan B Commitment Percentage.  Each request for a Term Loan B hereunder shall constitute a representation and warranty by Borrower that all of the conditions required of Borrower set forth in §10 and §11 have been satisfied on the date of such request.  The Agent may assume that the conditions in §10 and §11 have been satisfied unless it receives prior written notice from a Term Loan B Lender that such conditions have not been satisfied.  No Term Loan B Lender shall have any obligation to make Term Loans B to Borrower in the maximum aggregate principal outstanding balance of more than the principal face amount of its Term Loan B Note.  The Term Loans B shall not be deemed to be made pursuant to a “Commitment Increase” pursuant to §2.11 of the Existing Credit Agreement.

(i)    The Term Loans B shall be evidenced by separate promissory notes of Borrower in substantially the form of Exhibit B-2 hereto (collectively, the “Term Loan B Notes”), dated of even date with this Agreement (except as otherwise provided in §2.11 or §18.3) and completed with appropriate insertions.  One Term Loan B Note shall be payable to each Term Loan B Lender in the principal amount equal to such Term Loan B Lender’s Term Loan B Commitment or, if less, the outstanding amount of all Term Loans B made by such Term Loan B Lender, plus interest accrued thereon, as set forth below.  Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Term Loan B or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Term Loan B or (as the case may be) the receipt of such payment.  The outstanding amount of the Term Loans B set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Term Loan B Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of Borrower hereunder or under any Term Loan B Note to make payments of principal of or interest on any Term Loan B Note when due.

§2.3        Unused Fee; Facility Fee.

(a)           Subject to Section 2.3(b), Borrower agrees to pay to the Agent for the account of the Revolving Credit Lenders (other than a Defaulting Lender for such period of time as such Lender is a Defaulting Lender) in accordance with their respective Revolving Credit Commitment Percentages an unused fee (the “Unused Fee”) calculated at the rate per annum as set forth below on the average daily amount by which the Total Revolving Credit Commitment exceeds the Outstanding Revolving Credit Loans, aggregate Letter of Credit Liabilities, and the Outstanding Swing Loans, during each calendar quarter or portion thereof commencing on the date hereof and ending on the Revolving Credit Maturity Date, subject to §2.3(b).  The Unused Fee shall be calculated for each quarter based on the ratio (expressed as a percentage) of (a) the average amount of the Outstanding Revolving Credit Loans, Outstanding Bid Loans, Outstanding Swing Loans and aggregate Letter of Credit Liabilities during such quarter to (b) the Total Revolving Credit Commitment, and if such ratio is less than fifty percent (50%), the Unused Fee shall be payable at the rate of 0.25%, and if such ratio is equal to or greater than fifty percent (50%), the Unused Fee shall be payable at the rate of 0.15%.  The Unused Fee shall be payable quarterly in arrears on the first (1st) day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Total Revolving Credit Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Revolving Credit Maturity Date.

(b)           From and after the date that Agent receives written notice that Borrower has first obtained an Investment Grade Rating and that Borrower has irrevocably elected to have the Applicable Margin determined pursuant to subparagraph (b) of the definition of Applicable

Margin, the Unused Fee shall no longer accrue (but any accrued Unused Fee shall be payable as provided in §2.3(a)), and from and thereafter, Borrower agrees to pay to the Agent for the account of the Lenders that are Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages a facility fee (the “Facility Fee”) calculated at the rate per annum set forth below based upon the applicable Credit Rating Level on the Total Revolving Credit Commitment:

Credit Rating Level	Facility Fee Rate
Credit Rating Level 1	0.15%
Credit Rating Level 2	0.15%
Credit Rating Level 3	0.20%
Credit Rating Level 4	0.25%
Credit Rating Level 5	0.30%

The Facility Fee shall be calculated for each day and shall be payable quarterly in arrears on the first (1st) day of each fiscal quarter for the immediately preceding fiscal quarter or portion thereof, and on any earlier date on which the Revolving Credit Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Revolving Credit Maturity Date.  The Facility Fee shall be determined by reference to the Credit Rating Level in effect from time to time; provided, however, that no change in the Facility Fee rate resulting from a change in the Credit Rating Level shall be effective until three (3) Business Days after the date on which the Agent receives written notice of a change.

§2.4        Reduction and Termination of the Revolving Credit Commitments.  Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce by $5,000,000 or an integral multiple of $1,000,000 in excess thereof (provided that in no event shall the Total Revolving Credit Commitment be reduced in such manner to an amount less than fifty percent (50%) of the greatest Total Revolving Credit Commitment in effect under this Agreement at any time) or to terminate entirely the Revolving Credit Commitments, whereupon the Revolving Credit Commitments of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Revolving Credit Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.8; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, (a) the sum of Outstanding Revolving Credit Loans, the Outstanding Swing Loans, the Outstanding Bid Loans, and the Letter of Credit Liabilities would exceed the Revolving Credit Commitments of the Revolving Credit Lenders as so terminated or reduced, or (b) the Outstanding Bid Loans would exceed the Bid Loan Sublimit as so terminated or reduced.  Promptly after receiving any notice from Borrower delivered pursuant to this §2.4, the Agent will notify the Revolving Credit Lenders of the substance thereof.  Any reduction of the Revolving Credit Commitments shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the maximum amount of Swing Loans, Bid Loans and Letters of Credit.  Upon the effective date of any such reduction or termination, Borrower shall pay to the Agent for the respective accounts of the Lenders the full amount of any Unused

Fee or Facility Fee under §2.3 then accrued on the amount of the reduction.  No reduction or termination of the Revolving Credit Commitments may be reinstated.

§2.5        Swing Loan Commitment.

(a)           Subject to the terms and conditions set forth in this Agreement, Swing Loan Lender agrees to lend to Borrower (the “Swing Loans”), and Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is five (5) Business Days prior to the Revolving Credit Maturity Date upon notice by Borrower to the Swing Loan Lender given in accordance with this §2.5, such sums as are requested by Borrower for the purposes set forth in §2.9 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided that in all events (i) in accordance with §11.2 no Default or Event of Default shall have occurred and be continuing; (ii) the Outstanding Revolving Credit Loans, Outstanding Swing Loans (after giving effect to all amounts requested), Outstanding Bid Loans plus Letter of Credit Liabilities shall not at any time exceed the Total Revolving Credit Commitment; and (iii) the Outstanding Revolving Credit Loans, Outstanding Term Loans, Outstanding Swing Loans (after giving effect to all amounts requested), Outstanding Bid Loans plus Letter of Credit Liabilities shall not at any time exceed the Total Commitment.  Notwithstanding anything to the contrary contained in this §2.5, the Swing Loan Lender shall not be obligated to make any Swing Loan at a time when any other Revolving Credit Lender is a Defaulting Lender, unless the Swing Loan Lender is reasonably satisfied that the participation therein will otherwise be fully allocated to the Revolving Credit Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall not participate therein, except to the extent the Swing Loan Lender has entered into arrangements with Borrower or such Defaulting Lender that are satisfactory to the Swing Loan Lender in its good faith determination to eliminate the Swing Loan Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral.  Swing Loans shall constitute “Revolving Credit Loans” for all purposes hereunder.  The funding of a Swing Loan hereunder shall constitute a representation and warranty by Borrower that all of the conditions set forth in §10 and §11 have been satisfied on the date of such funding.  The Swing Loan Lender may assume that the conditions in §10 and §11 have been satisfied unless Swing Loan Lender has received written notice from a Revolving Credit Lender that such conditions have not been satisfied.  Each Swing Loan shall be due and payable within five (5) Business Days of the date such Swing Loan was provided and Borrower hereby agrees (to the extent not repaid as contemplated by §2.5(d) below) to repay each Swing Loan on or before the date that is five (5) Business Days from the date such Swing Loan was provided.  A Swing Loan may not be refinanced with another Swing Loan.

(b)           The Swing Loans shall be evidenced by a separate promissory note of Borrower in substantially the form of Exhibit C hereto (the “Swing Loan Note”), dated the date of this Agreement and completed with appropriate insertions.  The Swing Loan Note shall be payable to the Swing Loan Lender in the principal face amount equal to the Swing Loan Commitment and shall be payable as set forth below.  Borrower irrevocably authorizes the Swing Loan Lender to make or cause to be made, at or about the time of the Drawdown Date of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Lender’s Record reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Swing Loans set forth on the Swing Loan Lender’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swing Loan Lender, but the failure to record, or any error in so recording, any such amount on the Swing Loan Lender’s Record shall not limit or otherwise affect the obligations of Borrower hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due.  By delivery of the Swing Loan Notes, there shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the indebtedness evidenced by the “Swing Loan Notes” as defined in the Existing Credit Agreement, which indebtedness is instead evidenced by this Agreement and the Swing Loan Note.

(c)           Borrower shall request a Swing Loan by delivering to the Swing Loan Lender a Revolving Credit Loan Request executed by an Authorized Officer no later than 11:00 a.m. (Cleveland time) on the requested Drawdown Date specifying the amount of the requested Swing Loan (which shall be in the minimum amount of $1,000,000.00) and providing the wire instructions for the delivery of the Swing Loan proceeds.  The Revolving Credit Loan Request shall also contain the statements and certifications required by §2.7(i) and (ii).  Each such Revolving Credit Loan Request shall be irrevocable and binding on Borrower and shall obligate Borrower to accept such Swing Loan on the Drawdown Date.  Notwithstanding anything herein to the contrary, a Swing Loan shall be a Base Rate Loan and shall bear interest at the Base Rate plus the Applicable Margin for Revolving Credit Base Rate Loans.  The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Lender to Borrower no later than 1:00 p.m. (Cleveland time).

(d)           The Swing Loan Lender shall, within two (2) Business Days after the Drawdown Date with respect to such Swing Loan, request each Revolving Credit Lender, including the Swing Loan Lender, to make a Revolving Credit Loan pursuant to §2.1(a) in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given.  In the event that Borrower does not notify the Agent in writing on or before noon (Cleveland Time) of the second (2nd) Business Day after the Drawdown Date with respect to such Swing Loan that such Swing Loan shall be repaid within five (5) Business Days after the date such Swing Loan was provided, Agent shall notify the Revolving Credit Lenders that such Revolving Credit Loan shall be a Revolving Credit LIBOR Rate Loan with an Interest Period of one (1) month, provided that the making of such Revolving Credit LIBOR Rate Loan will not be in contravention of any other provision of this Agreement, or if the making of a Revolving Credit LIBOR Rate Loan would be in contravention of this Agreement, then such notice shall indicate that such Loan shall be a Base Rate Loan.  Borrower hereby irrevocably authorizes and directs the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to the Agent for the benefit of the Swing Loan Lender pursuant to this §2.5(d) shall be considered a Revolving Credit Loan pursuant to §2.1.  Unless any of the events described in paragraph (h), (i) or (j) of §12.1 shall have occurred (in which event the procedures of §2.5(e) shall apply), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at the Agent’s Head Office prior to 12:00 noon (Cleveland time) in funds immediately available no later than the third (3rd) Business Day after the date such notice is given just as if the Revolving Credit Lenders were funding directly to Borrower, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes.  The proceeds of such Revolving Credit Loan shall be immediately applied to repay the Swing Loans.

(e)           If for any reason a Swing Loan cannot be refinanced by a Revolving Credit Loan pursuant to §2.5(d), each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.5(d) was to have been made, purchase an undivided participation interest in the Swing Loan in an amount equal to its Revolving Credit Commitment Percentage of such Swing Loan.  Each Revolving Credit Lender will immediately transfer to the Swing Loan Lender in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Revolving Credit Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.

(f)            Whenever at any time after the Swing Loan Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participation interest in a Swing Loan, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Revolving Credit Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.

(g)           Each Revolving Credit Lender’s obligation to fund a Revolving Credit Loan as provided in §2.5(d) or to purchase participation interests pursuant to §2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or Borrower may have against the Swing Loan Lender, Borrower or Guarantors or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of Borrower, REIT or any of their respective Subsidiaries; (iv) any breach of this Agreement or any of the other Loan Documents by Borrower, Guarantors or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Any portions of a Swing Loan not so purchased or converted may be treated by the Agent and Swing Loan Lender as against such Revolving Credit Lender as a Revolving Credit Loan which was not funded by the non-purchasing Revolving Credit Lender as contemplated by §2.8 and §12.5, and shall have such rights and remedies against such Lender as are set forth in §§2.8, 2.13, 12.5 and 14.5.  Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Revolving Credit Lender under its Commitment.

§2.6        Interest on Loans.

(a)           Each Revolving Credit Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Revolving Credit Base Rate Loan is repaid or converted to a Revolving Credit LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Revolving Credit Base Rate Loans.

(b)           Each Revolving Credit LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for Revolving Credit LIBOR Rate Loans.

(c)           Each Term Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Term Base Rate Loan is repaid or converted to a Term LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Term Base Rate Loans.

(d)           Each Term LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of the LIBOR determined for such Interest Period plus the Applicable Margin for Term LIBOR Rate Loans.

(e)           Each Bid Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Bid Loan is repaid at the rate per annum quoted by the Lender or Lenders making such Bid Loan pursuant to §2.1(c).

(f)            Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(g)           Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

§2.7        Requests for Loans.

(a)           Requests for Revolving Credit Loans.  Except with respect to the initial Revolving Credit Loan on the Closing Date, Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit F hereto (or telephonic notice confirmed in writing in the form of Exhibit F hereto) of each Revolving Credit Loan requested hereunder (a “Revolving Credit Loan Request”) by 11:00 a.m. (Cleveland time) one (1) Business Day prior to the proposed Drawdown Date with respect to Revolving Credit Base Rate Loans and three (3) Business Days prior to the proposed Drawdown Date with respect to Revolving Credit LIBOR Rate Loans.  Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan, the initial Interest Period (if applicable) for such Revolving Credit Loan and the Drawdown Date.  Each such notice shall also contain (i) a general statement as to the purpose for which such advance shall be used (which purpose shall be in accordance with the terms of §2.9) and (ii) a certification by the chief financial officer, chief accounting officer or accounting officer reasonably approved by Agent of Borrower (or of REIT) that Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making and use of such Revolving Credit Loan.  Promptly upon receipt of any such notice, the Agent shall notify each of the Revolving Credit Lenders thereof.  Each such Revolving Credit Loan Request shall be irrevocable and binding on Borrower and shall obligate Borrower to accept the Revolving Credit Loan requested from the Revolving Credit Lenders on the proposed Drawdown Date.  Nothing herein shall prevent Borrower from seeking recourse against any Revolving Credit Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement.  Each Revolving Credit Loan Request shall be (a) for a Revolving Credit Base Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof; or (b) for a Revolving Credit LIBOR Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof; provided, however, that there shall be no more than ten (10) LIBOR Rate Loans (whether Term Loan, Revolving Credit Loan or Bid Loan) outstanding at any one time unless all of the Lenders agree to allow additional LIBOR Rate Loans.

(b)           [Intentionally Omitted.]

§2.8        Funds for Loans.

(a)           Not later than 1:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Revolving Credit Loans or Term Loans, each of the Revolving Credit Lenders or Term Loan Lenders, as applicable, will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1 or §2.2.  Upon receipt from each such Revolving Credit Lender or Term Loan Lender, as applicable, of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to Borrower the aggregate amount of such Revolving Credit Loans or Term Loans made available to the Agent by the Revolving Credit Lenders or Term Loan Lenders, as applicable, by crediting such amount to the account of Borrower maintained at the Agent’s Head Office.  The failure or refusal of any Revolving Credit Lender or Term Loan Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date of any Revolving Credit Loans or Term Loans the amount of its Commitment Percentage of the requested Loans shall not relieve any other Revolving Credit Lender or Term Loan Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional Revolving Credit Loans or Term Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing.

(b)           Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date of any Revolving Credit Loans or Term Loans that such Lender will not make available to Agent such Lender’s Commitment Percentage of a proposed Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to Borrower, and such Lender shall be liable to the Agent for the amount of such advance.  If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify Borrower, and Borrower shall promptly pay such corresponding amount to the Agent.  The Agent shall also be entitled to recover from the Lender or Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate.

§2.9        Use of Proceeds.  Borrower shall use the proceeds of the Loans and the Letters of Credit solely to (a) pay closing costs in connection with this Agreement; (b) repay Indebtedness, fund future development projects and property and equipment acquisitions of Borrower and its Subsidiaries and (d) for general corporate purposes.  In no event shall Borrower and the Guarantors use the proceeds of the Loans and the Letters of Credit to purchase or carry, or extend credit to others for the purpose of purchasing or carrying, any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§2.10      Letters of Credit.

(a)           Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is ninety (90) days prior to the Revolving Credit Maturity Date, the Issuing Lender shall issue such Letters of Credit as Borrower may request upon the delivery of a written request in the form of Exhibit H hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed Fifty Million Dollars ($50,000,000.00), (iii) in no event shall the sum of (A) the Revolving Credit Loans Outstanding, (B) the Swing Loans Outstanding, (C) the Bid Loans Outstanding, and (D) the amount of Letter of Credit Liabilities (after giving effect to all Letters of Credit requested) exceed the Total Revolving Credit Commitment, (iv) in no event shall the aggregate Outstanding Term Loans, Outstanding Revolving Credit Loans, Outstanding Swing Loans, Outstanding Bid Loans and the aggregate Letter of Credit Liabilities (after giving effect to any requested Letters of Credit) exceed the Total Commitment or cause a violation of the covenant set forth in §9.1, (v) the conditions set forth in §§10 and 11 shall have been satisfied, and (vi) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit.  Notwithstanding anything to the contrary contained in this §2.10, the Issuing Lender shall not be obligated to issue, amend, extend, renew or increase any Letter of Credit at a time when any other Revolving Credit Lender is a Defaulting Lender, unless the Issuing Lender is reasonably satisfied that the participation therein will otherwise be fully allocated to the Revolving Credit Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall have no participation therein, except to the extent the Issuing Lender has entered into arrangements with Borrower or such Defaulting Lender which are satisfactory to the Issuing Lender in its good faith determination to eliminate the Issuing Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral.  The Issuing Lender may assume that the conditions in §10 and §11 have been satisfied unless it receives written notice from a Revolving Credit Lender that such conditions have not been satisfied.  Each Letter of Credit Request shall be executed by an Authorized Officer of Borrower.  The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of Borrower.  The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request.  Borrower assumes all risks with respect to the use of the Letters of Credit.  Unless the Issuing Lender and the Majority Revolving Credit Lenders otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending one year after the date of issuance thereof, subject to extension pursuant to an “evergreen” clause acceptable to Agent and Issuing Lender (but in any event the term shall not extend beyond the Revolving

Credit Maturity Date).  The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Revolving Credit Commitment as a Revolving Credit Loan.  The Existing Letters of Credit shall upon the Closing Date be deemed to be Letters of Credit under this Agreement.

(b)           Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued.  Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by the chief financial, chief accounting officer or other accounting officer reasonably approved by Agent of Borrower that Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit.  Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit K attached hereto) and documents as the Issuing Lender may require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

(c)           The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to §2.10(b).  Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.

(d)           Upon the issuance of a Letter of Credit, each Revolving Credit Lender shall be deemed to have purchased a participation therein from Issuing Lender in an amount equal to its respective Revolving Credit Commitment Percentage of the amount of such Letter of Credit.  No Revolving Credit Lender’s obligation to participate in a Letter of Credit shall be affected by any other Revolving Credit Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.

(e)           Upon the issuance of each Letter of Credit, Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit issuance fee calculated at the rate per annum equal to one-eighth of one percent (0.125%) of the amount available to be drawn under such Letter of Credit (which fee shall not be less than $1,500 in any event), and (ii) for the accounts of the Revolving Credit Lenders that are Non-Defaulting Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin for Revolving Credit LIBOR Rate Loans on the amount available to be drawn under such Letter of Credit.  Such fee under clause (e)(i) shall be payable upon issuance of the Letter of Credit, and the fee under clause (e)(ii) shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Revolving Credit Commitments shall terminate and on the expiration or return of any Letter of Credit.  In addition, Borrower shall pay to Issuing Lender for its own account within five (5) days of demand of Issuing Lender the standard issuance, documentation and service charges for Letters of Credit issued from time to time by Issuing Lender.

(f)            In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Revolving Credit Base Rate Loan under this Agreement (Borrower being deemed to have requested a Revolving Credit Base Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Revolving Credit Base Rate Loan under this Agreement) and the Agent shall promptly notify each Revolving Credit Lender by telex, telecopy, telegram, electronic mail, telephone (confirmed in writing) or other similar means of transmission, and each Revolving Credit Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such Letter of Credit (to the extent of the amount drawn).  Borrower further hereby irrevocably authorizes and directs Agent to notify the Revolving Credit Lenders of Borrower’s intent to convert such Revolving Credit Base Rate Loan to a Revolving Credit LIBOR Rate Loan with an Interest Period of one (1) month on the third (3rd) Business Day following the funding by the Revolving Credit Lenders of their advance under this §2.10(f), provided that the making of such Revolving Credit LIBOR Rate Loan shall not be a contravention of any provision of this Agreement.  If and to the extent any Revolving Credit Lender shall not make such amount available on the Business Day on which such draw is funded, such Revolving Credit Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1.0%) for each day thereafter.  Further, such Revolving Credit Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Revolving Credit Lender was required to fund pursuant to this §2.10(f) until such amount has been funded (as a result of such assignment or otherwise).  In the event of any such failure or refusal, the Revolving Credit Lenders not so failing or refusing shall be entitled to a priority position for such amounts as provided in §12.5.  The failure of any Revolving Credit Lender to make funds available to the Agent in such amount shall not relieve any other Revolving Credit Lender of its obligation hereunder to make funds available to the Agent pursuant to this §2.10(f).

(g)           If after the issuance of a Letter of Credit pursuant to §2.10(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Revolving Credit Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.10(f) was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Revolving Credit Commitment Percentage of the amount of such Letter of Credit.  Each Revolving Credit Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Revolving Credit Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.

(h)           Whenever at any time after the Issuing Lender has received from any Revolving Credit Lender any such Revolving Credit Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the

Issuing Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Revolving Credit Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

(i)            The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(j)            Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof.  Neither Agent, Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Agent or any Lender.  None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to Agent, Issuing Lender or the Lenders hereunder.  In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by Agent, Issuing Lender or the other Lenders in good faith will be binding on Borrower and will not put Agent, Issuing Lender or the other Lenders under any resulting liability to Borrower; provided nothing contained herein shall relieve Issuing Lender for liability to Borrower arising as a result of the gross negligence or willful misconduct of Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§2.11      Increase in Total Commitment.

(a)           Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, Borrower shall have the option at any time and from time to time before the date which is ninety (90) days prior to the Revolving Credit Maturity Date, the Term Loan A Maturity Date or the Term Loan B Maturity Date, as applicable, to request by delivery of written notice to Agent an increase in the Total Revolving Credit Commitment and/or the Total Term Loan A Commitment and/or the Total Term Loan B Commitment, by an aggregate amount of increases to the Total Revolving Credit Commitment, Total Term Loan A Commitment and the Total Term Loan B Commitment of up

to $250,000,000 (which, assuming no previous reduction in the Revolving Credit Commitments, Term Loan A Commitments or the Term Loan B Commitments, would result in a maximum Total Commitment of $1,450,000,000) (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”).  The Commitment Increase shall be set forth in the Increase Notice, and must be in a minimum amount of $25,000,000.00 and increments of $5,000,000.00 in excess thereof unless otherwise approved by Agent.  The execution and delivery of the Increase Notice by Borrower shall constitute a representation and warranty by Borrower that all the conditions set forth in this §2.11 shall have been satisfied on the date of such Increase Notice.  The Commitment Increase may be allocated, at Borrower’s option, to the then existing Revolving Credit Commitments, or to the then existing Term Loan A Commitments or Term Loan B Commitments, or any combination thereof (provided that no Commitment Increase may be allocated to any portion of the Total Commitment as to which the applicable maturity date (i.e., the Revolving Credit Maturity Date, the Term Loan A Maturity Date or the Term Loan B Maturity Date) has occurred).

(b)           Upon receipt of any Increase Notice, the Agent shall consult with Arrangers and shall notify Borrower of the amount of facility fees to be paid to any Lenders who provide an additional Revolving Credit Commitment, Term Loan A Commitment and/or Term Loan B Commitment, as applicable, in connection with such increase in the Total Revolving Credit Commitment, the Total Term Loan A Commitment or Total Term Loan B Commitment, as applicable (which shall be in addition to the fees to be paid to Agent or Arrangers pursuant to the Agreement Regarding Fees).  If Borrower agrees to pay the facility fees so determined, then the Agent shall send a notice to all Revolving Credit Lenders, Term Loan A Lenders and/or Term Loan B Lenders, as applicable, (the “Additional Commitment Request Notice”) informing them of Borrower’s request to increase the Total Revolving Credit Commitment, Total Term Loan A Commitment, or Total Term Loan B Commitment, as applicable, and of the facility fees to be paid with respect thereto.  Each Lender who desires to provide an additional Revolving Credit Commitment, Term Loan A Commitment, and/or Term Loan B Commitment, as applicable, upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Revolving Credit Commitment, Term Loan A Commitment, and/or Term Loan B Commitment, as applicable, which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice.  If the requested increase is oversubscribed then the Agent and the Arrangers shall allocate the Commitment Increase among the Revolving Credit Lenders, Term Loan A Lenders and/or Term Loan B Lenders, as applicable, who provide such commitment letters on such basis as the Agent and the Arrangers shall, with the approval of Borrower, determine in their sole discretion.  In addition, the Agent and Arrangers shall, at Borrower’s request, invite one or more banks or lending institutions (which banks or lending institutions shall be reasonably acceptable to Agent, Arrangers and Borrower) to become a Revolving Credit Lender, Term Loan A Lender and/or Term Loan B Lender and provide an additional Revolving Credit Commitment, Term Loan A Commitment and/or Term Loan B Commitment, as applicable.  In addition, the Agent shall provide all Revolving Credit Lenders, Term Loan A Lenders and/or Term Loan B Lenders, as applicable, with a notice setting forth the amount, if any, of the additional Revolving Credit Commitment, Term Loan A Commitment and/or Term Loan B Commitment, to be provided by each Revolving Credit Lender, Term Loan A Lender and/or Term Loan B Lender, as applicable, and the revised Revolving Credit Commitment Percentages, Term Loan A Commitment Percentages and/or Term Loan B Commitment Percentages, as applicable, which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”).  In no event shall any Lender be obligated to provide an additional Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment.

(c)           On any Commitment Increase Date on which the Revolving Credit Commitment is increased, the Outstanding Revolving Credit Loans shall be reallocated among the Revolving Credit Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Revolving Credit Loans owed to each Revolving Credit Lender shall be equal to such Lender’s Revolving Credit Commitment Percentage (as in effect after the applicable Commitment Increase Date) of the Outstanding Revolving Credit Loans.  The participation interests of the Revolving Credit Lenders in Outstanding Swing Loans and Outstanding Letters of Credit shall be similarly adjusted.  On any Commitment Increase Date those Revolving Credit Lenders whose Revolving Credit Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Revolving Credit Lenders whose Revolving Credit Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans.  The funds so advanced shall be Base Rate Loans until converted to LIBOR Rate Loans which are allocated among all Lenders based on their Commitment Percentages.  Borrower further agrees to pay the Breakage Costs, if any, resulting from any Commitment Increase.

(d)           Upon the effective date of each increase in the Total Revolving Credit Commitment, Total Term Loan A Commitment or Total Term Loan B Commitment pursuant to this §2.11, the Agent may unilaterally revise Schedule 1.1 and Borrower shall execute and deliver to the Agent new Revolving Credit Notes, Term Loan A Notes and Term Loan B Notes for each Lender whose Commitment has changed so that the principal amount of such Revolving Credit Lender’s Revolving Credit Note shall equal its Revolving Credit Commitment, such Term Loan A Lender’s Term Loan A Note shall equal its Term Loan A Commitment, and such Term Loan B Lender’s Term Loan B Note shall equal its Term Loan B Commitment.  If there is an increase to the Revolving Credit Commitment, Borrower shall also execute and deliver to each Revolving Credit Lender a Bid Loan Note in the face amount of the new Bid Loan Sublimit.  The Agent shall deliver such replacement Revolving Credit Notes, Term Loan A Notes, Term Loan B Notes and Bid Loan Notes, as applicable, to the respective Lenders in exchange for the Revolving Credit Notes, Bid Loan Notes, Term Loan A Notes and Term Loan B Notes replaced thereby which shall be surrendered by such Lenders to Agent who shall deliver such replaced Notes to Borrower for cancellation.  Such new Revolving Credit Notes, Term Loan A Notes, Term Loan B Notes and Bid Loan Notes shall provide that they are replacements for the surrendered Revolving Credit Notes, Term Loan A Notes, Term Loan B Notes and Bid Loan Notes, as applicable, and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Revolving Credit Notes, Term Loan A Notes, Term Loan B Notes or Bid Loan Notes, as applicable.  Upon Agent’s request within five (5) days of issuance of any new Notes pursuant to this §2.11(d), Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Revolving Credit Notes, Term Loan A Notes, Term Loan B Notes and/or Bid Loan Notes and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement.  Any surrendered Revolving Credit Notes, Term Loan A Notes and Term Loan B Notes shall be canceled and returned to Borrower.

(e)           Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Revolving Credit Lenders providing an additional Revolving Credit Commitment to increase the Total Revolving Credit Commitment and/or the Agent and the Term Loan A Lenders or Term Loan B Lenders providing an additional Term Loan A Commitment or Term Loan B Commitment to increase the Total Term Loan A Commitment or Total Term Loan B Commitment, as applicable, pursuant to this §2.11 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Revolving Credit Commitment, the Total Term Loan A Commitment, or the Total Term Loan B Commitment, as applicable:

(i)            Payment of Activation Fee.  Borrower shall pay (A) to the Arrangers those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, subject to the terms thereof, and (B) to the Arrangers such facility fees as the Revolving Credit Lenders, Term Loan A Lenders or Term Loan B Lenders, as applicable, who are providing an additional Commitment may require to increase or provide the aggregate Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances.  The Arrangers shall pay to the Lenders acquiring or providing the applicable Commitment Increase any fees set forth pursuant to any separate agreement; and

(ii)           No Default.  On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Revolving Credit Commitment, Total Term Loan A Commitment or Total Term Loan B Commitment is increased, there shall exist no Default or Event of Default; and

(iii)          Representations True.  The representations and warranties made by Borrower and the Guarantors in the Loan Documents or otherwise made by Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Revolving Credit Commitment, Total Term Loan A and/or Total Term Loan B Commitment is increased, both immediately before and after the Total Commitment is increased (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); and

(iv)          Additional Documents and Expenses.  Borrower shall execute and deliver (or cause to be executed and delivered) to Agent and the Lenders such additional documents, instruments, certifications and opinions as the Agent may reasonably require in its reasonable discretion, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase; and

(v)           Other.  Borrower shall satisfy such other conditions to such increase as Agent may require in its reasonable discretion.

§2.12      Extension of Revolving Credit Maturity Date.  Borrower shall have the one-time right and option to extend the Revolving Credit Maturity Date to October 9, 2019, upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Revolving Credit Maturity Date:

(a)           Extension Request.  Borrower shall deliver written notice of such request (the “Extension Request”) to the Agent not earlier than the date which is one hundred twenty (120) days and not later than the date which is ninety (90) days prior to the Revolving Credit Maturity Date (as determined without regard to such extension).  Any such Extension Request shall be irrevocable and binding on Borrower.

(b)           Payment of Extension Fee.  Borrower shall pay to the Agent for the pro rata accounts of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments an extension fee in an amount equal to fifteen (15) basis points on the Total Revolving Credit Commitment in effect on the Revolving Credit Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(c)           No Default.  On the date the Extension Request is given and on the Revolving Credit Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(d)           Representations and Warranties.  The representations and warranties made by Borrower and the Guarantors in the Loan Documents or otherwise made by Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Extension Request is given and on the Revolving Credit Maturity Date (as determined without regard to such extension) (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

§2.13      Defaulting Lenders.

(a)           If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Agent or Borrower under this Agreement or applicable law, but subject to the terms of §27, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Majority Lenders, Majority Revolving Credit Lenders, Majority Term Loan A Lenders, Majority Term Loan B Lenders, all of the Lenders or the affected Lenders, shall be suspended during the pendency of such failure or refusal.  If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or Borrower may have hereunder or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Effective Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document in accordance with §2.13(d) and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest.  Any amounts received by the Agent in respect of a Defaulting Lender’s Loans and/or Commitment shall be applied as set forth in §2.13(d).

(b)           Any Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitment.  Any Lender desiring to exercise such right shall give written notice thereof to the Agent and Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender.  If more than one Lender exercises such right, each such Lender shall have the right to acquire its pro rata share of such Defaulting Lender’s Commitment in proportion to the Commitments of the other Lenders exercising such right.  If after such fifth (5th) Business Day, the Lenders have not elected to purchase all of the Commitment of such Defaulting Lender, then Borrower (so long as no Default or Event of Default then exists) or the Majority Lenders may, by giving written notice thereof to the Agent, Borrower, such Defaulting Lender and the other Lenders, demand (but shall have no obligation to so demand) that such Defaulting Lender assign its Commitment to an assignee subject to and in accordance with the provisions of §18.1 for the purchase price provided for below and upon any such demand such Defaulting Lender shall comply with such demand and shall consummate such assignment (subject to and in accordance with the provisions of §18.1).  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an assignee.  Upon any such purchase or assignment, and any such demand with respect to which the conditions specified in §18.1 have been satisfied, the Defaulting Lender’s interest in its Commitments, Loans and rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase and assignment, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement.  The purchase price for the Commitment of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by Borrower to the Defaulting Lender plus any accrued but unpaid interest thereon and any accrued but unpaid fees incurred prior to such Lender becoming a Defaulting Lender.  Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to §2.13(d).

(c)           During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire, refinance or fund participations in Letters of Credit pursuant to §2.10(g) or Swing Loans pursuant to §2.5(e) shall be reallocated among the Revolving Credit Lenders that are Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (computed without giving effect to the Revolving Credit Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Revolving Credit Lender becomes a Defaulting Lender, no Default or Event of Default exists, (ii) the conditions set forth in §10 and §11 are satisfied at the time of such reallocation (and, unless Borrower shall have notified the Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at the time), (iii) the representations and warranties in the Loan Documents shall be true and correct in all material respects on and as of the date of such reallocation with the same effect as though made on and as of such date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and (iv) the aggregate obligation of each Revolving Credit Lender that is a Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (A) the Revolving Credit Commitment of that Non-Defaulting Lender minus (B) the sum of (1) the Outstanding Revolving Credit Loans of that Lender plus (2) such Lender’s pro rata portion in accordance with its Revolving Credit Commitment Percentage of outstanding Letter of Credit Liabilities and participations in Outstanding Swing Loans.  Subject to §34, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d)           Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent for the account of such Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Agent (other than with respect to Letter of Credit Liabilities) hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender (with respect to Letter of Credit Liabilities) and/or the Swing Loan Lender hereunder; third, if so determined by the Agent or requested by the Issuing Lender or the Swing Loan Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; fourth, as Borrower may request (so long as no Default or Event of Default then exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; sixth, to the payment of any amounts owing to the Agent or the Lenders (including the Issuing Lender and the Swing Loan Lender) as a result of any judgment of a court of competent jurisdiction obtained by the Agent or any Lender (including the Issuing Lender and the Swing Loan Lender) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default then exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Credit Loans, Bid Loans, Term Loans or funded participations in Letters of Credit or Swing Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Credit Loans, Bid Loans, Term Loans or funded participations in Letters of Credit or Swing Loans were made at a time when the conditions set forth in §10 and §11, to the extent required by this Agreement, were satisfied or waived, such payment shall be applied solely to pay the

Revolving Credit Loans, Bid Loans or Term Loans of, and funded participations in Letters of Credit or Swing Loans owed to, all Non-Defaulting Lenders on a pro rata basis until such time as all Revolving Credit Loans, Bid Loans, Term Loans and funded and unfunded participations in Letters of Credit and Swing Loans are held by the Revolving Credit Lenders, the applicable Bid Loan Lenders, and Term Loan Lenders pro rata in accordance with their Revolving Credit Commitment Percentages, Term Loan A Commitment Percentages and Term Loan B Commitment Percentages, as applicable, without regard to §2.13(c), prior to being applied to the payment of any Revolving Credit Loans, Bid Loans (if applicable) or Term Loans of, or funded participations in Letters of Credit or Swing Loans owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this §2.13(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto, and to the extent allocated to the repayment of principal of the Loan, shall not be considered outstanding principal under this Agreement.

(e)           Within five (5) Business Days of demand by the Issuing Lender or Swing Loan Lender from time to time, Borrower shall deliver to the Agent for the benefit of the Issuing Lender and the Swing Loan Lender cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Lender and Swing Loan Lender (after giving effect to §2.5(a), §2.10(a) and §2.13(c)) on terms reasonably satisfactory to the Issuing Lender and/or Swing Loan Lender in its good faith determination (and such cash collateral shall be in Dollars).  Any such cash collateral shall be deposited in the Collateral Account as collateral (solely for the benefit of the Issuing Lender and/or the Swing Loan Lender) for the payment and performance of each Defaulting Lender’s pro rata portion in accordance with their respective Revolving Credit Commitment Percentages of outstanding Letter of Credit Liabilities and Swing Loans.  Moneys in the Collateral Account deposited pursuant to this section shall be applied by the Agent to reimburse the Issuing Lender and/or the Swing Loan Lender immediately for each Defaulting Lender’s pro rata portion in accordance with their respective Revolving Credit Commitment Percentages of any funding obligation with respect to a Letter of Credit or Swing Loan which has not otherwise been reimbursed by Borrower or such Defaulting Lender.  Any amounts deposited in the Collateral Account (or any portion thereof) shall be refunded to Borrower promptly upon any of the following (as applicable) (i) the applicable Letter of Credit in connection with which it was provided being terminated or cancelled (without any drawing thereon), (ii) all Fronting Exposure with respect to the Issuing Lender and Swing Loan Lender has been eliminated or (iii) as provided in §§12.1 and 12.6(d) and (f).

(f)                            Each Revolving Credit Lender that is a Defaulting Lender shall not be entitled to receive any Unused Fee or Facility Fee pursuant to §2.3 for any period during which that Lender is a Defaulting Lender.

(i)            Each Revolving Credit Lender that is a Defaulting Lender shall not be entitled to receive Letter of Credit fees pursuant to §2.10(e) for any period during which that Revolving Credit Lender is a Defaulting Lender.

(ii)           With respect to any Unused Fee, Facility Fee or Letter of Credit fees not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, Borrower shall (x) pay to each Non-Defaulting Lender that is a Revolving Credit Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to §2.13(c), (y) pay to the Issuing Lender and Swing Loan Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or Swing Loan Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay any remaining amount of any such fee.

(g)           If Borrower (so long as no Default or Event of Default exists and is continuing) and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Commitments (without giving effect to §2.13(c)), whereupon such Lender will cease to be a Defaulting Lender and any applicable cash collateral provided by Borrower shall be promptly refunded to Borrower; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while such Lender was a Defaulting Lender (including any application of such payments pursuant to §2.13(d)); and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

§3.          REPAYMENT OF THE LOANS.

§3.1        Stated Maturity.  Borrower promises to pay on the Revolving Credit Maturity Date and there shall become absolutely due and payable on the Revolving Credit Maturity Date all of the Outstanding Revolving Credit Loans, Outstanding Swing Loans and the Letter of Credit Liabilities outstanding on such date, together with any and all accrued and unpaid interest thereon.  Borrower promises to pay all Outstanding Bid Loans in full, together with any and all accrued and unpaid interest thereon, on the maturity date thereof as provided in the applicable Bid Loan Quote Request, but in any event not later than the Revolving Credit Maturity Date.  Borrower promises to pay on the Term Loan A Maturity Date and there shall become absolutely due and payable on the Term Loan A Maturity Date all of the Outstanding Term Loans A on such date, together with any and all accrued and unpaid interest thereon.  Borrower promises to pay on the Term Loan B Maturity Date and there shall become absolutely due and payable on the Term Loan B Maturity Date all of the Outstanding Term Loans B on such date, together with any and all accrued and unpaid interest thereon.

§3.2        Mandatory Prepayments.  If at any time the sum of the aggregate Outstanding Revolving Credit Loans, Outstanding Swing Loans, Outstanding Bid Loans and the aggregate Letter of Credit Liabilities exceeds the Total Revolving Credit Commitment, then Borrower shall, within five (5) Business Days of such occurrence pay the amount of such excess to the Agent for the respective accounts of the Revolving Credit Lenders, as applicable, for application to the Revolving Credit Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.8, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lender and the amount of any Bid Loans shall be paid solely to the applicable Bid Loan Lender.  If at any time the sum of the aggregate outstanding principal amount of the Bid Loans exceeds the Bid Loan Sublimit, then Borrower shall, within five (5) Business Days of such occurrence pay the amount of such excess to the Agent for the respective accounts of the Bid Loan Lenders, as applicable, for application to the Bid Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.8.

§3.3        Optional Prepayments.

(a)           Borrower shall have the right, at its election, to prepay the outstanding amount of the Term Loans, the Revolving Credit Loans and Swing Loans, as a whole or in part, at any time without penalty or premium, and except as provided in the applicable Bid Loan Quote Request, Bid Loans may not be voluntarily prepaid at any time without the prior written consent of the Bid Loan Lender(s) making such Bid Loans.  Notwithstanding anything herein to the contrary, if any prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8.

(b)           Borrower shall give the Agent, no later than 10:00 a.m. (Cleveland time) at least three (3) days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent).  Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan or the prepayment of Revolving Credit Loans on the Closing Date with proceeds of the Term Loans B.

§3.4        Partial Prepayments.  Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment.  Each partial prepayment shall, in the absence of instructions by Borrower, be applied first to Revolving Credit Loans as provided below, then to Term Loans A and then to Term Loans B.  For Revolving Credit Loans, each partial payment under §3.2 and §3.3 shall be applied first to the principal of any Outstanding Swing Loans, second to any Outstanding Bid Loans and last to the principal of any Outstanding Revolving Credit Loans.  Any prepayment with respect to each category of Loans shall be applied as provided above first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans.

§3.5        Effect of Prepayments.  Amounts of the Revolving Credit Loans prepaid under §3.2 and §3.3 prior to the Revolving Credit Maturity Date may be reborrowed as provided in §2.  Amounts of the Term Loans prepaid under this Agreement may not be reborrowed.

§4.          CERTAIN GENERAL PROVISIONS.

§4.1        Conversion Options.

(a)           Borrower may elect from time to time to convert any of its Outstanding Revolving Credit Loans, Term Loans A or Term Loans B to a Revolving Credit Loan, Term

Loan A or Term Loan B, respectively, of another Type and such Revolving Credit Loans, Term Loans A or Term Loans B shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than ten (10) LIBOR Rate Loans (whether Revolving Credit, Term Loan or Bid Loan) outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing.  All or any part of the Outstanding Revolving Credit Loans, Term Loans A or Term Loans B of any Type may be converted as provided herein, provided that no partial conversion shall result in a Revolving Credit Base Rate Loan or Term Base Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $100,000.00 or a Revolving Credit LIBOR Rate Loan or Term Base Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $1,000,000.00.  On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be.  Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by Borrower.  A Bid Loan may not be continued or converted.

(b)           Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c)           In the event that Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically continued at the end of the applicable Interest Period as a LIBOR Rate Loan for an Interest Period of one month unless such Interest Period shall be greater than the time remaining until the applicable Revolving Credit Maturity Date, the Term Loan A Maturity Date or the Term Loan B Maturity Date, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

§4.2        Fees.  Borrower agrees to pay to KeyBank, Agent, Syndication Agent and Arrangers for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to a fee letter dated August 27, 2014 among Borrower, KeyBank, Syndication Agent and Arrangers and a fee letter dated March 17, 2016 among Borrower, KeyBank, Syndication Agent and Arrangers (collectively the “Agreement Regarding Fees”).  Any annual agency or administration fee payable under the Agreement Regarding Fees shall be paid on the terms set forth therein.  All such fees shall be fully earned when paid and nonrefundable under any circumstances.

§4.3                        [Intentionally Omitted.]

§4.4                        Funds for Payments.

(a)                                 All payments of principal, interest, facility fees, Letter of Credit fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds.  To the extent not already paid pursuant to the preceding sentence, the Agent is hereby authorized to charge the accounts of Borrower with KeyBank, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders (including the Swing Loan Lender and any applicable Bid Loan Lender) under the Loan Documents.  Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent.

(b)                                 All payments by Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim, and free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower or other applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this §4.4) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                                  Borrower and the Guarantors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)                                 Borrower and the Guarantors shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this §4.4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made on a reasonable basis and in good faith.

(e)                                  Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower or a Guarantor has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of Borrower and the Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of §18.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection.

(f)                                   As soon as practicable after any payment of Taxes by Borrower or any Guarantor to a Governmental Authority pursuant to this §4.4, Borrower or such Guarantor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g)

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Agent, at the time or times reasonably requested by Borrower or the Agent, such properly completed and executed documentation reasonably requested by Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or the Agent as will enable Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person:

(A)                               any Lender that is a U.S. Person shall deliver to Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), an electronic copy (or an original if requested by Borrower or the Agent) of an executed

IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), whichever of the following is applicable:

a.                                      in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by Borrower or the Agent) of an executed IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

b.                                      an electronic copy (or an original if requested by Borrower or the Agent) of an executed IRS Form W-8ECI;

c.                                       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

d.                                      to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by Borrower or the Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), an electronic copy (or an original if requested by Borrower or the Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Agent as may be necessary for Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Agent in writing of its legal inability to do so.

(h)                                 If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this §4.4 (including by the payment of additional amounts pursuant to this §4.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this §4.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund has not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(i)                                     Each party’s obligations under this §4.4 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)                                    The obligations of Borrower to the Issuing Lenders under this Agreement (and of the Lenders to make payments to the Issuing Lender with respect to Letters of Credit and to the Swing Loan Lender with respect to Swing Loans) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:  (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which Borrower, the Guarantors or any of their Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between Borrower, the Guarantors or any of their Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by the Issuing Lender to conform to the terms of a Letter of Credit (if, in the Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; provided that such other circumstances or happenings shall not have been the result of gross negligence or willful misconduct on the part of the Issuing Lender or the Swing Loan Lender, as applicable, as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§4.5                        Computations.  All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year (or a 365- or 366-day year, as applicable, in the case of Base Rate Loans) and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  The Outstanding Loans and Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§4.6                        Suspension of LIBOR Rate Loans.  In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on Borrower and the Lenders absent manifest error) to Borrower and Lenders.  In such event (a) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify Borrower and the Lenders.

§4.7                        Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other Governmental Authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and Borrower and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law.  Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by Borrower hereunder.

§4.8                        Additional Interest.  If any LIBOR Rate Loan (including, without limitation, any Bid Loan that has a LIBOR Margin Bid) or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, or if Borrower fails to draw down on the first day of the applicable Interest Period any amount as to which Borrower has elected a LIBOR Rate Loan (including, without limitation, any Bid Loan that has a LIBOR Margin Bid), Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages (or to the Swing Loan Lender with respect to a Swing Loan or to the Bid Loan Lender with respect to a Bid Loan), in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs.  Borrower understands, agrees and acknowledges the following:  (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs.  Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.9                        Additional Costs, Etc.  Notwithstanding anything herein to the contrary, if, after the date hereof, any Applicable Law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)                                 subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, a Letter of Credit or the Loans (other than for Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes), or

(b)                                 impose on any Lender or Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender on any Letter of Credit or participation therein, or

(c)                                  impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d)                                 impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, a Letter of Credit or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i)                                     to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans, the Letters of Credit or such Lender’s Commitment, or

(ii)                                  to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans or the Letters of Credit, or

(iii)                               to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from Borrower hereunder, then, and in each such case, Borrower will (and as to clause (a) above, subject to the provisions of §4.4), within thirty (30) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum.  Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent.  Without limiting the generality of the foregoing provisions of this §4.9, any change applicable to the banking industry as a whole and lenders generally, and not solely to Agent or a Lender, based on: (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have occurred ‘after the date hereof’ or ‘after the date of this Agreement’ for purposes of this §4.9.

§4.10                 Capital Adequacy.  If after the date hereof any Lender determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital or liquidity (including, without limitation, on account of Basel III) requirements for banks or bank holding companies or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy or liquidity position) by any amount deemed by such Lender to be material, then such Lender may notify Borrower thereof.  Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof.  In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender.  Without limiting the generality of the foregoing provisions of this Section §4.10, any change applicable to the banking industry as a whole and lenders generally, and not solely to Agent or a Lender, based on:  (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules,  guidelines and directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have occurred or been adopted and gone into effect after the date hereof regardless of when adopted, enacted or issued.

Failure or delay on the part of any Lender to demand compensation pursuant to §4.9 or §4.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to §4.9 or §4.10 for any increased costs or reductions on return incurred more than 180 days prior to the date that such Lender notifies Borrower of the change giving rise to such increased costs or reduction and of such Lender’s intention to claim compensation therefor; provided further that if any such change giving rise to such increased costs or reduction is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

§4.11                 Breakage Costs.  Borrower shall pay all Breakage Costs required to be paid by it pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from Agent, or such earlier date as may be required by this Agreement.

§4.12                 Default Interest.  Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to two percent (2.0%) above the Base Rate plus the Applicable Margin for such Loan (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), and the fee payable with respect to Letters of Credit shall be increased to a rate equal to two percent (2.0%) above the Applicable Margin for a Revolving Credit Base Rate Loan, or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law.

§4.13                 Certificate.  A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to Borrower, shall be conclusive in the absence of manifest error.

§4.14                 Limitation on Interest.  Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among Borrower, Guarantors, Lenders and Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to Borrower.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This Section shall control all agreements between or among Borrower, Guarantors, Lenders and Agent.

§4.15                 Certain Provisions Relating to Increased Costs; Replacement of Lenders.  If a Lender gives notice of the existence of the circumstances set forth in §4.7 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10, then, upon request of Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action.  Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender has given notice of the existence of the circumstances set forth in §4.7 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10 and following the request of Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”), then, within thirty (30) days after such notice or request for payment or compensation, as applicable, Borrower shall have the one-time right as to such Affected Lender to be exercised by delivery of written notice delivered to the Agent and the Affected Lender within thirty (30) days of receipt of such notice, to elect to cause the Affected Lender to transfer its Commitment.  The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent).  In the event that the Lenders do not elect to acquire all of the Affected Lender’s Commitment, then the Agent, in consultation with Borrower, shall endeavor to obtain a new Lender to acquire such remaining Commitment.  Upon any such purchase of the Commitment of the Affected Lender, the Affected Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest.  The purchase price for the Affected Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Affected Lender, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

§5.                               UNSECURED OBLIGATIONS; GUARANTY.

§5.1                        Collateral.  The Lenders have agreed to make the Loans to Borrower and issue Letters of Credit to the account of Borrower on an unsecured basis.  Notwithstanding the foregoing, the Obligations shall be guaranteed pursuant to the term of the Guaranty, subject to the terms of §5.2(c).

§5.2                        Additional Subsidiary Guarantors.

(a)                                 In the event that Borrower shall request that certain Real Estate of a Subsidiary of Borrower be included as an Unencumbered Property for purposes of calculation of the Unencumbered Asset Value, Borrower shall as a condition thereto, in addition to the requirements of §7.22, cause each such Subsidiary not already constituting a Subsidiary Guarantor hereunder (and any other Subsidiary of Borrower having an ownership interest in such Subsidiary of Borrower) to execute and deliver to Agent a Joinder Agreement, and such Subsidiary (and any such other Subsidiary having an ownership interest in such Subsidiary) shall thereby become a Subsidiary Guarantor hereunder.  In addition, in the event any Subsidiary of the REIT shall constitute a Material Subsidiary within the meaning of clause (b) of the definition thereof, the Borrower shall cause such Subsidiary, as a condition to such Subsidiary’s becoming a guarantor or other obligor with respect to such other Unsecured Indebtedness described therein (unless such Indebtedness was incurred prior to such Subsidiary becoming a Subsidiary Guarantor and not in contemplation of such Subsidiary becoming a Subsidiary Guarantor, in which case such Subsidiary shall promptly execute and deliver to Agent a Joinder Agreement), cause each such Subsidiary to execute and deliver to Agent a Joinder Agreement, and such Subsidiary shall thereby become a Subsidiary Guarantor hereunder.  In addition, in the event any Subsidiary of the Borrower shall constitute a Material Subsidiary pursuant to clause (c) of the definition thereof, Borrower shall cause such Subsidiary, within thirty (30) days (or such later date as agreed to by Agent) of such Subsidiary becoming a Material Subsidiary pursuant to clause (c) of the definition thereof, to execute and deliver to Agent a Joinder Agreement, and such Subsidiary shall become a Subsidiary Guarantor hereunder.  Each such Subsidiary shall be specifically authorized, in accordance with its respective organizational documents and applicable law, to be a Guarantor hereunder.  Without limiting the terms of this agreement, Borrower shall cause all representations in the Loan Documents that apply to the Guarantors to be true and correct in all material respects, with respect to such new Subsidiary Guarantor, at the time each such Subsidiary becomes a Subsidiary Guarantor (unless such representations apply to any earlier date).  Without limiting the terms of this Agreement, Borrower shall cause all covenants in the Loan Documents that apply to the Guarantors to be true and correct, with respect to such new Subsidiary Guarantor, at the time each such Subsidiary becomes a Subsidiary Guarantor.  In connection with the delivery of any Joinder Agreement, Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

(b)                                 The Borrower may request in writing that the Agent release, and the Agent shall release (subject to the terms hereof), a Subsidiary Guarantor from the Guaranty so long as:  (i) no Default or Event of Default shall then be in existence or would occur as a result of such release; (ii) the Agent shall have received such written request at least five (5) Business Days (or such shorter period to which Agent may agree) prior to the requested date of release together with an updated Compliance Certificate which gives effect to such proposed release; and (iii) Borrower shall deliver to the Agent a certificate pursuant to which an Authorized Officer of Borrower certifies (together with such other evidence as Agent may reasonably request to confirm) that either (A) the Borrower has disposed of or simultaneously with such release will dispose of its entire interest in such Subsidiary Guarantor, all of the assets of such Subsidiary Guarantor shall be liquidated and transferred to Borrower or another Subsidiary Guarantor, or that all of the assets of such Subsidiary Guarantor have been or simultaneously with such release will be contributed to an Unconsolidated Affiliate or disposed of in compliance with the terms of this Agreement to a Person other than REIT or any of its Subsidiaries, and the net cash proceeds from such disposition are being distributed directly or indirectly to the Borrower or any Subsidiary Guarantor in connection with such disposition; or (B) if such Subsidiary Guarantor previously directly or indirectly owned an asset included in the calculation of Unencumbered Asset Value, all such assets have been removed from the calculation of the Unencumbered Asset Value in accordance with the terms of the Agreement (and such Subsidiary Guarantor is not otherwise required by the terms of this Agreement to be a Guarantor); or (C) such Subsidiary Guarantor (i) does not directly or indirectly own an asset included in the calculation of the Unencumbered Asset Value and will not, upon giving effect to such requested release, be a guarantor of or otherwise liable with respect to any other Unsecured Indebtedness of the REIT,

Borrower or any of their respective Subsidiaries of the type described in clause (b) of the definition of Material Subsidiary which would require it to be a Guarantor and (ii) would not be required to be a Guarantor pursuant to clause (c) of the definition of Material Subsidiary upon giving effect to such requested release.  Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.  Upon the request of Borrower, Agent shall reasonably cooperate with Borrower to confirm to Borrower in writing as to whether such Subsidiary Guarantor has been fully released from its Guaranty, has no further liability with respect thereto and is no longer a party to the Guaranty.  Notwithstanding the foregoing, the foregoing release provisions shall not apply to the REIT or General Partner, which may only be released upon the written approval of Agent and all of the Lenders.

(c)                                  Notwithstanding the terms of §5.2(a) and (b), from and after any date that Agent first receives written notice from Borrower that Borrower has first obtained an Investment Grade Rating, then (i) subject to the terms of this §5.2(c), all Material Subsidiaries (including, without limitation, any Subsidiary Guarantor that is a direct or indirect owner of an Unencumbered Property) shall no longer be required to be Guarantors under the Credit Agreement, and (ii) Agent shall promptly release the Material Subsidiaries from the Guaranty; provided however that notwithstanding the foregoing, (A) Agent shall not be obligated to release any Material Subsidiary from the Guaranty in the event that a Default or Event of Default shall have occurred and be continuing, and (B) no Material Subsidiary shall be released in the event that such Material Subsidiary constitutes a Material Subsidiary within the meaning of clause (b) of the definition thereof.  In the event that at any time after Borrower has an Investment Grade Rating, Borrower shall no longer have an Investment Grade Rating, Borrower and REIT shall within thirty (30) days (or such later date as agreed to by Agent) after such occurrence cause all Material Subsidiaries to execute a Joinder Agreement and shall further cause to be satisfied within such thirty (30) day period (or such longer period as agreed to by Agent) all of the provisions of §5.2(a) that would be applicable to the addition of a new Guarantor.  In no event shall the provisions of this §5.2(c) entitle REIT or General Partner to be released from the Guaranty.  For the avoidance of doubt, if at any time during which the Borrower has an Investment Grade Rating the provisions of clause (b) of the definition of Material Subsidiary shall be applicable to a Subsidiary of Borrower, the Borrower shall be required to cause such Subsidiary to become a Guarantor by executing a Joinder Agreement and comply with the provisions of §5.2(a) as a condition to such Subsidiary’s becoming a guarantor or other obligor with respect to such other Unsecured Indebtedness regardless of whether Borrower has obtained an Investment Grade Rating.

§6.                               REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to the Agent and the Lenders as follows.

§6.1                        Corporate Authority, Etc.

(a)                                 Incorporation; Good Standing.  Borrower is duly organized and is validly existing and in good standing under the laws of its state of its organization.  REIT is duly organized and is validly existing and in good standing under the laws of its state of organization.

General Partner is duly organized and is validly existing and in good standing under the laws of its state of organization.  Each of Borrower, REIT and General Partner (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdictions where an Unencumbered Property included in the calculation of Unencumbered Asset Value owned or leased by it is located (to the extent required by applicable law) and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.

(b)                                 Subsidiaries.  Each of the Subsidiary Guarantors and each of the Subsidiaries of Borrower and REIT (i) is a corporation, limited partnership, general partnership, limited liability company or trust, as applicable, duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where an Unencumbered Property included in the calculation of Unencumbered Asset Value owned or leased by it is located (to the extent required by applicable law) and in each other jurisdiction where a failure to be so qualified could have a Material Adverse Effect.

(c)                                  Authorization.  The execution, delivery and performance of this Agreement and the other Loan Documents to which any of Borrower or the Guarantors is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any material agreement or other material instrument binding upon, such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person other than liens and encumbrances in favor of Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not require any material approval or consent of any Person other than those already obtained and as are in full force and effect.

(d)                                 Enforceability.  This Agreement and the other Loan Documents to which Borrower or Guarantors is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’  rights and general principles of equity.

§6.2                        Governmental Approvals.  The execution, delivery and performance of this Agreement and the other Loan Documents to which Borrower or the Guarantors is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained and other than any disclosure filings with the SEC as may be required with respect to this Agreement.

§6.3                        Title to Properties.  Except as indicated on Schedule 6.3 hereto or other adjustments that are not material in amount, REIT and its Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of REIT as of the Balance Sheet Date or the consolidated balance sheet delivered pursuant to §7.4(a) as of such date of delivery, in each case subject to no Liens other than Permitted Liens.

§6.4                        Financial Statements.  Borrower has furnished to Agent:  (a) the Consolidated balance sheet of REIT and its Subsidiaries as of the Balance Sheet Date and the related Consolidated statement of income and cash flow for the fiscal year most recently ended certified by the chief financial or accounting officer (or other officer reasonably acceptable to Agent) of REIT, (b) as of the Closing Date, an unaudited statement of Net Operating Income for each of the Unencumbered Properties included in the calculation of Unencumbered Asset Value for the period ending December 31, 2015 reasonably satisfactory in form to the Agent and certified by the chief financial officer, chief accounting officer or other accounting officer reasonably approved by Agent of REIT as fairly presenting, in all material respects, the Net Operating Income for such parcels for such periods, and (c) certain other financial information relating to Borrower, Guarantors and the assets included in the calculation of Unencumbered Asset Value.  Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles (except as disclosed therein and approved by Agent in its reasonable discretion) and fairly present, in all material respects, the Consolidated financial condition of REIT and its Subsidiaries as of such dates and the Consolidated results of the operations of REIT and its Subsidiaries for such periods.  There are no liabilities, contingent or otherwise, of REIT or any of its Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto (other than liabilities permitted under this Agreement incurred after the date of said financial statements).

§6.5                        No Material Changes.  Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, as applicable, there has occurred no materially adverse change in the financial condition or business of Borrower and REIT and their respective Subsidiaries taken as a whole, as shown on or reflected in the consolidated balance sheet of the REIT as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the calendar year most recently ended, other than changes that have not and would not reasonably be expected to have a Material Adverse Effect.  As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, operations or business activities of any of the Unencumbered Properties included in the calculation of Unencumbered Asset Value from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business, operation or financial condition of such Unencumbered Property.

§6.6                        Franchises, Patents, Copyrights, Etc..  Borrower, Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others except where such failure has not had and would not reasonably be expected to have a Material Adverse Effect.

§6.7                        Litigation.  Except as stated on Schedule 6.7, as of the Closing Date there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of Borrower threatened against Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto, or which if adversely determined, could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 6.7, as of the Closing Date, there are no judgments, final orders or awards outstanding against or affecting Borrower, any Guarantor or any of their respective Subsidiaries or any Unencumbered Property individually or in the aggregate in excess of $1,000,000.00.

§6.8                        No Material Adverse Contracts, Etc..  None of Borrower, Guarantors or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is reasonably expected in the future to have a Material Adverse Effect.  None of Borrower, Guarantors or any of their respective Subsidiaries is in violation of any contract or agreement to which it is a party, the violation of which by Borrower, such Guarantor or such Subsidiary, as applicable, has had or could reasonably be expected to have a Material Adverse Effect.

§6.9                        Compliance with Other Instruments, Laws, Etc..  None of Borrower, the Guarantors or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10                 Tax Status.  Each of Borrower, Guarantors and their respective Subsidiaries (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those in the case of each of clause (a) and (b) which in the aggregate do not exceed $500,000.00 or those which are being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate in accordance with GAAP for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction except those that are being contested pursuant to §7.8, and the officers or partners of such Person know of no basis for any such claim.  The taxpayer identification number for Borrower is 46-0982896.  REIT is a real estate investment trust in full compliance with and entitled to the benefits of §856 of the Code, and has elected to be treated as a real estate investment trust pursuant to the Code.

§6.11                 No Event of Default.  No Default or Event of Default has occurred and is continuing.

§6.12                 Investment Company Act.  None of Borrower, Guarantors or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13                 Absence of UCC Financing Statements, Etc..  Except (i) with respect to Permitted Liens or (ii) any UCC pre-filings in respect of Permitted Liens filed prior to the incurrence of such Permitted Lien (provided that if the Indebtedness to which such pre-filing relates is not incurred promptly following such pre-filing, such pre-filed UCC financing statement shall be promptly released), there is no effective financing statement (but excluding any financing statements that may be filed against Borrower, the Guarantors or their respective Subsidiaries without the consent or agreement of such Persons), security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any property of Borrower, the Guarantors or their respective Subsidiaries.

§6.14                 [Intentionally Omitted].

§6.15                 [Intentionally Omitted].

§6.16                 Employee Benefit Plans.  Borrower, each Guarantor and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.  Neither Borrower, any Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA.  None of the Real Estate constitutes a “plan asset” of any Employee Plan, Multiemployer Plan or Guaranteed Pension Plan.

§6.17                 Disclosure.  All of the representations and warranties made by or on behalf of Borrower, Guarantors and their respective Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered by or on behalf of Borrower, the Guarantors and their respective Subsidiaries to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects as of the date made or when deemed to have been made or repeated.  All information contained in this Agreement, the other Loan Documents or otherwise furnished in writing (which for the purposes hereof shall include all materials delivered electronically or by email) (other than financial projections concerning Borrower, Guarantors and their respective Subsidiaries (the “Projections”), other forward-looking information, materials marked drafts and information of a general economic nature or industry-specific nature) to or made available to the Agent or the Lenders by or on behalf of Borrower or any Guarantor is and will be true and correct in all material respects as of the date furnished when taken as a whole with all other information furnished and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading at such time in light of the circumstances under which such information was provided.  The written information, reports and other papers and data with respect to Borrower, Guarantors, any Subsidiary or the Unencumbered Properties (other than the Projections, materials marked drafts, other forward-looking information, and information of a general economic nature or industry-specific nature) furnished to the Agent or the Lenders by or on behalf of Borrower, Guarantors and their respective Subsidiaries in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, when taken as a whole with all other information furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering or environmental reports, or other written materials (but excluding any materials prepared by accounting firms that are required to be delivered pursuant to §7.4) prepared by third parties or legal conclusions or analyses provided by Borrower’s or Guarantors’ counsel (although Borrower has no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by Borrower (except to the extent the related assumptions were when made manifestly unreasonable).

§6.18                 Place of Business.  As of the date hereof, the principal place of business of Borrower and Guarantors is 1649 W. Frankford Road, Carrollton, Texas 75007.

§6.19                 Regulations T, U and X.  No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.  Neither Borrower nor any Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.20                 Environmental Compliance.  Borrower makes the following representations and warranties except as set forth on Schedule 6.20(d):

(a)                                 None of Borrower, Guarantors, their respective Subsidiaries nor to the best knowledge and belief of Borrower any operator of the Real Estate, nor any tenant or operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under any Environmental Law, which violation (i) involves Real Estate (other than the Unencumbered Properties included in the calculation of Unencumbered Asset Value) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves an Unencumbered Property included in the calculation of Unencumbered Asset Value and has had or could reasonably be expected, when taken together with other matters covered by this §6.20 and §8.6, to result in liability, clean-up, remediation, containment, correction or other costs to Borrower, any Guarantor or any Unencumbered Property Subsidiary individually or in the aggregate with other Unencumbered Properties in excess of $10,000,000.00 or could reasonably be expected to materially adversely affect the operation of or ability to use such property.

(b)                                 None of Borrower, Guarantors nor any of their respective Subsidiaries has received notice from any third party including, without limitation, any federal, state or local Governmental Authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which in any case (A) involves Real Estate other than the Unencumbered Properties included in the calculation of Unencumbered Asset Value and has had or could reasonably be expected to have a Material Adverse Effect or (B) involves an Unencumbered Property included in the calculation of Unencumbered Asset Value and has had or could reasonably be expected, when taken together with other matters covered by this §6.20 and §8.6, to result in liability, clean-up, remediation, containment, correction or other costs to Borrower, any Guarantor or any Unencumbered Property Subsidiary individually or in the aggregate with other Unencumbered Properties in excess of $10,000,000.00 or could reasonably be expected to materially adversely affect the operation of or ability to use such property.

(c)                                  (i) No portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (ii) in the course of any activities conducted by Borrower, Guarantors, their respective Subsidiaries or, to the best knowledge and belief of Borrower, the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of Borrower’s or Guarantors’ business and in compliance with applicable Environmental Laws; (iii) except as set forth on Schedule 6.20(c), there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of data centers of the type and size of those owned by Borrower or Guarantors in the ordinary course of their business, and in any event in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Unencumbered Properties included in the calculation of Unencumbered Asset Value, which Release would have a material adverse effect on the value of such Unencumbered Properties or adjacent properties, or from any other Real Estate, which Release has had or could reasonably be expected to have a Material Adverse Effect; (iv) to Borrower’s actual knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which could be reasonably anticipated to have a material adverse effect on the value of, the Real Estate; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off-site in accordance with all applicable Environmental Laws (except with respect to each of the foregoing clauses of this §6.20(c), as to (A) any Real Estate (other than the Unencumbered Properties included in the calculation of Unencumbered Asset Value where the foregoing has not had or would not reasonably be expected to have a Material Adverse Effect) and (B) any Unencumbered Property included in the calculation of Unencumbered Asset Value where the foregoing has had or could reasonably be expected, when taken together with other matters covered by this §6.20 and §8.6, to result in liability, clean up, remediation, containment, correction or other costs to Borrower, any Guarantor or any Unencumbered Property Subsidiary individually or in the aggregate with other Unencumbered Properties in excess of $10,000,000.00 or could reasonably be expected to materially adversely affect the operation of or ability to use such property).

(d)                                 As of the Closing Date, except as set forth on Schedule 6.20(d), none of Borrower, Guarantors, their respective Subsidiaries nor the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement in each case by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby except for such matters that shall be complied with as of the Closing Date.

(e)                                  There are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities on or, to Borrower’s actual knowledge, affecting the Real Estate except where such existence (1) as to any Real Estate other than an Unencumbered Property included in the calculation of Unencumbered Asset Value has not had or could not be reasonably be expected to have a Material Adverse Effect or (2) with respect to any Unencumbered Property included in the calculation of Unencumbered Asset Value has had or could reasonably be expected, when taken together with other matters covered by this §6.20 and §8.6, to result in liability, clean up, remediation, containment, correction or other costs to Borrower, any Guarantor or any Unencumbered Property Subsidiary individually or in the aggregate with other Unencumbered Properties in excess of $10,000,000.00 or could reasonably be expected to materially adversely affect the operation of or ability to use such property.

(f)                                   Neither Borrower nor any Guarantor has received any written notice of any claim by any party that any use, operation, or condition of the Real Estate has caused any nuisance or any other liability or adverse condition on any other property which (A) as to any Real Estate other than an Unencumbered Property included in the calculation of Unencumbered Asset Value has had or could reasonably be expected to have a Material Adverse Effect, nor is there any actual knowledge of any basis for such a claim and (B) as to any Unencumbered Property included in the calculation of Unencumbered Asset Value, has had or could reasonably be expected, when taken together with other matters covered by this §6.20 and §8.6,  to result in liability, clean up, remediation, containment, correction or other costs to Borrower, any Guarantor or any Unencumbered Property Subsidiary individually or in the aggregate with other Unencumbered Properties in excess of $10,000,000.00 or could reasonably be expected to materially adversely affect the operation of or ability to use such property, nor is there any actual knowledge of any basis for such a claim.

§6.21                 Subsidiaries; Organizational Structure.  Schedule 6.21(a) sets forth, as of the Closing Date, all of the Subsidiaries of REIT, the form and jurisdiction of organization of each of the Subsidiaries, and the owners of the direct and indirect ownership interests therein.  Schedule 6.21(b) sets forth, as of the Closing Date, all of the Unconsolidated Affiliates of REIT and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, REIT’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Affiliate.  No Person owns any legal, equitable or beneficial interest in any of the Persons (other than REIT) set forth on Schedules 6.21(a) and 6.21(b) except as set forth on such Schedules or as set forth in an update provided in writing to Agent by Borrower.  Each Subsidiary Guarantor and Unencumbered Property Subsidiary is a Wholly Owned Subsidiary of Borrower.

§6.22                 [Intentionally Omitted.]

§6.23                 Property.  All Real Estate of Borrower, Guarantors and their respective Subsidiaries is structurally sound, in good condition and working order, subject to ordinary wear and tear and casualty events, except for such portion of such Real Estate (i) which is not occupied by any tenant or (ii) where such defects have not had and would not reasonably be expected to have a Material Adverse Effect.  Each of the Unencumbered Properties included in the calculation of Unencumbered Asset Value, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands and tidelands.  There are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Unencumbered Properties included in the calculation of Unencumbered Asset Value which are payable by Borrower or any Guarantor (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement).  There are no unpaid or outstanding real estate or other taxes or assessments on or against any other property of Borrower, Guarantors or any of their respective Subsidiaries which are payable by any of such Persons in any material amount (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement).  There are no pending, or to the knowledge of Borrower threatened or contemplated, eminent domain proceedings against any of the Unencumbered Properties included in the calculation of Unencumbered Asset Value.  All or a material portion of any Unencumbered Properties included in the calculation of Unencumbered Asset Value is not, except as disclosed to the Agent in writing in accordance with §7.22(b), now materially damaged as a result of any fire, explosion, accident, flood or other casualty, and none of the other properties of Borrower, Guarantors or their respective subsidiaries is now damaged as a result of any fire, explosion, accident, floor or other casualty in any manner which individually or in the aggregate would have any Material Adverse Effect.  No person or entity has any right or option to acquire any Unencumbered Property included in the calculation of Unencumbered Asset Value or any building thereon or any portion thereof or interest therein, except for certain tenants pursuant to the terms of their leases with Borrower or Unencumbered Property Subsidiaries.

§6.24                 Brokers.  None of Borrower, Guarantors nor any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.25                 Other Debt.   Schedule 6.25 hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon Borrower, Guarantors or their respective properties and entered into by Borrower or Guarantors as of the date of this Agreement with respect to any outstanding Indebtedness of Borrower or Guarantors in an amount greater than $2,500,000.00, and, to the extent requested by the Agent, Borrower has provided the Agent with true, correct and complete copies thereof.

§6.26                 Solvency.  As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither Borrower nor any Guarantor is insolvent on a consolidated balance sheet basis, such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, each of Borrower and each Guarantor is able to pay its debts as they become due, and each of Borrower and each Guarantor has sufficient capital to carry on its business.

§6.27                 No Bankruptcy Filing.  Neither Borrower nor any Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and neither Borrower nor any Guarantor has any knowledge of any Person contemplating the filing of any such petition against it.

§6.28                 No Fraudulent Intent.  Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by Borrower, any Guarantor or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.29                 Transaction in Best Interests of Borrower and Guarantors; Consideration.  The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of Borrower, the Guarantors and their respective Subsidiaries.  The direct and indirect benefits to inure to Borrower, Guarantors and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by Borrower, the Guarantors and their respective Subsidiaries to the Lenders pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Subsidiary Guarantor from time to time party to the Guaranty to be a guarantor of the Loan, Borrower would be unable to obtain the financing contemplated hereunder which financing will enable Borrower and its Subsidiaries to have available financing to conduct their business.  Borrower further acknowledges and agrees that Borrower and the Subsidiary Guarantors constitute a single integrated and common enterprise and that each receives a benefit from the availability of credit under this Agreement.

§6.30                 [Intentionally Omitted.]

§6.31                 OFAC.  None of Borrower or any Guarantor is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons( any such Person, a “Designated Person”).  In addition, Borrower hereby agrees to provide to the Lenders any additional information that a Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.  Neither Borrower, any Guarantor, nor any Subsidiary, director or officer of Borrower or Guarantor or, to the knowledge of Borrower, any Affiliate, agent or employee of Borrower or any Guarantor, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws and Regulations.

§6.32                 General Partner and REIT.  REIT is the sole owner of the General Partner.  General Partner is the sole general partner of Borrower.  As of Closing Date, REIT owns a 100% limited partnership interest in Borrower.

§6.33                 Unencumbered Properties.  Schedule 1.2 is a correct and complete list of all Unencumbered Properties included in the calculation of the Unencumbered Asset Value as of the Closing Date.  Each of the Unencumbered Properties included by Borrower in the calculation of the Unencumbered Asset Value and in the requisite calculations with respect to the covenants set forth in §9 satisfies all of the requirements contained in this Agreement for such Unencumbered Properties to be included therein.

§6.34                 Ground Lease; Leased Property.

(a)                                 Each Ground Lease and Lease pertaining to any Unencumbered Property contains the entire agreement of the Borrower or the applicable Unencumbered Property Subsidiary and the applicable Lessor pertaining to the Unencumbered Property covered thereby.  The Borrower or the applicable Unencumbered Property Subsidiary has no estate, right, title or interest in or to any Unencumbered Property subject to a Ground Lease or Lease except under and pursuant to the applicable Ground Lease or Lease.  The Borrower has delivered a true and correct copy of each Ground Lease and Lease pertaining to any Unencumbered Property to the Agent and each such Ground Lease and Lease have not been modified, amended or assigned, with the exception of written instruments that have been delivered to Agent.

(b)                                 Each applicable Lessor of an Unencumbered Property (i) is the exclusive fee simple or, with respect to a Leased Property, a leasehold interest owner of such Unencumbered Property subject only to any applicable Ground Lease, any applicable Lease and other non-monetary Liens which do not materially affect the operation of the applicable Unencumbered Property or (ii) has the right to lease to Borrower or the applicable Unencumbered Property Subsidiary the space covered by the applicable Lease or Ground Lease.

(c)                                  Each Ground Lease and Lease is in full force and effect and no default or event of default (after the expiration of any applicable notice and cure period) under any Ground Lease or Lease has occurred and is continuing on the part of a Borrower or the applicable Unencumbered Property Subsidiary (a “Lease Default”) or on the part of a Lessor under any Ground Lease or Lease.  All base rent and additional rent, if any, due and payable under each Ground Lease or Lease pertaining to an Unencumbered Property has been paid through the date of acceptance of such Real Estate as an Unencumbered Property and neither Borrower nor any Unencumbered Property Subsidiary is required to pay any deferred or accrued rent after the date of acceptance of such Real Estate as an Unencumbered Property under any Ground Lease or Lease pertaining to any Unencumbered Property.  As of the Closing Date, neither Borrower nor any Unencumbered Property Subsidiary has received any written notice that a Lease Default exists, or that any Lessor or any third party alleges the same to have occurred or exist.

(d)                                 The applicable Borrower or Unencumbered Property Subsidiary is the exclusive owner of the ground lessee’s interest under and pursuant to each Ground Lease pertaining to an Unencumbered Property or lessee’s interest under each Lease pertaining to an Unencumbered Property, and has not assigned, transferred or encumbered its interest in, to, or under any such Ground Lease or Lease, except as permitted in §8.2(i)(A) or 8.2(iv)(A).

§7.                               AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue Letters of Credit:

§7.1                        Punctual Payment.  Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.

§7.2                        Maintenance of Office.  Borrower and Guarantors will maintain their respective chief executive office at 1649 W. Frankford Road, Carrollton, Texas 75007, or at such other place in the United States of America as Borrower shall designate upon prompt written notice to the Agent, where notices, presentations and demands to or upon Borrower or Guarantors in respect of the Loan Documents may be given or made.

§7.3                        Records and Accounts.  Borrower and Guarantors will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of their respective Subsidiaries, contingencies and other reserves, in each case, in all material respects.  Neither Borrower, any Guarantor nor any of their respective Subsidiaries shall, without the prior written consent of the Agent (not to be unreasonably withheld), (x) except as required by GAAP, make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4, or (y) change its fiscal year.  Agent and the Lenders acknowledge that Borrower’s fiscal year is a calendar year.  In the event that Borrower, any Guarantor or any of their respective Subsidiaries makes any change in the accounting policies/principles used by such Person, Borrower shall give prompt written notice thereof to Agent, which notice shall reasonably describe such change and any potential impact on the calculation of any financial covenant in this Agreement.

§7.4                        Financial Statements, Certificates and Information.  Borrower will deliver or cause to be delivered to the Agent:

(a)                                 within ten (10) days of the filing of REIT’s Form 10-K with the SEC, but in any event not later than ninety (90) days after the end of each fiscal year, the audited Consolidated balance sheet of REIT and its Subsidiaries at the end of such year, and the related audited Consolidated statements of income, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by the chief financial officer, chief accounting officer or other accounting officer reasonably acceptable to Agent of REIT that the information contained in such financial statements fairly presents in all material respects the financial position of REIT and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by a nationally recognized independent accounting firm reasonably approved by Agent;

(b)                                 within ten (10) days of the filing of REIT’s Form 10-Q with the SEC for the first three (3) fiscal quarters of each year but in any event not later than forty-five (45) days after the end of each of the first three (3) fiscal quarters of each year, copies of the unaudited Consolidated financial statements (including a Consolidated balance sheet and income statement) of REIT and its Subsidiaries, as at the end of such quarter, and the related unaudited Consolidated statements of income and cash flows for the portion of REIT’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer, the chief accounting officer or other accounting officer reasonably acceptable to Agent of REIT that the information contained in such financial statements fairly presents in all material respects the financial position of REIT and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c)                                  simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by the chief financial officer, chief accounting officer or other accounting officer reasonably acceptable to Agent of REIT in the form of Exhibit I hereto (or in such other form as the Agent and Borrower may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §8.1(f) and (g), §8.3(e)-(g), §8.7(a) and (b), §8.8, §9 and the other covenants described in such certificate and (if applicable) setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date.  All income, expense and value associated with Real Estate or other Investments disposed of during any quarter will be eliminated from calculations, where applicable.  The Compliance Certificate shall be accompanied by a list of each of the Unencumbered Properties (specifying which constitutes Development Properties or Stabilized Properties), any sales, acquisitions, dispositions or removals of Unencumbered Properties during such accounting period, the acquisition costs of any Unencumbered Properties acquired during such period, any Development Properties included within the Unencumbered Properties and the book value thereof, together with copies of the statements of Funds from Operations and Net Operating

Income for such fiscal quarter for each of the Unencumbered Properties included in the calculation of Unencumbered Asset Value, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Agent, together with a certification by the chief financial officer, chief accounting officer or other accounting officer reasonably acceptable to Agent of REIT that the information contained in such statement fairly presents the calculation of Unencumbered Asset Value, Funds from Operations and Net Operating Income of the Unencumbered Properties included in the calculation of Unencumbered Asset Value for such periods;

(d)                                 simultaneously with the delivery of the financial statements referred to in clause (a) above, the statement of all contingent liabilities as of the date of such financial statements involving amounts of $1,000,000.00 or more of Borrower, Guarantors and their Subsidiaries which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in excess of $1,000,000.00 in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit that are in excess of $1,000,000.00);

(e)                                  promptly upon the request of Agent or the Majority Lenders, an operating statement for each of such Unencumbered Properties for each such fiscal quarter and year to date and a consolidated operating statement for such Unencumbered Properties for each such fiscal quarter and year to date (such statements and reports to be in the form previously provided to the Agent or otherwise reasonably satisfactory to Agent);

(f)                                   To the extent not included in public filings by or on behalf of the REIT, promptly upon the request of Agent or the Majority Lenders, a statement (i) listing the material Real Estate owned by Borrower, Guarantors and their Subsidiaries (or in which Borrower, Guarantors or their Subsidiaries owns an interest) and stating the location thereof, the date acquired and the acquisition cost, (ii) listing the Indebtedness of Borrower, Guarantors and their Subsidiaries (excluding Indebtedness of the type described in §8.1(b)-(e)), which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof (or if there is a trustee acting on behalf of the holders, the trustee), the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is recourse or non-recourse, and (iii) listing the properties of Borrower, Guarantors and their Subsidiaries which are Land or Development Properties (and with respect to Development Properties providing a brief summary of the status of such development);

(g)                                  [Intentionally Omitted];

(h)                                 promptly upon the request of Agent, copies of all annual federal income tax returns and amendments thereto of Borrower and REIT;

(i)                                     promptly upon the request of Agent, copies of any registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and any annual, quarterly or monthly reports and other statements and reports which Borrower or REIT shall file with the SEC;

(j)                                    promptly upon the request of Agent, evidence reasonably satisfactory to Agent of the timely payment of all real estate taxes for the Unencumbered Properties included in the calculation of Unencumbered Asset Value;

(k)                                 not later than 90 days after the end of each fiscal year, a consolidated budget and consolidated business plan for Borrower, Guarantors and their Subsidiaries for the such calendar year; and

(l)                                     from time to time such other financial data and information in the possession of Borrower, Guarantors or their respective Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against Borrower or any Guarantor and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting Borrower or any Guarantor) as the Agent may reasonably request.

Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Agent (collectively, “Information Materials”) pursuant to this §7.4 and, upon Agent’s reasonable request, the Borrower shall designate Information Materials (a) that are either available to the public or do not contain material non-public information with respect to the Borrower, its Subsidiaries, their respective Affiliates or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” (the “Public Information”) and (b) that are not Public Information as “Private Information” (the “Private Information”)(it being understood and agreed that to the extent such Information Materials constitute confidential information, they shall be treated as provided in §18.7).  Any material to be delivered pursuant to this §7.4(a), (b), (f) or (i) shall be deemed delivered hereunder upon posting thereof on the EDGAR Website or on Company’s website on the Internet at the website address www.cyrusone.com (or another website address provided by Company in a written notice to Administrative Agent).  Additionally, any material required to be delivered pursuant to this §7.4 may be otherwise delivered electronically directly to Agent and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof.  Upon the request of Agent, the Borrower shall deliver paper copies of any information delivered electronically (other than with respect to §7.4(a) and (b) via posting on the EDGAR website or Company’s website) to Agent.  The Borrower and the Guarantors authorize Agent and Arrangers to disseminate to the Lenders any materials delivered pursuant to the Loan Documents, including without limitation the Information Materials, through the use of Intralinks, SyndTrak or any other reputable electronic information dissemination system, and the Borrower and the Guarantors release Agent, the Arrangers and the Lenders from any liability in connection therewith, provided that no information designated by the Borrower as Private Information may be distributed in a publically accessible format or to any Public Lenders (provided further neither Agent, any Arranger nor any Lender shall have any liability with respect to any distribution of Public Information in a publicly accessible format or to any Public Lenders unless the same is the result of such Person’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment) and all confidential information shall be treated as provided in §18.7.  Certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities.  The Borrower hereby agrees that, upon Agent’s reasonable request, it will use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Lenders and that (i) all such Information Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Information Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Lenders and the Arrangers to treat such Information Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries, its Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Information Materials constitute confidential information, they shall be treated as provided in §18.7); (iii) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of any reputable electronic dissemination system designated “Public Investor” or a similar designation; and (iv) the Agent and the Arrangers shall treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of any reputable electronic dissemination system not designated “Public Investor” or a similar designation.

§7.5                        Notices.

(a)                                 Defaults.  Borrower will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”.  If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which Borrower, the Guarantors or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof or cause the redemption, prepayment or purchase thereof, which acceleration, redemption, prepayment or purchase would either cause a Default under §12.1(g) or have a Material Adverse Effect, promptly upon becoming aware of the same Borrower shall forthwith give written notice thereof to the Agent, describing the notice or action and the nature of the claimed default.

(b)                                 Environmental Events.  Borrower will give notice to the Agent within five (5) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that Borrower, any Guarantor or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves (A) any Unencumbered Property included in the calculation of Unencumbered Asset Value, or (B) any other Real Estate and could reasonably be expected to have a Material Adverse Effect.

(c)                                  Notice of Litigation and Judgments.  Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing affecting Borrower, any Guarantor or any of their respective Subsidiaries or to which Borrower, any Guarantor or any of their respective Subsidiaries, to its knowledge, is or is to become a party involving an uninsured claim against Borrower, any Guarantor or any of their respective Subsidiaries that could reasonably be expected to either cause a Default or have a Material Adverse Effect and stating the nature and status of such litigation or proceedings.  Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against Borrower, any Guarantor or any of their respective Subsidiaries in an amount in excess of $10,000,000.00.

(d)                                 Notice of Sales, Encumbrances, Refinance or Transfer of Non-Unencumbered Property.  Borrower will give notice to the Agent of any completed sale, encumbrance, refinance or transfer of any Real Estate (other than the Unencumbered Properties included in the calculation of Unencumbered Asset Value) of Borrower or their respective Subsidiaries within any fiscal quarter, such notice to be submitted together with the Compliance Certificate provided or required to be provided to the Agent and the Lenders under §7.4 with respect to such fiscal quarter.  The Compliance Certificate shall with respect to any completed sale, encumbrance, refinance or transfer be adjusted in the best good faith estimate of Borrower to give effect to such sale, encumbrance, refinance or transfer and demonstrate that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such sale, encumbrance, refinance or transfer.

(e)                                  ERISA.  Borrower will give notice to the Agent within ten (10) Business Days after Borrower, Guarantors or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Guaranteed Pension Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA with respect to a Multiemployer Plan; or (iii) receives any notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Guaranteed Pension Plan or Multiemployer Plan.

(f)                                   Lease Default.  The Borrower will promptly notify the Agent in writing of any Lease Default by a Borrower, Unencumbered Property Subsidiary, or material default by a Lessor, with respect to an Unencumbered Property.

(g)                                  Notification of Lenders.  Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6                        Existence; Maintenance of Properties.

(a)                                 Borrower will and will cause each of the Guarantors and their respective Subsidiaries to preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation except when (i) the Borrower or the Guarantors determine that such Subsidiaries are no longer necessary for the conduct of their business, (ii) such Subsidiaries are not the Borrower, a Guarantor or an Unencumbered Property Subsidiary hereunder and (iii) no Default, Event of Default or Material Adverse Effect results therefrom.  Borrower will preserve and keep in full force all of its rights and franchises and those of the Guarantors and their respective Subsidiaries, the preservation of which is necessary to the conduct of their business.  Borrower shall cause REIT to at all times comply with all requirements and applicable laws and regulations necessary to maintain REIT Status and continue to receive REIT Status.  Borrower shall cause the common stock of REIT to at all times be listed for trading and be traded on the New York Stock Exchange or another national exchange approved by Agent, unless otherwise consented to by the Majority Lenders.  Borrower shall continue to own directly or indirectly one hundred percent (100%) of the Subsidiary Guarantors and Unencumbered Property Subsidiaries.

(b)                                 Each of Borrower and Guarantors (i) will cause all of their properties and those of their Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof in the cases of both (i) and (ii) in which the failure so to do would have a material adverse effect on the condition of any Unencumbered Property included in the calculation of Unencumbered Asset Value or would cause a Material Adverse Effect.

§7.7                        Insurance.  Borrower, Guarantors and their respective Material Subsidiaries (as applicable) will, at their expense, procure and maintain insurance covering Borrower, Guarantors and their respective Subsidiaries (as applicable) and their respective properties in such amounts and against such risks and casualties as are customary for companies of similar size engaged in the same or similar businesses operating in the same or similar locations.

§7.8                        Taxes; Liens.  Borrower will, and will cause the Guarantors and their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Unencumbered Properties or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting property of Borrower, the Guarantors or their respective Subsidiaries, provided that any such tax, assessment, charge or levy or claim need not be paid which are in the aggregate less than $500,000.00 or if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property (or, solely in respect of claims for labor, materials or supplies, if such claims are not yet overdue by more than 60 days but in any event prior to the commencement of any foreclosure or other enforcement action with respect thereto), provided that neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding, and Borrower, such Guarantor or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, Borrower, such Guarantor or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy.

§7.9                        Inspection of Properties and Books.  Borrower will, and will cause the Guarantors and their respective Subsidiaries to, permit the Agent and the Lenders, at Borrower’s expense and upon reasonable prior notice, to visit and inspect any of the properties of Borrower, the Guarantors or any of their respective Subsidiaries (subject to the rights of tenants under their leases), to examine the books of account of Borrower, Guarantors and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of Borrower, Guarantors and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall not be required to pay for more than one such visit and inspection in any twelve (12) month period.  The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of Borrower, Guarantors and their respective Subsidiaries.

§7.10                 Compliance with Laws, Contracts, Licenses, and Permits.  Borrower will, and will cause each of the Guarantors and their respective Subsidiaries to, comply in all respects with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where a failure to so comply with any of clauses (i) through (v) would not reasonably be expected to have a Material Adverse Effect.  If any material authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that Borrower, Guarantors or their respective Subsidiaries may fulfill any of its obligations hereunder, Borrower, such Guarantor or such Subsidiary will promptly take or cause to be taken all reasonable steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof.  Borrower shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise Agent in writing in the event that Borrower shall determine that any investors in Borrower are in violation of such act.

§7.11                 Further Assurances.  Borrower will, and will cause each of the Guarantors and their respective Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their reasonable satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12                 [Intentionally Omitted.]

§7.13                 [Intentionally Omitted.]

§7.14                 Business Operations.  Borrower will not, and will not permit any Guarantor or Subsidiary to, directly or indirectly, engage, to any material extent in any line of business other than the ownership, operation, management and development of Data Center Properties or businesses incidental thereto.

§7.15                 [Intentionally Omitted.]

§7.16                 Ownership of Real Estate.  Without the prior written consent of Agent, none of the Real Estate or interests (whether direct or indirect) of Borrower or REIT in any real estate assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by any Person other than Borrower or a Wholly Owned Subsidiary of Borrower; provided, however that (a) Borrower shall be permitted to own or lease interests in Real Estate and real estate assets through non-Wholly Owned Subsidiaries and Unconsolidated Affiliates subject to any restrictions in §8.3 and may dispose of such interests as permitted by §8.8 and (b) Borrower and the REIT shall be permitted to own or lease its corporate headquarters.

§7.17                 Distributions of Income to Borrower.  Borrower shall cause all of its Subsidiaries that are not Subsidiary Guarantors (subject to the terms of any loan documents under which such Subsidiary is the borrower) to promptly distribute to Borrower (but not less frequently than once each calendar quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter, and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements and tenant improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices; provided, however, that (x) with respect to any Subsidiary not organized under the laws of a political subdivision of the United States, no such distributions will be required to be made to the extent such distributions could jeopardize the ability of such Subsidiary to comply with applicable legal restrictions, to preserve tax status, or otherwise to address currency exchange or other operating business issues as reasonably determined by the Board of the REIT, and (y) with respect to any Taxable REIT Subsidiary, no such distributions will be required to be made to the extent that it is reasonably determined that such distribution could either (i) increase the amount required to be distributed to the REIT’s shareholders for the REIT to either (A) maintain its status as a real estate investment trust under the Code, or (B) eliminate the tax liability of the REIT, or (ii) affect the REIT’s ability to satisfy the income tests in Section 856(c) of the Code.

§7.18                 [Intentionally Omitted.]

§7.19                 Plan Assets.  Borrower will do, or cause to be done, all things necessary to ensure that none of the assets included in the calculation of Unencumbered Asset Value will be deemed to be Plan Assets at any time.

§7.20                 [Intentionally Omitted.]

§7.21                 REIT and General Partner Covenants.  Borrower shall cause REIT and General Partner to comply with the following covenants:

(a)                                 REIT shall not enter into or conduct any business other than (x) in connection with the ownership, acquisition and disposition of interests in Borrower and the General Partner and management of the business of Borrower and the General Partner, including but not limited to making equity investments in Borrower, (y) any other activities that are permitted by this Agreement (such as making Distributions and doing Equity Offerings), and (z) any activities as are incidental to any of the foregoing.

(b)                                 General Partner will have as its sole business purpose owning its general partnership interest in Borrower, and performing duties as the general partner of Borrower and making equity investments in Borrower, and shall not engage in any business other than those described in this §7.21(b), those activities permitted by this Agreement and any activities as are incidental to any of the foregoing.

(c)                                  For clarity, nothing in this §7.21 shall be construed to prevent REIT from maintaining reasonable cash balances.

(d)                                 Neither the REIT nor General Partner shall dissolve, liquidate or otherwise wind-up its business, affairs or assets.

§7.22                 Unencumbered Properties.

(a)                                 The Eligible Real Estate included in the calculation of the Unencumbered Asset Value shall at all times satisfy all of the following conditions:

(i)                                     the Eligible Real Estate shall be owned 100% in fee simple, or leased pursuant to a Ground Lease or Lease that as to Borrower or the applicable Unencumbered Property Subsidiary is not in Lease Default, by Borrower or an Unencumbered Property Subsidiary and shall, in each case, be benefitted by easements, rights of way and other similar appurtenances as are required for the operation of such Eligible Real Estate.  Borrower or the applicable Unencumbered Property Subsidiary shall own all right, title and interest to the rents, accounts and other revenues from such Eligible Real Estate.  Such Eligible Real Estate shall (x) be free and clear of all Liens and Negative Pledges (other than the Liens permitted in §8.2(i)(A) and §8.2(iv)), and (y) such Eligible Real Estate and Borrower and the Unencumbered Property Subsidiary shall not have applicable to it any restriction on the sale, pledge, transfer, mortgage or assignment of such Eligible Real Estate (including any restrictions contained in any applicable organizational documents) other than any restriction on sale, transfer, mortgage or assignment arising (A) from any restrictions in the nature of unencumbered asset financial covenants that are calculated with reference to such Eligible Real Estate, (B) asset sale, assignment and transfer limitations of general applicability under the terms of other Indebtedness that do not apply specifically to such Eligible Real Estate, (C) restrictions under any other tax protection agreement approved in writing by Agent in its discretion, (D) any restrictions arising under any Loan Document, or (E) restrictions in a Ground Lease or Lease contained in such Ground Lease or Lease which is approved by the Majority Lenders in connection with the addition of the applicable Eligible Real Estate as an Unencumbered Property (any restrictions on sale, pledge, transfer, mortgage or assignment described in this clause (y), after taking into account the carve-outs in this clause (y), a “Negative Pledge”);

(ii)                                  none of the Eligible Real Estate or any equipment used therein shall have any material structural defects or major architectural deficiencies, title defects, materially adverse environmental conditions or other materially adverse matters in each case except for defects, deficiencies, conditions or other matters individually or collectively which are not materially adverse to the profitable operation of such Eligible Real Estate, and such Real Estate shall be in compliance with the representations in §6.20 and the requirements of §8.6 that are applicable to Unencumbered Properties;

(iii)                               If such Real Estate is owned or leased by an Unencumbered Property Subsidiary, then, without limiting the ability of such Unencumbered Property Subsidiary to guaranty Unsecured Indebtedness otherwise permitted hereunder, such Unencumbered Property Subsidiary shall not be liable with respect to any Secured Recourse Indebtedness or Non-Recourse Indebtedness (provided that such Unencumbered Property Subsidiary may be liable with respect to (w) Capitalized Lease Obligations existing as of the Original Closing Date described on Schedule 7.22, (x) Capitalized Lease Obligations which exist at the time any Person which becomes an Unencumbered Property Subsidiary is acquired by Borrower and which Capitalized Lease Obligations were not entered into in anticipation of such acquisition by Borrower, (y) other Capitalized Lease Obligations not exceeding $10,000,000.00 in the aggregate at any time outstanding and (z) purchase money Indebtedness with respect to equipment used at an Unencumbered Property of up to $10,000,000 in the aggregate at any time outstanding);

(iv)                              such Eligible Real Estate is managed by Borrower or another manager approved by Agent, such approval to not be unreasonably withheld;

(v)                                 prior to inclusion of Real Estate as an Unencumbered Property included in the calculation of the Unencumbered Asset Value, Borrower shall have delivered to Agent a physical description of the Real Estate and current operating statements, an operating and capital expenditure budget for such Real Estate reasonably satisfactory to the Agent, and such other information as Agent may reasonably require to determine the value attributable to such Real Estate for the purposes of §9.1 and compliance with this §7.22;

(vi)                              if such Unencumbered Property is owned or leased by an Unencumbered Property Subsidiary, Borrower shall directly or indirectly own 100% of all equity interests (including all economic, beneficial and voting interests) in such Unencumbered Property Subsidiary, any and all intermediate entities shall be Subsidiary Guarantors to the extent required by this Agreement, and no direct or indirect ownership or other interests or rights in any such Unencumbered Property Subsidiary or intermediate Subsidiary shall be subject to any Lien or Negative Pledge other than Liens permitted under §8.2(i)(A);

(vii)                           such Real Estate has been designated as an “Unencumbered Property” on Schedule 1.2 hereto or in a Compliance Certificate delivered in accordance with §7.4(c) or delivered pursuant to this §7.22 and the Eligible Real Estate Qualification Documents have been delivered to Agent, and in any event has not been removed as an Unencumbered

Property included in the calculation of the Unencumbered Asset Value pursuant to §7.22(b), §7.22(c) or §7.22(d); and

(viii)                        all of the representations and warranties in this Agreement with respect to Unencumbered Properties are true and correct in all material respects, and no Default or Event of Default would exist if such Unencumbered Property is included in the calculation of Unencumbered Asset Value.

(b)                                 In the event that all or any material portion of any Eligible Real Estate included in the calculation of the Unencumbered Asset Value shall be materially damaged or taken by condemnation, then Borrower shall promptly notify the Agent thereof and such Real Estate may, at the reasonable determination of Agent, no longer be included in the calculation of the Unencumbered Asset Value unless and until (i) any damage to such Real Estate is repaired or restored, such Real Estate becomes operational (if such Real Estate was a Stabilized Property), and the Agent shall receive evidence satisfactory to the Agent of the value of such Real Estate following such repair or restoration (both at such time and prospectively), or (ii) Agent shall receive evidence reasonably satisfactory to the Agent that the value of such Real Estate, both at such time and prospectively (after giving consideration to such factors as Agent shall reasonably consider, including, limitation, the availability of insurance proceeds or condemnation awards, and the impact of such casualty or condemnation upon continued occupancy by tenants under their leases) shall not be materially adversely affected (in Agent’s good faith determination) by such damage or condemnation, provided that in the event of a material adverse effect on the value (in Agent’s good faith determination) where some but not all of the leases relating to such Eligible Real Estate may remain in effect after such casualty or condemnation, such Real Estate shall continue to be included in the Unencumbered Asset Value subject to Agent having reasonably approved an adjusted valuation of such Eligible Real Estate following receipt from Borrower of a proposed reduced valuation for such Eligible Real Estate (taking into account the reduced leasing of such Eligible Real Estate) together with such other information as Agent may reasonably request in order for Agent to evaluate and approve such proposed valuation for such Eligible Real Estate.

(c)                                  Upon any asset ceasing to qualify to be included in the calculation of the Unencumbered Asset Value, such asset shall no longer be included in the calculation of the Unencumbered Asset Value.  Within five (5) Business Days after any such disqualification, Borrower shall deliver to the Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default arises as a result of such disqualification, and a calculation of the Unencumbered Asset Value attributable to such asset.  Simultaneously with the delivery of the items required pursuant to this clause (c), Borrower shall deliver to the Agent a pro forma Compliance Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in §9.1.

(d)                                 In addition, Borrower may voluntarily remove any Unencumbered Properties from the calculation of Unencumbered Asset Value by delivering to the Agent, no later than five (5) Business Days prior to date on which such removal is to be effected, notice of such removal, together with a statement that no Default or Event of Default then exists or would, upon the occurrence of such event or with passage of time, result from such removal, and the identity of the Unencumbered Property being removed, and a calculation of the value attributable to such Unencumbered Property.  Simultaneously with the delivery of the items required pursuant above, Borrower shall deliver to the Agent a pro forma Compliance Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in §7.22 and §9.1.

(e)                                  Notwithstanding the foregoing, in the event any Real Estate does not qualify as Eligible Real Estate or satisfy the requirements of §7.22(a), such Real Estate shall be included in the calculation of the Unencumbered Asset Value so long as (x) the Agent shall have received the prior written consent of each of the Majority Lenders to the inclusion of such Real Estate in the calculation of the Unencumbered Asset Value and (y) at no time after it is included does such Real Estate fail to satisfy any requirements of the Majority Lenders imposed as a condition to such approval, and any requirements of the definition of Eligible Real Estate or of §7.22(a) in addition to those it failed to satisfy at the time such consent of the Majority Lenders was provided for such inclusion.

§7.23                 Sanctions Laws and Regulations.  The Borrower shall not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit or lend, contribute or otherwise make available such proceeds to any Guarantor, Subsidiary, Unconsolidated Affiliate or other Person (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is itself the subject of territorial sanctions under applicable Sanctions Laws and Regulations, (ii) in any manner that would result in a violation of applicable Sanctions Laws and Regulations by any party to this Agreement, or (iii) in any manner that would cause the Borrower, the Guarantors or any of their respective Subsidiaries to violate the United States Foreign Corrupt Practices Act.  None of the funds or assets of the Borrower or Guarantors that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions Laws and Regulations.  Borrower shall maintain policies and procedures designed to achieve compliance with Sanctions Laws and Regulations.

§8.                               NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any of the Lenders has any obligation to make any Loans or issue any Letter of Credit:

§8.1                        Restrictions on Indebtedness.  Borrower will not, and will not permit REIT or their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)                                 Indebtedness to the Lenders arising under any of the Loan Documents;

(b)                                 current liabilities of Borrower or its respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c)                                  Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(d)                                 Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;

(e)                                  endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(f)                                   subject to the provisions of §9, (i) Secured Recourse Indebtedness of Borrower and its Subsidiaries, provided that the aggregate amount of such Indebtedness shall not exceed fifteen percent (15%) of Gross Asset Value;

(g)                                  subject to the provisions of §9, Consolidated Secured Indebtedness of Borrower and its Subsidiaries, provided that the aggregate amount of such Indebtedness shall not exceed forty percent (40%) of Gross Asset Value;

(h)                                 subject to the provisions of §9, Unsecured Indebtedness of Borrower and its Subsidiaries and of REIT and General Partner; and

(i)                                     (i)                                     indebtedness of the REIT, Borrower or any other Subsidiary in the form of purchase price adjustments, earn-outs or other arrangements representing acquisition consideration incurred in connection with any acquisition permitted by this Agreement or other Investment permitted by §8.3 other than Indebtedness for borrowed money, provided that, solely with respect to any Unencumbered Property Subsidiary and the REIT, such Indebtedness is unsecured; and (ii) Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and Cash Management Services or in connection with any automated clearing-house transfers of funds; provided that such Indebtedness shall be repaid in full within five Business Days of the incurrence thereof.

Notwithstanding anything in this Agreement to the contrary, (i) none of the Indebtedness described in §8.1(f) or (g) above shall be secured by any asset included in the calculation of the Unencumbered Asset Value or any interest therein or any direct or indirect ownership interest in any Subsidiary Guarantor or Unencumbered Property Subsidiary owning such an asset as collateral and (ii) REIT and General Partner shall not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (including, without limitation, pursuant to any conditional or limited guaranty or indemnity agreement creating liability with respect to usual and customary exclusions from the non-recourse limitations governing the Non-Recourse Indebtedness of any Person) other than Indebtedness described in §§8.1(a)-(e) and (h) above.

§8.2                        Restrictions on Liens, Etc.  Borrower will not, and will not permit REIT or their respective Subsidiaries to (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) acquire any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (c) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; or (d) pledge, encumber or otherwise transfer as part of a financing transaction any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, Borrower and any such Subsidiary of Borrower may create or incur or suffer to be created or incurred or to exist:

(i)                                     (A) (x) Liens on properties to secure taxes incurred in the ordinary course of business in respect of obligations not then delinquent (or being contested in good faith by appropriate proceedings as permitted by this Agreement) or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents and (y) assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies (including warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens) incurred in the ordinary course of business in respect of obligations not then delinquent by more than 60 days but in any event prior to the commencement of any foreclosure or other enforcement action with respect thereto (or being contested in good faith by appropriate proceedings as permitted by this Agreement) or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents and (B) Liens on assets other than the assets included in the calculation of Unencumbered Asset Value in respect of judgments permitted by §8.1(d);

(ii)                                  Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii)                               (A) Liens granted by Borrower or any Subsidiary of Borrower (other than an Unencumbered Property Subsidiary or another Subsidiary of Borrower which directly or indirectly owns an interest in an Unencumbered Property Subsidiary) on any asset of such Person securing Indebtedness which is permitted by §8.1(f) or (g), provided that none of such assets shall include any direct or indirect interest in any asset included in the calculation of Unencumbered Asset Value, or any direct or indirect right, title or interest in any rent, issue, profit, proceed or other asset related thereto, included in the calculation of the Unencumbered Asset Value, or any interest in any Unencumbered Property Subsidiary or any Subsidiary of Borrower which directly or indirectly owns an asset included in the calculation of Unencumbered Asset Value), and (B) pledges of security interests in the ownership interests of any Subsidiary of the Borrower which is not an Unencumbered Property Subsidiary or the direct or indirect owner of an interest in an Unencumbered Property Subsidiary securing Indebtedness which is permitted by §8.1(f) or (g);

(iv)                              (A) encumbrances on properties consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which Borrower or any such Subsidiary is a party, purchase money security interests and other liens or encumbrances, which do not individually or in the aggregate have a Material Adverse Effect, (B) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with deposit institutions provided that such liens, rights or remedies are not security for or otherwise related to Indebtedness, and none of such liens, rights or remedies relate to any asset included in the calculation of Unencumbered Asset Value, and (C) UCC pre-filings in respect of Permitted Liens prior to incurrence of such Permitted Liens; provided that if the Indebtedness to which such pre-filing relates is not promptly closed following such pre-filing, such pre-filed UCC financing statement shall be promptly released;

(v)                                 Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(vi)                              Liens in favor of Agent under the Loan Documents to secure the Obligations;

(vii)                           Liens by the REIT or any of its Subsidiaries on cash or Cash Equivalents (other than on any cash or Cash Equivalents of Borrower or any Unencumbered Property Subsidiary (or any direct or indirect owners of Borrower or such Subsidiaries));

(viii)                        the rights of tenants or subtenants in the ordinary course of business relating to the use or occupation of space in any building or of any Real Estate;

(ix)                              any option, contract or other agreement to sell an asset provided such sale is otherwise permitted by this Agreement; and

(x)                                 with respect to any Leased Property, (x) any reversionary interest or title of lessor under an applicable Lease with respect thereto or (y) Lien, easement, restriction or encumbrance to which the interest or title of such lessor may be subject.

(xi)                              Liens arising in connection with customary rights and restrictions contained in agreements relating to such sale or transfer of assets pending the completion thereof; and

(xii)                           Liens arising under Capitalized Lease Obligations with respect to the assets subject to such lease.

Notwithstanding anything in this Agreement to the contrary, REIT and General Partner shall not create or suffer to be created or incurred or to exist any Lien other than Liens contemplated in §8.2(i), (ii), (iv)(B), (v) and (vi).

§8.3                        Restrictions on Investments.  Neither Borrower will, nor will it permit REIT or any of their respective Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a)                                 Cash Equivalents;

(b)                                 the acquisition of fee interests or long-term ground lease interests or interests under Leases by Borrower or its Subsidiaries in (i) Real Estate which is utilized for income-producing Data Center Properties located in the continental United States or the District of Columbia and businesses and investments incidental thereto, and (ii) subject to the restrictions set forth in this §8.3, the acquisition of Land Assets to be developed for the foregoing purposes and Development Properties to be used for the purposes set forth in §8.3(b)(i);

(c)                                  Investments by Borrower in Wholly Owned Subsidiaries of Borrower as of the Closing Date and in any Person that becomes a Wholly Owned Subsidiary of Borrower after the Closing Date;

(d)                                 Investments in non-Wholly Owned Subsidiaries and Unconsolidated Affiliates as of the Closing Date and in any Person that becomes a non-Wholly Owned Subsidiary or an Unconsolidated Affiliate after the Closing Date;

(e)                                  Investment by any Subsidiary in any other Subsidiary, by Borrower in any Subsidiary, and by the REIT in Borrower;

(f)                                   Investments in Land Assets, provided that the aggregate Investment therein shall not exceed five percent (5%) of Gross Asset Value;

(g)                                  Investments in Development Properties, provided that the aggregate Investment therein shall not exceed thirty percent (30%) of Gross Asset Value;

(h)                                 Investments in Mortgage Notes and other notes receivable, provided that the aggregate Investment therein shall not exceed five percent (5%) of Gross Asset Value;

(i)                                     Investments (i) in equipment and other personal property which will be incorporated into, or otherwise used in connection with, Data Center Properties, (ii) with utility companies to bring critical power to Data Center Properties, (iii) services associated with managing and providing Data Center Properties (including ancillary businesses) and (iv) with fiber optic companies to bring fiber optics to Data Center Properties;

(j)                                    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customary and suppliers, in each case in the ordinary course of business; and

(k)                                 Upon the consummation of the Cervalis Acquisition, any loan or extension of credit by any Subsidiary of Borrower to a customer in connection with the customized fit-out of such customer’s cage space at the property located at 50 Madison Road, Totowa, New Jersey not to exceed the principal amount of $3,500,000 outstanding at any time.

Notwithstanding the foregoing, in no event shall the aggregate value of the holdings of Borrower and its Subsidiaries in the Investments described in §8.3(f)-(h) exceed thirty-five percent (35%) of Gross Asset Value at any time.

For the purposes of this §8.3, the Investment of Borrower or its Subsidiaries in any non-Wholly Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of (i) such Person’s pro rata share of their non-Wholly Owned Subsidiaries’ and Unconsolidated Affiliate’s Investment in Land Assets and Development Properties; plus (ii) such Person’s pro rata share of their non-Wholly Owned Subsidiaries’ and Consolidated Affiliates’ Investment in

Mortgage Notes valued at the lesser of GAAP book value and outstanding principal balance; plus (iii) such Person’s pro rata share of any other Investments valued at the GAAP book value.

§8.4                        Merger, Consolidation.  Borrower will not, nor will Borrower permit REIT or any of their respective Subsidiaries to, (a) dissolve, liquidate, dispose of all or substantially all of its assets or (b) consummate a business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing (any of the foregoing transactions in this clause (b), for purposes of this §8.4 (other than §8.4(xii)), a “merger”), except for (i) the merger or consolidation of one or more of the Subsidiaries of Borrower with and into Borrower (it being understood and agreed that in any such event Borrower will be the surviving Person), (ii) the merger or consolidation of two or more Subsidiaries of Borrower, (iii) any dissolution of a Subsidiary (A) that owns no assets or (B) if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to the Lenders, provided that (x) Borrower or a Guarantor receives any assets of such dissolved or liquidated Subsidiary if such dissolved or liquidated Subsidiary was a Guarantor at the time of such liquidation or dissolution and (y) the provisions of §5.2(b) (to the extent that such Subsidiary is a Subsidiary Guarantor at the time of such dissolution) and §7.22 are satisfied, (iv) dispositions permitted by §8.8, (v)(A) a merger of a Person with Borrower, so long as Borrower is the surviving entity, (B) a merger of (1) the general partner of a Person simultaneously merging with Borrower or a Subsidiary of Borrower with (2) General Partner, so long as General Partner is the surviving entity and the provisions of §7.21 are not violated, (C) a merger of an entity that has elected to obtain and qualifies for REIT Status and which is the general partner or other owner of a Person simultaneously merging with Borrower or a Subsidiary of Borrower, with the REIT, so long as the REIT is the surviving entity and the provisions of §7.21 are not violated, and (D) a merger of a Person with a Subsidiary of Borrower (other than an Unencumbered Property Subsidiary or a Subsidiary that in either case directly or indirectly owns an Unencumbered Property unless with respect to an Unencumbered Property Subsidiary the terms of §7.22(a)(iii) are satisfied), in each instance so long as (u) in the case of a merger with REIT, General Partner, Borrower or a Subsidiary of Borrower organized under the laws of a political subdivision of the United States, such Person was organized under the laws of the United States of America or one of its states; (v) if such Subsidiary is a Subsidiary Guarantor or an Unencumbered Property Subsidiary, such Subsidiary is the survivor of such merger or with the prior written approval of Agent, becomes a Subsidiary Guarantor, and if such Subsidiary is not a Subsidiary Guarantor, the surviving Person is controlled by Borrower; (w) Borrower shall have given the Agent at least ten (10) Business Days’ prior written notice prior to consummation of such merger; (x) such merger is completed as a result of negotiations with the approval of the board of directors or similar body of such Person and is not a so called “hostile takeover”; (y) following such merger, Borrower and its Subsidiaries will continue to be engaged solely in the businesses permitted by §7.14; and (z) such merger, together with all other mergers permitted by this §8.4(v) and consummated in the same fiscal year as such merger, shall not increase the Gross Asset Value by more than fifty percent (50%) of the Gross Asset Value as of the end of the previous fiscal year; and (vi) Investments constituting asset or stock acquisitions permitted by §8.3 and which are not mergers, reorganizations, consolidations or business combinations; provided that no such merger or consolidation shall be permitted in the event that a Default or Event of Default exists immediately before or would exist after giving effect thereto.

§8.5                        Sale and Leaseback.  Borrower will not, and will not permit any Guarantor or their respective Subsidiaries, to enter into any arrangement, directly or indirectly, whereby Borrower, any Guarantor or any such Subsidiary shall sell or transfer any Real Estate owned by it in order that then or thereafter Borrower, any Guarantor or any such Subsidiary shall lease back such Real Estate without the prior written consent of Agent, such consent not to be unreasonably withheld.

§8.6                        Compliance with Environmental Laws.  None of Borrower or Guarantors will, nor will it permit any of their Subsidiaries or any other Person to, do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the use, handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of operating large-scale data centers and in material compliance with all applicable Environmental Laws, (b) cause or, with respect to owned or ground leased Real Estate, permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in full compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in full compliance with Environmental Laws, or (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances could reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, except, in each case, (i) with respect to any Real Estate other than an Unencumbered Property included in the calculation of Unencumbered Asset Value where any such use, generation, conduct or other activity has not had and would not reasonably be expected to have a Material Adverse Effect, and (ii) with respect to any Unencumbered Property included in the calculation of Unencumbered Asset Value where any such use, generation, conduct or other activity has not had and would not reasonably be expected, when taken with other matters covered by §6.20 and this §8.6, to result in liability, clean-up, remediation, containment, correction or other costs to Borrower, any Guarantor or any Unencumbered Property Subsidiary individually or in the aggregate with other Unencumbered Properties in excess of $10,000,000.00 or materially adversely effect the operation of or ability to use such property; provided, that in the case of this clause (ii) such estimated liability or other costs shall be promptly reported to the Agent and deducted in the calculation of Unencumbered Asset Value, and Borrower shall diligently and continuously pursue corrective, remedial and other actions to bring such Unencumbered Property or Properties into compliance with Environmental Laws and to eliminate such liability.

Borrower shall, and shall cause its Subsidiaries to:

(i)                                     in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action (including, without limitation, the conducting of engineering tests at the sole expense of Borrower) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Unencumbered Properties included in the calculation of Unencumbered Asset Value in violation of applicable Environmental Laws; and

(ii)                                  if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose it to liability shall occur or shall have occurred on any Unencumbered Property included in the calculation of Unencumbered Asset Value (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Unencumbered Property by Borrower or any such Subsidiary), Borrower shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of such Unencumbered Property to the extent required by and in full compliance with all applicable Environmental Laws; provided, that each of Borrower and its Subsidiaries shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the satisfaction of the Agent and no action shall have been commenced by any enforcement agency.  The Agent may engage its own environmental consultant to review the environmental assessments and the compliance with the covenants contained herein.

At any time while an Event of Default exists hereunder the Agent may at its election (and will at the request of the Majority Lenders) obtain such environmental assessments of any or all of the Unencumbered Properties included in the calculation of Unencumbered Asset Value prepared by an environmental consultant as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Unencumbered Property and (ii) whether the use and operation of any such Unencumbered Property complies with all Environmental Laws to the extent required by the Loan Documents.  Additionally, at any time that the Agent or the Majority Lenders shall have reasonable and objective grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to any Unencumbered Property included in the calculation of Unencumbered Asset Value, or that any of the Unencumbered Property included in the calculation of Unencumbered Asset Value is not in compliance with Environmental Laws to the extent required by the Loan Documents, Borrower shall promptly upon the request of Agent obtain and deliver to Agent such environmental assessments of such Unencumbered Property prepared by an environmental consultant reasonably acceptable to the Agent as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to such Unencumbered Property and (ii) whether the use and operation of such Unencumbered Property comply with all Environmental Laws to the extent required by the Loan Documents.  Environmental assessments may include detailed visual inspections of such Unencumbered Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Unencumbered Property and the use and operation thereof with all applicable Environmental Laws.  All environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of Borrower.  Notwithstanding the foregoing, it shall not be considered a breach of this §8.6 if permission from a third-party (including, without limitation, any owners or landlords) is required to conduct an environmental assessment and, after reasonable attempts, Borrower is unable to obtain such permission for whatever reason and therefore does not perform the requested environmental assessment.

§8.7                        Distributions.

(a)                                 Borrower shall not pay any Distribution to the partners, members or other owners of Borrower, and General Partner and REIT shall not pay any Distribution to their respective partners, members or other owners, if such Distribution is in excess of the amount which, when added to the amount of all other Distributions paid in the same fiscal quarter and the preceding three (3) fiscal quarters, would exceed ninety-five percent (95%) of Funds from Operations for such period (the “FFO Basket”); provided that the foregoing limitation in this §8.7(a) shall not apply to Distributions that are Preferred Distributions; and provided further that the limitations contained in this §8.7(a) shall not (i) preclude Borrower, the REIT or the General Partner from making the minimum amount of Distributions that, when made in accordance with its organizational documents (e.g., pro rata to all of its partners, members or other owners, if so required), are required (A) to enable REIT to maintain its REIT Status, as evidenced by a certification of the principal financial or accounting officer of Borrower containing calculations in detail reasonably satisfactory in form and substance to the Agent, (B) to enable REIT to avoid the imposition of any taxes imposed under Code Section 857(b)(1) or 4981 of the Code, and (C) to enable REIT to avoid the imposition of taxes imposed under Section 857(b)(3) of the Code, provided that no Distribution under this clause (C) may be paid if a Default exists or would arise as a result of such Distribution, (ii) limit the ability of (A) Borrower or the REIT to retain, acquire, relinquish or sell Equity Interests awarded to officers and employees of Borrower, CyrusOne LLC or the REIT pursuant to equity compensation programs in the ordinary course of business in order to pay applicable withholding tax obligations of such employee, or (B) Borrower to distribute funds to the REIT for the purpose of covering administration and operating expense of the REIT in an amount not to exceed $1,000,000.00 per calendar year; (iii) preclude redemptions of equity interests in Borrower or REIT from proceeds of an Equity Offering provided that the proceeds of such Equity Offering are used within ninety (90) days of such issuance and sale for such purpose, (iv) preclude Borrower, the REIT or the General Partner from making cash payments in lieu of the issuance of fractional shares representing insignificant interests in the REIT in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the REIT, or Borrower from making Distributions to the REIT in order to enable the REIT to make such cash payments, (v) preclude the REIT or Borrower from making Distributions, pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers or employees of the REIT, Borrower and their respective Subsidiaries, in an aggregate amount not in excess of $5,000,000 in any fiscal year or the Borrower from making Distributions to the REIT in order to enable the REIT to make such Distributions; provided that any amount not so used in any given fiscal year may be carried forward and used in the next succeeding fiscal year, (vi) preclude the REIT or Borrower from repurchasing Equity Interests upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants as part of a “cashless” exercise, or (vii) (A) preclude Borrower from paying Distributions to the REIT which are promptly used by the REIT to redeem or repurchase Equity Interests of the REIT or Borrower or (B) preclude Borrower from making Distributions which are promptly used by Borrower to redeem or repurchase partnership common units of Borrower, provided that the aggregate amount of Distributions made in reliance on this clause (vii)(A) and (B) shall not exceed $60,000,000 in any calendar year, or (viii) preclude the cashless exchange of Equity Interests in Borrower for Equity Interests in REIT.  For the avoidance of doubt, any Distributions made pursuant to clauses (i) — (viii) of the preceding sentence shall not be included in any calculation to determine Borrower’s, the General Partner’s or the REIT’s compliance with the limitation on Distributions calculated by reference to the FFO Basket.  For the purposes of this §8.7(a), (i) the REIT and the General Partner may each make Distributions in respect of any Distributions received from Borrower, provided such Distributions were, at the time made, permitted by this §8.7(a) to be made by Borrower to the REIT or the General Partner, and (ii) Borrower may make any Distributions to the REIT as are necessary in order to enable the REIT to make any Distributions that are permitted by §8.7(a) to be made by the REIT.

(b)                                 In the event that an Event of Default shall have occurred and be continuing, (i) Borrower, REIT and General Partner shall not pay any Distribution to its partners, members or other owners, other than (A) the minimum amount of Distributions (when made in accordance with the applicable organizational documents (e.g., pro rata to all of its partners, members or other owners, if so required)) required to enable the REIT to maintain its REIT Status, as evidenced by a certification of the principal financial or accounting officer of Borrower containing calculations in detail reasonably satisfactory in form and substance to the Agent and (B) cashless exchanges of Equity Interests in Borrower for Equity Interests in the REIT.

(c)                                  Notwithstanding the foregoing, at any time when an Event of Default under §12.1(a), (b), (h), (i) or (j) shall have occurred and be continuing or the maturity of the Obligations has been accelerated, Borrower shall not, and shall not permit REIT or General Partner to, make any Distributions whatsoever, directly or indirectly, other than cashless exchanges of Equity Interests in Borrower for Equity Interests in the REIT.

§8.8                        Asset Sales.  Borrower will not, and will not permit the Guarantors or their respective Subsidiaries to, sell, transfer or otherwise dispose of any material asset to a Person that is not a Wholly Owned Subsidiary of Borrower other than pursuant to a bona fide arm’s length transaction or, with respect to transactions subject to §8.13, as permitted by §8.13; provided that Borrower, Guarantors and their respective Subsidiaries may sell, transfer or otherwise dispose of assets subject to any condemnation proceeding (including in lieu thereof).  Without limiting the foregoing, neither Borrower nor any Subsidiary thereof shall sell, transfer or otherwise dispose of any Real Estate in one transaction or a series of transactions during any four (4) consecutive fiscal quarters, in excess of an amount equal to thirty-five percent (35%) of Gross Asset Value, except (i) as the result of a condemnation or casualty and (ii) for the granting of Permitted Liens, without the prior written consent of Agent and the Majority Lenders.  For the purpose of calculating the 35% threshold in the preceding sentence, in the event of any sale, transfer or other disposition of any Real Estate by Borrower or any Subsidiary to any Person which is not a Wholly Owned Subsidiary of Borrower, only the portion of the Real Estate in which Borrower or the transferring Subsidiary does not retain an interest shall be counted toward such threshold.  A transfer from Borrower to a Wholly Owned Subsidiary of Borrower or among Wholly Owned Subsidiaries of Borrower shall not count against the thirty-five percent (35%) limit.

§8.9                        [Intentionally Omitted.]

§8.10                 Restriction on Prepayment of Indebtedness.  After the occurrence and during the continuance of any Event of Default, Borrower will not, and will not permit any Guarantor or their respective Subsidiaries to:  (a) optionally or voluntarily prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness other than the Obligations prior to the maturity date thereof; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the proceeds of a new or increased loan, note or other Indebtedness which would otherwise be permitted by the terms of §8.1 and proceeds described in the following clause (y); and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale or other disposition of the Real Estate securing such Indebtedness; and (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date of such Indebtedness.

§8.11                 [Intentionally Omitted.]

§8.12                 Derivatives Contracts.  Neither Borrower nor any of the Guarantors or their respective Subsidiaries shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for interest rate swap, collar, cap or similar agreements providing interest rate protection and currency swaps and currency options made in the ordinary course of business and forward equity commitments and forward equity sale agreements with customary terms and, to the extent constituting Indebtedness, permitted pursuant to §8.1.

§8.13                 Transactions with Affiliates.  Borrower shall not, and shall not permit any Guarantor or any of their respective Subsidiaries to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than any Wholly Owned Subsidiary of Borrower), except (i) transactions set forth on Schedule 6.15 attached hereto and any amendments to stock option plans, employment agreements and indemnities of officers and directors to the extent that such amendment is not adverse, taken as a whole, to the Lenders or the Borrower in any material respect, (ii) transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are substantially no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate (which, in connection with any transaction with a non-wholly owned Subsidiary, may take into account any enhancement to the value of the equity owned by a Wholly Owned Subsidiary of Borrower as a result of the transaction), (iii) Distributions permitted pursuant to §8.7, (iv) transactions under this Agreement or the Senior Notes Documents, (v) (a) transactions solely among the REIT, the General Partner, Borrower and any of their respective Subsidiaries that are Unencumbered Property Subsidiaries or Guarantors or (b) transactions solely among the Subsidiaries of the Borrower that are not Unencumbered Property Subsidiaries or owners of direct or indirect interests in an Unencumbered Property Subsidiary, (vi) issuance by the REIT or Borrower of Equity Interests (other than Disqualified Equity Interests) and receipt by the REIT or Borrower of capital contributions, (vii) any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction, (viii) payroll, travel, business entertainment and similar advances to officers, directors, employees and consultants of the REIT or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the REIT or such Subsidiary for accounting purposes and that are made in the ordinary course of business, (x) compensation, insurance, expense reimbursement, severance, employee benefit arrangements and indemnification of, and other employment arrangements with, directors, officers, consultants and employees of the REIT, Borrower or any Subsidiary of either thereof and (xi) intercompany loans permitted by §8.1 and §8.3.

§8.14                 Equity Pledges.  Notwithstanding anything in this Agreement to the contrary, (a) REIT will not create or incur or suffer to be created or incurred any Lien (other than Liens permitted under §8.2(i)(A)) on any of its direct or indirect legal, equitable or beneficial interest in General Partner or Borrower, including, without limitation, any Distributions or rights to Distributions on account thereof, and (b) General Partner will not create or incur or suffer to be created or incurred any Lien (other than Liens permitted under §8.2(i)(A)) on any of its direct or indirect legal, equitable or beneficial interest in Borrower.

§9.                               FINANCIAL COVENANTS.

Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit:

§9.1                        Unencumbered Asset Tests.

(a)                                 Borrower will not at any time permit Consolidated Total Unsecured Indebtedness (including the Loans and Letter of Credit Liabilities) to exceed sixty percent (60%) of the Unencumbered Asset Value.

(b)                                 Borrower will not at any time permit the Unencumbered Property Debt Yield to be less than 14.0%.

§9.2                        Consolidated Total Indebtedness to Gross Asset Value.  Borrower will not at any time permit Consolidated Total Indebtedness to exceed sixty percent (60%) of Gross Asset Value.

§9.3                        Consolidated EBITDA to Consolidated Fixed Charges.  Borrower will not at any time permit the ratio of Consolidated EBITDA determined for the most recently ended fiscal quarter to Consolidated Fixed Charges for the most recently ended fiscal quarter, to be less than 1.70 to 1.00.

§9.4                        Minimum Consolidated Tangible Net Worth.  Borrower will not at any time permit REIT’s Consolidated Tangible Net Worth to be less than the sum of (i) $1,923,000,000.00 plus (ii) eighty percent (80%) of the sum of (A) any additional Net Offering Proceeds after December 31, 2015, plus (B) the value of interests in Borrower or interests in REIT issued upon the contribution of assets to Borrower or its Subsidiaries after December 31, 2015 (with such value determined at the time of contribution).

§10.                        CLOSING CONDITIONS.

The obligation of the Lenders to make the Loans or issue Letters of Credit shall be subject to the satisfaction of the following conditions precedent:

§10.1                 Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect.  The Agent shall have received a fully executed counterpart of each such document.

§10.2                 Certified Copies of Organizational Documents.  The Agent shall have received from Borrower and each Guarantor a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and in which the Unencumbered Properties included in the calculation of Unencumbered Asset Value are located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of such Person, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification (provided that with respect to any partnership agreement, bylaws or operating agreement delivered to Agent pursuant to the Existing Credit Agreement, such officer, partner or member may certify that there has been no change to such documents previously delivered to Agent) pursuant to the Existing Credit Agreement.

§10.3                 Resolutions.  All action on the part of Borrower and Guarantors, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4                 Incumbency Certificate; Authorized Signers.  The Agent shall have received from Borrower and Guarantors an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party.  The Agent shall have also received from Borrower a certificate, dated as of the Closing Date, signed by a duly authorized representative of Borrower and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Revolving Credit Loan Requests, Letter of Credit Requests, Bid Loan Quote Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of Borrower under the Loan Documents.

§10.5                 Opinion of Counsel.  The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to Borrower and Guarantors in form and substance reasonably satisfactory to the Agent.

§10.6                 Payment of Fees.  Borrower shall have paid to the Agent the fees then due and owing pursuant to §4.2.

§10.7                 Performance; No Default.  Borrower and Guarantors shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.8                 Representations and Warranties.  The representations and warranties made by Borrower and Guarantors in the Loan Documents or otherwise made by Borrower and

Guarantors and their respective Subsidiaries in connection therewith shall be true and correct in all material respects on the Closing Date (except to the extent that any such representation or warranty relates to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects as of such earlier date).

§10.9                 Compliance Certificate.  The Agent shall have received a Compliance Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent fiscal quarter for which Borrower has provided financial statements under §6.4 adjusted in the best good faith estimate of Borrower as of the Closing Date.

§10.10          Consents.  The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.11          [Intentionally Omitted.]

§10.12          [Intentionally Omitted.]

§10.13          Other.  The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§11.                        CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan or issue any Letter of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1                 [Intentionally Omitted].

§11.2                 Representations True; No Default.  Each of the representations and warranties made by or on behalf of Borrower, Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which they were made and shall also be true in all material respects as of the time of the making of such Loan or the issuance of such Letter of Credit, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), and no Default or Event of Default shall have occurred and be continuing.

§11.3                 Borrowing Documents.  The Agent shall have received a fully completed Revolving Credit Loan Request or Bid Loan Quote Request and Bid Loan Quote, as applicable, for such Loan and the other documents and information as required by §2.7, or a fully completed

Letter of Credit Request required by §2.10 in the form of Exhibit H hereto fully completed, as applicable.

§12.                        EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1                 Events of Default and Acceleration.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)                                 Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)                                 Borrower shall fail to pay any interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)                                  [Intentionally Omitted];

(d)                                 Borrower shall fail to perform any term, covenant or agreement contained in §9.1, §9.2, §9.3 or §9.4;

(e)                                  Borrower, Guarantors or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12 or in the other Loan Documents);

(f)                                   any representation or warranty made by or on behalf of Borrower, Guarantors or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, Letter of Credit Request, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of any Letter of Credit or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(g)                                  any of Borrower, Guarantors or any Material Subsidiary shall fail to pay when due (including, without limitation, at maturity) (after all applicable grace and cure periods have expired), any principal, interest or other amount on account any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contracts), or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contracts); provided that the events described in §12.1(g) shall not constitute an Event of Default unless such failure to perform (including under any Derivatives Contracts), together with other failures to perform as described in §12.1(g) (i) is for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or to require the settlement, termination, prepayment, purchase or redemption thereof and (ii)(A) in respect of Recourse Indebtedness, involves singly or in the aggregate obligations for borrowed money or credit received or other Indebtedness totaling in excess of $50,000,000.00 or (B) in respect of Non-Recourse Indebtedness, involves singly or in the aggregate obligations for borrowed money or credit received or other Indebtedness totaling in excess of $75,000,000.00;

(h)                                 Borrower, any Guarantor or any of their Material Subsidiaries, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

(i)                                     a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of Borrower, any Guarantor or any of their respective Material Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;

(j)                                    a decree or order is entered appointing a trustee, custodian, liquidator or receiver for Borrower, any Guarantor or any of their respective Material Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(k)                                 there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, one or more uninsured or unbonded final judgments against Borrower, any Guarantor or any of their respective Subsidiaries that, exceed $50,000,000.00 per occurrence or in the aggregate in any calendar year;

(l)                                     any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents, or to contest or challenge the validity or enforceability of any of the Loan Documents, shall be commenced by or on behalf of Borrower or a Guarantor, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(m)                             any dissolution, termination, partial or complete liquidation, merger or consolidation of Borrower, any Guarantor or any of their respective Material Subsidiaries shall occur or any sale, transfer or other disposition of the assets of Borrower, any Guarantor or any of their respective Subsidiaries shall occur other than not prohibited by the terms of this Agreement or the other Loan Documents;

(n)                                 with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of any of Borrower, any Guarantor or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $10,000,000.00 and either (w) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (x) a trustee shall have been appointed by the United States District Court to administer such Plan; or (y) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan; or (z) such event requires such Guaranteed Pension Plan to notify the PBGC of withdrawal and to determine liability under Section 4062(e) or Section 4063 of ERISA;

(o)                                 Borrower, any Guarantor or any of their respective Subsidiaries or any shareholder, officer, director, partner or member of any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of Borrower, any Guarantor or any of their respective Subsidiaries which in the good faith judgment of the Majority Lenders could reasonably be expected to have a Material Adverse Effect, or (ii) the assets included in the calculation of the Unencumbered Asset Value;

(p)                                 any Guarantor denies that it has any liability or obligations under the Guaranty or any other Loan Document, or shall notify the Agent or any of the Lenders of such Guarantor’s intention to attempt to cancel or terminate the Guaranty or cancel any other Loan Document, or shall fail to observe or comply with any term, covenant, condition or agreement under the Guaranty or any other Loan Document;

(q)                                 any Change of Control shall occur; or

(r)                                    an Event of Default under any of the other Loan Documents shall occur;

then, and in any such event, the Agent may, and upon the request of the Majority Lenders shall, by notice in writing to Borrower declare all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; provided that in the event of any Event of Default specified in §12.1(h), §12.1(i) or §12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent.  Upon demand by Agent or the Majority Revolving Credit Lenders in their absolute and sole discretion after the occurrence of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Revolving Credit Loan have been satisfied, the Revolving Credit Lenders will cause a Revolving Credit Loan to be made in the undrawn amount of all Letters of Credit.  The proceeds of any such Revolving Credit Loan will be pledged to and held by Agent as security for any amounts that become payable under the Letters of Credit and Revolving Credit Loans.  In the alternative, if demanded by Agent in its absolute and sole discretion after the occurrence of an Event of Default, Borrower will deposit in the Collateral Account and pledge to Agent cash in an amount equal to the amount of all undrawn Letters of Credit.  Such amounts will be pledged to and held by Agent for the benefit of the Lenders as security for any amounts that become payable under the Letters of Credit and all other Obligations.  Upon any draws under Letters of Credit, at Agent’s sole discretion, Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations or if there are no outstanding Obligations and Lenders have no further obligation to make Revolving Credit Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by Borrower will be released to Borrower.  For the purposes of this §12.1, a Material Subsidiary shall be determined without reference to whether such Subsidiary is an Excluded Subsidiary.

§12.2                 Certain Cure Periods; Limitation of Cure Periods.  Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) with respect to the payment of interest or other fees on the Loans in the event that Borrower cures such Default within five (5) Business Days after the date such payment is due, provided that no such cure period shall apply to any payments due upon the maturity of the Notes, (ii) no Event of Default shall exist hereunder upon the occurrence of any failure to comply with §7.4(c), §7.19 or §7.22 in the event that Borrower cures such Default within five (5) Business Days following occurrence of such failure; and (iii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(e) in the event that Borrower cures such Default within thirty (30) days following receipt of written notice of such default from Agent, provided that the provisions of this clause (iii) shall not pertain to any default consisting of a failure to comply with §8.1, §8.2, §8.3, §8.4, §8.7, §8.8 or §8.14.

In the event that there shall occur any Default or Event of Default that affects only certain Unencumbered Property included in the calculation of the Unencumbered Asset Value, then Borrower may elect to cure such Default (so long as no other Default or Event of Default would arise as a result) by electing to have Agent remove such Unencumbered Property from the calculation of Unencumbered Asset Value and by reducing the Outstanding Loans by the amount necessary so that no Event of Default exists under §9.1 or §9.2, in which event such removal and reduction shall be completed within five (5) Business Days after the earlier of (i) Borrower obtaining knowledge of such Default and (ii) receipt of notice of such Default from the Agent or the Majority Lenders.

§12.3                 Termination of Commitments.  If any one or more Events of Default specified in §12.1(h), §12.1(i) or §12.1(j) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to Borrower.  If any other Event of Default shall have occurred and be continuing, the Agent may, and upon the election of the Majority Revolving Credit Lenders with respect to Revolving Credit Loans and Bid Loans, shall, by notice to Borrower terminate the obligation to make Loans and issue Letters of Credit, as applicable, to Borrower.  No termination under this §12.3 shall relieve

Borrower or Guarantors of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4                 Remedies.  In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Lenders may, and upon the direction of the Majority Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof.  No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.  Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default.  If Borrower or any Guarantor fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) days after demand bear interest at the Default Rate.  In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, Borrower shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§12.5                 Distribution of Proceeds.  In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the assets of Borrower or Guarantors, such monies shall be distributed for application as follows:

(a)                                 First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b)                                 Second, to all other Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the

Majority Lenders shall determine; provided, that (i) Swing Loans shall be repaid first, (ii) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee due and payable pursuant to §4.2; (iii) in the event that any Lender is a Defaulting Lender, payments to such Lender shall be governed by §2.13, and (iv) except as otherwise provided in clause (iii), Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses (but excluding the Swing Loans) shall be made among the Lenders pro rata; and provided, further that the Majority Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

(c)                                  Third, the excess, if any, shall be returned to Borrower or to such other Persons as are entitled thereto.

§12.6                 Collateral Account.

(a)                                 As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, Swing Loans and the other Obligations, Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account.  The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities or Swing Loans until applied by the Agent as provided herein.  Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this section and as otherwise provided in this Agreement.

(b)                                 If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, Borrower and the Lenders authorize the Agent to use the monies deposited in the Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment.  If a Swing Loan is not refinanced as a Base Rate Loan or LIBOR Rate Loan as provided in §2.5 above, then the Agent is authorized to use monies deposited in the Collateral Account to make payment to the Swing Loan Lender with respect to any participation not funded by a Defaulting Lender.

(c)                                  While an Event of Default exists, the Majority Revolving Credit Lenders may, in their discretion, at any time and from time to time, instruct the Agent to apply the funds in the Collateral Account to the Obligations in accordance with §12.5.

(d)                                 So long as no Default or Event of Default then exists, and to the extent amounts on deposit in the Collateral Account pursuant to §2.13(e) exceed the pro rata share of any Letter of Credit Obligations and participations in Swing Loans of any Defaulting Lender after giving effect to §2.13(c), the Agent shall, from time to time, at the request of Borrower, deliver to Borrower within five (5) Business Days after the Agent’s receipt of such request from Borrower, against receipt but without any recourse, warranty or representation whatsoever, such excess balances in the Collateral Account at such time from deposits pursuant to §2.13(e).

(e)                                  Borrower shall pay to the Agent from time to time such reasonable fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account.  Borrower authorizes Agent to file such financing statements as Agent may reasonably require in order to perfect Agent’s security interest in the Collateral Account, and Borrower shall promptly upon demand execute and deliver to Agent such other documents as Agent may reasonably request to evidence its security interest in the Collateral Account.

(f)                                   Upon payment in full of all Obligations (other than indemnification obligations which by their terms expressly survive payment of the Obligations and termination of this Agreement or any of the other Loan Documents unless a claim is pending with respect thereto) and the termination of the obligations of the Lenders and the Issuing Lenders to extend credit hereunder and under the other Loan Documents and the cancelation or expiration of all Letters of Credit (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to Administrative Agent and Issuing Lender in their sole and absolute discretion shall have been made), all funds held in the Collateral Account shall be promptly returned to Borrower and the security interest granted to Agent pursuant to §12.6(a) shall automatically be released without any further action by any further party.  Agent will, at Borrower’s expense, promptly execute and deliver to Borrower such documents as Borrower may reasonably request to evidence the release of such security interest.

§13.                        SETOFF.

Regardless of the adequacy of any collateral, if any, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to Borrower or any Guarantor and any securities or other property of Borrower or any Guarantor in the possession of such Lender may, without notice to Borrower or any Guarantor (any such notice being expressly waived by Borrower and Guarantors) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of such Person to such Lender.  Each of the Lenders agrees with each other Lender that if such Lender shall receive from Borrower or any Guarantor, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.  Without limiting the foregoing, each of the Bid Loan Lenders agrees with each other Bid Loan Lender holding a Bid Loan made as part of the same Bid Loan Borrowing that if such Bid Loan Lender shall receive from Borrower or any Guarantor, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Bid Loan Note held by such Bid Loan Lender any amount in excess of its ratable portion of the payments received by all of the Bid Loan Lenders with respect to the Bid Loan Notes held by all of such Bid Loan Lenders relating to such Bid Loan Borrowing, such Bid Loan Lender will make such disposition and arrangements with the other Bid Loan Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bid Loan Lender receiving in respect of such Bid Loan Notes held by it its proportionate payment as contemplated by this Agreement.  In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

§14.                        THE AGENT.

§14.1                 Authorization.  The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.  The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship.  Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Borrower, Guarantors and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2                 Employees and Agents.  The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by Borrower to the extent provided for in §15.

§14.3                 No Liability.  Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Majority Lenders.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent has received notice from a Lender or

Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4                 No Representations.  The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter, in each case furnished to it by or on behalf of Borrower, Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents.  The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by Borrower, Guarantors or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete.  The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of Borrower, Guarantors or any of their respective Subsidiaries, or the value of any collateral or any other assets of Borrower, Guarantors or any of their respective Subsidiaries.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents.  Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents.

§14.5                 Payments.

(a)                                 A payment by Borrower or Guarantors to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender.  The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by Borrower hereunder shall be applied in accordance with §2.13(d).

(b)                                 If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§14.6                 Holders of Notes.  Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7                 Indemnity.  The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods.  The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8                 Agent as Lender.  In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9                 Resignation.  The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and Borrower.  Any such resignation may at Agent’s option also constitute Agent’s resignation as Issuing Lender and Swing Loan Lender.  Upon any such resignation, the Majority Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, any Lender or any U.S. bank (or U.S. branch of a foreign bank) whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00.  Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be reasonably acceptable to Borrower.  If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any U.S. bank (or U.S. branch of a foreign bank) whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00.  Upon the acceptance of any appointment as Agent and, if applicable, Issuing Lender and Swing Loan Lender, hereunder by a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, if applicable, Issuing Lender and Swing Loan Lender, and the retiring Agent and, if applicable, Issuing Lender and Swing

Loan Lender, shall be discharged from its duties and obligations hereunder as Agent and, if applicable, Issuing Lender and Swing Loan Lender.  After any retiring Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent, Issuing Lender and Swing Loan Lender.  If the resigning Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit.  Upon any change in the Agent under this Agreement, the resigning Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning Agent.

§14.10          Duties in the Case of Enforcement.  In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Majority Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders.  Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and Agent shall promptly thereafter notify the Lenders of such action.  Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by Borrower or Guarantors within such period.  The Majority Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11          Bankruptcy.  In the event a bankruptcy or other insolvency proceeding is commenced by or against Borrower or any Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders.  Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Majority Lenders or all of the Lenders as required by this Agreement.  Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.

§14.12          Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Agent may consult with legal counsel (who may be counsel for Borrower or Guarantors), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.13          Approvals.

(a)                                 If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Majority Lenders, Majority Revolving Credit Lenders, Majority Term Loan A Lenders or Majority Term Loan B Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the written request for action together with all reasonably requested information related thereto requested by such Lender (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof.  To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender.  If the Agent submits to the Lenders a written request for consent with respect to this Agreement and any Lender fails to provide Directions within ten (10) days after such Lender receives from the Agent such initial request for Directions together with all reasonably requested information related thereto, then Agent shall make a second request for approval, which approval shall include the following in all capital, bolded, block letters on the first page thereof:

“THE FOLLOWING REQUEST REQUIRES A RESPONSE WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT.  FAILURE TO DO SO WILL BE DEEMED AN APPROVAL OF THE REQUEST.”

If the Agent submits to such Lender a second written request to approve or disapprove such action, and a Lender fails to provide Directions within five (5) Business Days after the Lender receives from the Agent such second request, then any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action.

(b)                                 In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent (a “Subsequent Approval Request”), then for the purposes of this paragraph each Lender shall be required to respond to a Subsequent Approval Request within five (5) Business Days of receipt of such request.

If the Agent submits to the Lenders a Subsequent Approval Request and any Lender fails to provide Directions within five (5) Business Days after such Lender receives from the Agent the Subsequent Approval Request, then Agent shall make a second request for approval, which approval shall include the following in all capital, bolded, block letters on the first page thereof:

“THE FOLLOWING REQUEST REQUIRES A RESPONSE WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT.  FAILURE TO DO SO WILL BE DEEMED AN APPROVAL OF THE REQUEST.”

If the Agent submits to such Lender a second written request to approve or disapprove the Subsequent Approval Request, and the Lender fails to approve or disapprove such Subsequent Approval Request within five (5) Business Days after the Lender receives from the Agent such second request, then any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action.

(c)                                  Each request by Agent for a Direction shall include Agent’s recommended course of action or determination.  Notices given by Agent pursuant to this §14.13 may be given through the use of Intralinks, Syndtrak or another electronic information dissemination system.  Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing.  Notwithstanding anything in this §14.13 to the contrary, any matter requiring all Lenders’ or each affected Lender’s approval or consent shall not be deemed given by a Lender as a result of such Lender’s failure to respond to any approval or consent request within any applicable reply period.  Notwithstanding anything to the contrary set forth in this §14.13, the Agent, at the direction of the Majority Lenders, or the Majority Lenders, may at any time take any action that is permitted hereunder to be taken by the Majority Lenders.

§14.14          Borrower and Guarantors Not Beneficiary.  Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by Borrower or Guarantors, and except for the provisions of §14.9, may be modified or waived without the approval or consent of Borrower or Guarantors.

§15.                        EXPENSES.

Borrower agrees to pay, without duplication, (a) the reasonable and documented out-of-pocket costs of Agent of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any Indemnified Taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders, including any taxes payable on or with respect to the transactions contemplated by this Agreement, including any such taxes payable by the Agent or any of the Lenders after the

Closing Date (Borrower hereby agreeing to indemnify the Agent and each Lender with respect thereto), (c) all title searches, environmental reviews and the reasonable and documented out-of-pocket fees, expenses and disbursements of the single counsel to the Agent and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the out-of-pocket fees, costs, expenses and disbursements of Agent incurred in connection with the syndication of the Loans, (e) all other reasonable and documented out-of-pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the making of each advance hereunder, and the issuance of Letters of Credit, and the syndication of the Commitments pursuant to §18 (without duplication of those items addressed in subparagraph (d), above), (f) all out-of-pocket expenses (including reasonable and documented out-of-pocket fees and costs of appraisers, attorneys, engineers, investment bankers or other experts retained by any Lender or the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against Borrower or Guarantors or the administration thereof while a Default or Event of Default exists and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lenders’ relationship with Borrower or Guarantors with respect to the Loan Documents (provided that any attorneys’ fees and costs pursuant to this §15 shall be limited to those incurred by one primary counsel to the Agent and an additional single local counsel in each applicable local jurisdiction for all Lenders taken as a whole (and, to the extent reasonably necessary in the case of an actual or perceived conflict of interest, one additional counsel), (g) all reasonable and documented out-of-pocket fees, expenses and disbursements of the Agent incurred in connection with UCC searches or title searches, (h) all reasonable and documented out-of-pocket fees, expenses and disbursements (including reasonable and documented out-of-pocket attorneys’ fees and costs, subject to the proviso above) which may be incurred by KeyBank in connection with the execution and delivery of this Agreement and the other Loan Documents, and (i) all reasonable and documented out-of-pocket expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans; provided, however, that Borrower shall not be obligated to reimburse any Person in connection with any litigation, proceeding or dispute (A) in the case of any action brought by Borrower against such Person as a result of a material breach by such Person as determined by a court of competent jurisdiction by final and nonappealable judgment in which Borrower is the prevailing party or (B) to the extent of any claim of liability arising out of (x) the willful misconduct or gross negligence of such Person as determined by a court of competent jurisdiction by final and nonappealable judgment, or (y) disputes solely between and among Persons other than the Borrower and the Guarantors other than (1) disputes involving the Agent or Arrangers in their respective capacities as such and (2) disputes to the extent arising from an act or omission of the Borrower or any Guarantor.  The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16.                        INDEMNIFICATION.

Borrower agrees to indemnify and hold harmless the Agent, the Lenders, the Arrangers and each of their respective Affiliates and each director, officer, employee and agent of each of the foregoing (the “Indemnified Parties”) against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Unencumbered Properties or the Loans, (b) any condition of the Unencumbered Properties or any other Real Estate, (c) any actual or proposed use by Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of Borrower, the Guarantors or any of their respective Subsidiaries, (e) Borrower and Guarantors entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Unencumbered Properties or any other Real Estate, (g) with respect to Borrower and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable and documented out-of-pocket fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that (i) the Borrower shall only be required to indemnify the Indemnified Parties for the reasonable, documented legal fees and reasonable, documented out-of-pocket expenses (provided that the Indemnified Parties shall not be required to disclose any privileged or confidential information) of one primary counsel to the Indemnified Parties, taken as a whole, and an additional single local counsel in each applicable local jurisdiction for all such parties (and, to the extent reasonably necessary in the case of an actual or perceived conflict of interest, one additional counsel) and (ii) the Borrower shall not be obligated to indemnify an Indemnified Party under this §16 (A) in the case of any action brought by Borrower against such Indemnified Party as a result of a material breach by such Indemnified Party as determined by a court of competent jurisdiction by final and nonappealable judgment in which Borrower is the prevailing party or (B) to the extent of any claim of liability arising out of (x) the willful misconduct or gross negligence of such Indemnified Party as determined by a court of competent jurisdiction by final and nonappealable judgment, or (y) disputes solely between and among the Indemnified Parties and/or their affiliates other than (1) disputes involving the Agent or Arrangers in their respective capacities as such and (2) disputes to the extent arising from an act or omission of the Borrower or any Guarantor.  If, and to the extent that the obligations of Borrower under this §16 are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§17.                        SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of Borrower, Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letters of Credit remain outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit.  The indemnification obligations of Borrower provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein.  All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of Borrower, the Guarantors or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18.                        ASSIGNMENT AND PARTICIPATION.

§18.1                 Conditions to Assignment by Lenders.  Except as provided herein, each Lender may assign to one or more banks or other entities (but not to any natural person) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent, the Issuing Lender and, so long as no Default or Event of Default exists hereunder, Borrower shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, and if the Borrower does not respond to any such request for consent within ten (10) Business Days, the Borrower shall be deemed to have consented (provided that such consent shall not be required for any assignment to in respect of a Revolving Credit Lender, another Revolving Credit Lender or Term Loan Lender, a Related Revolving Fund, an Affiliate of a Revolving Credit Lender or Term Loan Lender which controls, is controlled by or is under common control with the assigning Lender or to a wholly owned Subsidiary of such Lender, and in respect of a Term Loan Lender, another Term Loan Lender or Revolving Credit Lender, a Related Term Fund or Related Revolver Fund, an Affiliate of a Term Loan Lender or Revolving Credit Lender which controls, is controlled by or is under common control with the assigning Lender or to a wholly owned Subsidiary of such Lender), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to its Commitment, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit J annexed hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, Borrower, REIT or any other Guarantor, or to a Defaulting Lender or an Affiliate of a Defaulting Lender, (e) such assignee of a portion of the Revolving Credit Loans shall have a net worth or unfunded commitment as of the date of such assignment of not less than $100,000,000.00 (unless otherwise approved by Agent and, so long as no Default or Event of Default exists hereunder, Borrower), (f) such assignee shall acquire an interest in the applicable Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, Borrower, and (g) if such assignment is less than the assigning Lender’s Revolving Credit Commitment, Term Loan A Commitment or Term Loan B

Commitment, the assigning Lender shall retain an interest in the applicable Loans of not less than $5,000,000.00.  In connection with such assignment of the Revolving Credit Commitment, the assignor may assign all or any portion of its Bid Loan Note and the Bid Loans at the time owing to it to the same such assignee, which, if so assigned, shall be assigned in such proportion as the assignor and assignee agree, but in no event shall the assignee acquire an interest in the Bid Loans of the assignor of less than $5,000,000.00; provided, however, that in the event such assignor assigns all of its Revolving Credit Commitment, such assignor shall assign all of its Bid Loan Note and Bid Loans, if any, in connection therewith to the same such assignee.  Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment.  In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, Borrower, REIT or any Guarantor and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender.  In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of Borrower and Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

§18.2                 Register.  The Agent, acting solely for this purpose as a non-fiduciary agent on behalf of Borrower, shall maintain a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Guarantors, Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower and Lenders at any reasonable time and from time to time upon reasonable prior notice.  Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $5,000.00.

§18.3                 New Notes.  Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register.  Within five (5) Business Days after receipt of notice of such assignment from Agent, Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the assigning Lender in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes.  The surrendered Notes shall be canceled and returned to Borrower.

§18.4                 Participations.  Each Lender may sell participations to one or more Lenders or other entities (but not to any natural person) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §4.8, §4.9 and §4.10, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against Borrower, (e) such sale is effected in accordance with all applicable laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by Borrower, REIT or any other Guarantor and shall not be a Defaulting Lender or an Affiliate of a Defaulting Lender; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Revolving Credit Maturity Date pursuant to §2.12), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release Borrower or any Guarantor (except as otherwise permitted under this Agreement).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

§18.5                 Pledge by Lender.  Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341, any other central bank having jurisdiction over such Lender or to such other Person as the Agent may approve to secure obligations of such Lenders.  No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6                 No Assignment by Borrower.  Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each of the Lenders.

§18.7                 Disclosure.  Each of Agent and the Lenders agrees to maintain the confidentiality of the Information, except that the Information may be disclosed by Agent or a Lender:

(a)                                 to its Affiliates directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives, advisors and controlling persons, including, but not limited to, its accountants, appraisers, legal counsel, professional advisors and other agents and advisors (collectively the “Related Parties”) who shall be informed of the confidential nature of such Information and instructed to keep such Information confidential;

(b)                                 to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided that, to the extent commercially feasible and not prohibited by applicable law or court order, the Agent or applicable Lender, shall notify Borrower of any request by any regulatory authority (other than any such request in connection with an examination of Agent or a Lender) for disclosure of any such non-public Information prior to disclosure of such Information;

(c)                                  to the extent required by applicable law or by any subpoena or similar legal process;

(d)                                 to any other party to the Loan Documents;

(e)                                  in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to the Loan Documents or the enforcement of rights hereunder or thereunder to the extent such disclosure is reasonably necessary in connection with such suit, action or proceeding (provided that Borrower shall be given notice thereof and a reasonable opportunity to seek a protective court order with respect to such Information prior to such disclosure (it being understood that the refusal by a court to grant such a protective order shall not prevent the disclosure of such Information thereafter));

(f)                                   subject to an agreement containing confidentiality undertakings substantially similar to those of this Section 18.7, to (i) any Lender, assignee, of or participant in, or any prospective Lender, assignee of or participant in, the Loans or any interest therein, and their Related Parties in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (Borrower hereby agrees to promptly cooperate with any reasonable requests by any Lender in connection with any proposed assignment, transfer or participation of all or any portion of such Lender’s Commitment) or (ii) any actual or prospective counterparty (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the REIT, Borrower or any other Subsidiary and its obligations, the Loan Documents or payments hereunder or thereunder;

(g)                                  on a confidential basis to (i) any rating agency in connection with rating the REIT, its Subsidiaries or the Loans or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans;

(h)                                 with the consent of Borrower; or

(i)                                     to the extent such Information (A) becomes publicly available other than as a result of a breach of this §18.7 or (B) becomes available to any Lender, Related Parties or Affiliates of any of the foregoing on a non-confidential basis from a source other than REIT, Borrower or any of their respective Subsidiaries that, to the actual knowledge of such Lender, Related Parties or Affiliate, without duty of inquiry, is not subject to contractual or fiduciary confidentiality obligations.

Any Person required to maintain the confidentiality of Information as provided in §18.7 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

§18.8                 Amendments to Loan Documents.  Upon any such assignment or participation, Borrower shall (and shall cause Guarantors to), upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment or participation.

§18.9                 Titled Agents.  The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§18.10          Mandatory Assignment.  In the event Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request is approved by Agent but is not approved by one or more of the Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) days after Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within thirty (30) days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its entire Commitment.  The Agent shall promptly (but in any event, no later than three (3) Business Days after receipt of such notice from Borrower) notify the remaining Lenders (each such notice, the “Lender Offer Notice”) that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent).  In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Commitment within ten (10) Business Days of receipt of the Lender Offer Notice, then Borrower may endeavor to find a new Lender or Lenders to acquire such remaining Commitment, such Lender or Lenders to be subject to the approval of Agent and Issuing Lender, such approval not to be unreasonably withheld.  Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement and such Non-Consenting Lender’s original Note.  Notwithstanding anything in this §18.10 to the contrary, any Lender or other Lender assignee acquiring some or all of the assigned Commitment of the Non-Consenting Lender must consent to the proposed amendment, modification or waiver.  The purchase price to be paid by the acquiring Lenders for the Non-Consenting Lender’s Commitment shall equal the principal owed to such Non-Consenting Lender, and Borrower shall pay to such Non-Consenting Lender in addition thereto and as a condition to such sale any and all other amounts outstanding and owed by Borrower to the Non-Consenting Lender hereunder or under any of the other Loan Documents, including all accrued and unpaid interest or fees which would be owed to such Non-Consenting Lender hereunder or under any of the other Loan Documents if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment.  No registration fee under §18.2 shall be required in connection with such assignment.

§19.                        NOTICES.

Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telegraph, telecopy, telefax or telex, and addressed as follows:

If to the Agent or KeyBank:

KeyBank National Association
4910 Tiedeman Road, 3rd Floor
Brooklyn, Ohio 44144
Attn:  Real Estate Capital Services

With a copy to:

KeyBank National Association
127 Public Square, 8th Floor
Cleveland, Ohio 44114
Attn:  Mr. Jason Weaver
Telecopy No.:  (216) 689-5819

and

Dentons US LLP
303 Peachtree Street, N.E.
Suite 5300
Atlanta, Georgia 30308
Attn:  Mr. William F. Timmons, Esq.
Telecopy No.:  (404) 527-4198

If to Borrower:

CyrusOne LP
1649 West Frankford Road
Carrollton, Texas 75007
Attn:  Gregory Andrews
Telecopy No.:  (972) 820-8633

With a copy to:

DLA Piper LLP (US)
The Marbury Building
6225 Smith Avenue
Baltimore, Maryland 21209-3600
Attn:  Leeann Kelly-Judd
Telecopy No.:  (410) 580-3183

to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender.  Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telegraph, telecopy, telefax or telex is permitted, upon being sent and confirmation of receipt.  The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt.  Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent.  By giving at least five (5) days prior Notice thereof, Borrower, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

Loan Documents and notices under the Loan Documents may, with Agent’s approval, be transmitted and/or signed by facsimile and by signatures delivered in “PDF” format by electronic mail.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on the Borrower, the Guarantors, Agent and Lenders.  Agent may also require that any such documents and signature delivered by facsimile or “PDF” format by electronic mail be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver any such manually-signed original shall not affect the effectiveness of any facsimile or “PDF” document or signature.  Agent, any Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

§20.                        RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to Borrower, Guarantors or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21.                        GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN).  BORROWER FURTHER ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND (ii) WAIVES ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM.  BORROWER FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19 HEREOF.  IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY ASSETS OF BORROWER OR GUARANTORS EXIST AND BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 HEREOF.

§22.                        HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.                        COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.                        ENTIRE AGREEMENT, ETC.

This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents.  All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.                        WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF BORROWER, AGENT AND LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25.  BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26.                        DEALINGS WITH BORROWER.

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with Borrower, Guarantors and their respective Subsidiaries or any of their Affiliates regardless of the capacity of Agent or the Lender hereunder.  The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.  Borrower acknowledges, on behalf of itself and its Affiliates, that the Agent and each of the Lenders and their respective Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) in which Borrower and its Affiliates may have conflicting interests regarding the transactions described herein and otherwise.  Neither the Agent nor any Lender will use confidential information obtained from Borrower by virtue of the transactions contemplated hereby or its other relationships with Borrower and its Affiliates in connection with the performance by the Agent or such Lender or their respective Affiliates of services for other companies, and neither the Agent nor any Lender nor their Affiliates will furnish any such information to other companies.  Borrower, on behalf of itself and its Affiliates, also acknowledges that neither the Agent nor any Lender has any obligation to use in connection with the transactions contemplated hereby, or to furnish to Borrower, confidential information obtained from other companies.  Borrower, on behalf of itself and its Affiliates, further acknowledges that one or more of the Agent and Lenders and their respective Affiliates may be a full service securities firm and may from time to time effect transactions, for its own or its Affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of Borrower and its Affiliates.

§27.                        CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by Borrower or Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Lenders.  Notwithstanding the foregoing, none of the following may occur without the written consent of:  (a) in the case of a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest), the consent of each Lender holding a Note affected by such interest rate reduction; (b) in the case of an increase in the Revolving Credit Commitment, Term Loan A Commitment, Term Loan B Commitment or the amount of the Commitments of the Lenders (in each case, except as provided in §2.11 and §18.1), the consent of each Lender whose Commitment is increased; (c) in the case of a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents, the consent of each Lender that would have otherwise received such principal, interest or fee; (d) in the case of a change in the amount of any fee payable to a Lender hereunder, the consent of each Lender to which such fee would otherwise be owed; (e) in the case of the postponement of any date fixed for any payment of principal of or interest on the

Loan, the consent of each Lender that would otherwise have received such principal or interest at an earlier date; (f) in the case of an extension of the Revolving Credit Maturity Date, the Term Loan A Maturity Date or the Term Loan B Maturity Date (except as provided in §2.12), each Lender whose Commitment is thereby extended; (g) in the case of a change in the manner of distribution of any payments to the Lenders or the Agent, the consent of each Lender directly affected hereby; (h) in the case of the release of Borrower or any material portion of the Guarantors except as otherwise provided in this Agreement, each Lender directly affected thereby; (i) in the case of an amendment of the definition of Majority Lenders, each Lender directly affected thereby, in the case of an amendment of the definition of Majority Revolving Credit Lenders, each Revolving Credit Lender, in the case of an amendment of the definition of Majority Term Loan A Lenders, each Term Loan A Lender, and, in the case of an amendment to the definition of Majority Term Loan B Lenders, each Term Loan B Lender; (j) in the case of any modification to require a Lender to fund a pro rata share of a Loan to Borrower other than based on such Lender’s Commitment Percentage, the consent of each such Lender thereby required to fund a pro rata share other than based on its Commitment Percentage; (k) in the case of an amendment to this §27, each Lender directly affected thereby; or (l) in the case of an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Majority Lenders, to require a lesser number of Lenders to approve such action, each Lender directly affected thereby, in the case of an amendment of any provision of any Loan Document that requires the approval of the Majority Revolving Credit Lenders to require a lesser number of Lenders to approve such action, each Revolving Credit Lender or, in the case of an amendment to any provision of the Loan Documents that requires the approval of the Majority Term Loan A Lenders or Majority Term Loan B Lenders, as applicable, to require a lesser number of Lenders to approve such action, each Term Loan A Lender or Term Loan B Lender, respectively.  The provisions of §14 may not be amended without the written consent of the Agent (and, with respect to §14.9, Borrower).  There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Lender or Bid Loans without the consent of the Bid Loan Lenders, nor any amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender.  Any fee letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.  There shall be no amendment, modification or waiver of any provision in the Loan Documents which result in a modification of the conditions to funding with respect to the Revolving Credit Commitment, the Term Loan A Commitment or the Term Loan B Commitment without the written consent of the Majority Revolving Credit Lenders, the Majority Term Loan A Lenders or the Majority Term Loan B Lenders, respectively, nor any amendment, modification or waiver that disproportionately affects the Revolving Credit Lenders, the Term Loan A Lenders or the Term Loan B Lenders without the approval of the Majority Revolving Credit Lenders, the Majority Term Loan A Lenders or Majority Term Loan B Lenders, respectively.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent on any matter not expressly waived.  No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon any of Borrower or Guarantors shall entitle Borrower or Guarantors to other or further notice or demand in similar or other circumstances.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or, except as provided in §2.12, extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender).  Notwithstanding anything to the contrary in this Agreement, including this §27, this Agreement may be amended by Borrower and Agent to provide for any Commitment Increase in the manner contemplated by §2.11 and the extension of the Revolving Credit Maturity Date as provided in §2.12, in each case, without any additional consents.

§28.                        SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.                        TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of Borrower and Guarantors under this Agreement and the other Loan Documents.

§30.                        NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.                        REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.                        NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of Borrower, Guarantors, Lenders, Agent and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so.  In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by Borrower or any of their Subsidiaries of any development or the absence therefrom of defects.

§33.                        PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies Borrower and Guarantors that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and Guarantors, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify Borrower in accordance with the Patriot Act.

§34.                        ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

§35.                        ORIGINAL NOTES.

Each Lender shall use its commercially reasonable efforts to deliver the Original Notes held by it to the Borrower.  All amounts owing under, and evidenced by, the Original Notes as of the Closing Date shall continue to be outstanding hereunder, and shall from and after the Closing Date be evidenced by the Revolving Credit Notes and Term Loan A Notes, as applicable, and shall in any event be evidenced by, and governed by the terms of, this Agreement.

§36.                        CONSENT TO AMENDMENT AND RESTATEMENT; EFFECT OF AMENDMENT AND RESTATEMENT.

Pursuant to §27 of the Existing Credit Agreement, KeyBank as Agent under the Existing Credit Agreement and each Lender hereby consents to the amendment and restatement of the Existing Credit Agreement pursuant to the terms of this Agreement and the amendment and restatement of the Existing Guaranty pursuant to the terms of the Guaranty.  On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement, except as specifically set forth herein, shall thereafter be of no further force and effect and shall be deemed replaced and superseded in all respects by this Agreement.  The parties hereto acknowledge and agree that this Agreement does not constitute a novation or termination of the “Obligations” under the Existing Credit Agreement, which remain outstanding as of the Closing Date.  On the Closing Date, the Existing Guaranty shall be amended and restated in its entirety by the Guaranty, and the Existing Guaranty shall thereafter be of no further force and effect and shall be deemed replaced and superseded in all respects by the Guaranty.  KeyBank, as Agent under the Existing Credit Agreement, is hereby authorized and directed by the Lenders party hereto to execute and deliver the Amended and Restated Guaranty (on behalf of the Lenders and as Agent under the Existing Credit Agreement).

[continued on next page]

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER:

CYRUSONE LP, a Maryland limited partnership

By:	CYRUSONE GP, a Maryland statutory trust, its general partner

	By:	CyrusOne Inc., a Maryland corporation,
as its sole trustee

		By:	/s/ Gregory R. Andrews
		Name:	Gregory R. Andrews
		Title:	CFO

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Signature Page to First Amended and Restated Credit Agreement — KeyBank/CyrusOne

AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION,
individually and as Agent

By:	/s/ Jonathan Slusher
Name:	Jonathan Slusher
Title:	Assistant Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Signature Page to First Amended and Restated Credit Agreement — KeyBank/CyrusOne

JPMORGAN CHASE BANK, N.A.

By:	/s/ Michael Becker
Name:	Michael Becker
Title:	Authorized Signer

Address:

JPMORGAN CHASE BANK, N.A.
2200 Ross Avenue, 8th Floor
Dallas, TX 75201
Attention: Brooke Tankersley

TORONTO DOMINION (TEXAS) LLC

By:	/s/ Alice Mare
Name:	Alice Mare
Title:	Authorized Signatory

Address:

TORONTO DOMINION (TEXAS) LLC
31 West 52nd Street
New York, NY 10019
Attention: Masood Fikree

BARCLAYS BANK PLC

By:	/s/ Vanessa Kurbatskiy
Name:	Vanessa Kurbatskiy
Title:	Vice President

Address:

BARCLAYS BANK PLC
745 7th Avenue, 25th Floor
New York, NY 10019
Attention: Sean Duggan

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Signature Page to First Amended and Restated Credit Agreement — KeyBank/CyrusOne

ROYAL BANK OF CANADA

By:	/s/ Brian Gross
Name:	Brian Gross
Title:	Authorized Signatory

Address:

Royal Bank of Canada
Global Loans Administration
20 King Street West, 4th Floor
Toronto, Ontario, Canada
M5H1C4
Attention: Manager, Loans Administration

SUNTRUST BANK

By:	/s/ Nancy B. Richards
Name:	Nancy B. Richards
Title:	Senior Vice President

Address:

SUNTRUST BANK
8330 Boone Blvd., 7th Floor
Vienna, VA 22182
Attention: Nancy B. Richards

CITIZENS BANK, N.A.

By:	/s/ David R. Jablonowski
Name:	David R. Jablonowski
Title:	Senior Vice President

Address:

CITIZENS BANK, N.A.
1215 Superior Avenue
Cleveland, Ohio 44114
Attention: David Jablonowski

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Signature Page to First Amended and Restated Credit Agreement — KeyBank/CyrusOne

CITIBANK, N.A.

By:	/s/ John Pawlowski
Name:	John Pawlowski
Title:	Authorized Signer

Address:

CITIBANK, N.A.
388 Greenwich Street, 23rd Floor
New York, NY 10013
Attention: Bryce Hong

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Brandon K. Fiddler
Name:	Brandon K. Fiddler
Title:	Senior Vice President

Address:

PNC BANK, NATIONAL ASSOCIATION
1200 Smith Street
Houston, TX 77002
Attention: Christian Brown

COBANK, ACB

By:	/s/ Thomas Meyer
Name:	Thomas Meyer
Title:	Vice President

Address:

COBANK, ACB
900 Circle 75 Parkway, Suite 1400
Atlanta, GA 30339-5946
Attention: Charles Smith

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Signature Page to First Amended and Restated Credit Agreement — KeyBank/CyrusOne

BANK OF AMERICA, N.A.

By:	/s/ Dennis Kwan
Name:	Dennis Kwan
Title:	Vice President

Address:

BANK OF AMERICA, N.A.
555 California Street, 6th Floor
CA5-705-06-11
San Francisco, CA 94104
Attention: Dennis Kwan

GOLDMAN SACHS BANK USA

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

Address:

GOLDMAN SACHS BANK USA
c/o Goldman, Sachs & Co.
30 Hudson Street, 5th Floor
Jersey City, NY 07302
Attention: Michelle Latzoni

SYNOVUS BANK

By:	/s/ David Bowman
Name:	David Bowman
Title:	Director

Address:

SYNOVUS BANK
800 Shades Creek Parkway
Birmingham, AL 35209
Attention: David Bowman

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Signature Page to First Amended and Restated Credit Agreement — KeyBank/CyrusOne

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ James Roliman
Name:	James Roliman
Title:	Managing Director

By:	/s/ Joanna Soliman
Name:	Joanna Soliman
Title:	Vice President

Address:

Deutsche Bank AG New York
60 Wall Street
New York, NY 10005-2836
Attention: Dusan Lazarov

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

Address:

MORGAN STANLEY BANK, N.A.
1300 Thames Street, Thames Street Wharf, 4th Floor
Baltimore, MD 21231
Attention: Morgan Stanley Loan Servicing

RAYMOND JAMES BANK, N.A.

By:	/s/ James M. Armstrong
Name:	James M. Armstrong
Title:	Senior Vice President

Address:

RAYMOND JAMES BANK, N.A.
710 Carillon Parkway
St. Petersburg, FL 33716
Attention: James Armstrong

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Signature Page to First Amended and Restated Credit Agreement — KeyBank/CyrusOne

WOODFOREST NATIONAL BANK

By:	/s/ John Ellis
Name:	John Ellis
Title:	SVP

Address:

WOODFOREST NATIONAL BANK
1599 Lake Robbins, Suite 100
The Woodlands, TX 77380
Attention: John Ellis

Signature Page to First Amended and Restated Credit Agreement — KeyBank/CyrusOne

EXHIBIT A

FORM OF REVOLVING CREDIT NOTE

$	, 201

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to                                                           (“Payee”), or its successors and permitted assigns, in accordance with the terms of that certain First Amended and Restated Credit Agreement, dated as of March 17, 2016, as amended, restated, or otherwise modified from time to time, among CyrusOne LP, KeyBank National Association, as a lender and as Agent for the lenders party thereto, and the other lenders party thereto, including Payee, as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Revolving Credit Maturity Date, the principal sum of                                 ($                  ), or if less such amount as may be advanced by the Payee under the Credit Agreement as a Revolving Credit Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest at the rates provided in the Credit Agreement.  Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Revolving Credit Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement.  The principal of this Note may be due and payable in whole or in part prior to the Revolving Credit Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of

A-1

the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur and be continuing, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

[This Note is issued in replacement of that certain Revolving Credit Note dated                 , 201  , made by the undersigned maker to the order of                                  and issued pursuant to the Existing Credit Agreement (the “Prior Note”), and shall supersede and replace the Prior Note in all respects.  The execution and delivery by the undersigned of this Note shall not, in any manner or circumstance, be deemed to be a novation of or to have terminated, extinguished or discharged any of the undersigned’s indebtedness evidenced by the Prior Note, all of which indebtedness shall continue under, and shall hereinafter be evidenced and governed by, this Note.]

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

CYRUSONE LP, a Maryland limited partnership

By:	CYRUSONE GP, a Maryland statutory trust, its general partner

	By:	CyrusOne Inc., a Maryland corporation,
as its sole trustee

By:
Name:
Title:

(SEAL)

A-2

EXHIBIT B-1

FORM OF TERM LOAN A NOTE

$	, 201

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to                                                     (“Payee”), or its successors and permitted assigns, in accordance with the terms of that certain First Amended and Restated Credit Agreement, dated as of March 17, 2016, as amended, restated, or otherwise modified from time to time, among CyrusOne LP, KeyBank National Association, as a lender and as Agent, and the other lenders party thereto (the “Credit Agreement”), to the extent not sooner paid, on or before the Term Loan A Maturity Date, the principal sum of                                ($                  ), or if less such amount as may be advanced by the Payee under the Credit Agreement as a Term Loan A with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest at the rates provided in the Credit Agreement.  Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Term Loan A Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement.  The principal of this Note may be due and payable in whole or in part prior to the Term Loan A Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances, if any, set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned

B-1-1

Maker.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur and be continuing, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

[This Note is issued in replacement of that certain Term Loan Note dated                  , 201  , made by the undersigned maker to the order of                                    and issued pursuant to the Existing Credit Agreement (the “Prior Note”), and shall supersede and replace the Prior Note in all respects.  The execution and delivery by the undersigned of this Note shall not, in any manner or circumstance, be deemed to be a novation of or to have terminated, extinguished or discharged any of the undersigned’s indebtedness evidenced by the Prior Note, all of which indebtedness shall continue under, and shall hereinafter be evidenced and governed by, this Note.]

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

CYRUSONE LP, a Maryland limited partnership

By:	CYRUSONE GP, a Maryland statutory trust, its general partner

	By:	CyrusOne Inc., a Maryland corporation,
as its sole trustee

By:
Name:
Title:

(SEAL)

B-1-2

EXHIBIT B-2

FORM OF TERM LOAN B NOTE

$	, 201

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to                                     (“Payee”), or its successors and permitted assigns, in accordance with the terms of that certain First Amended and Restated Credit Agreement, dated as of March 17, 2016, as amended, restated, or otherwise modified from time to time, among CyrusOne LP, KeyBank National Association, as a lender and as Agent, and the other lenders party thereto (the “Credit Agreement”), to the extent not sooner paid, on or before the Term Loan B Maturity Date, the principal sum of                           ($                 ), or if less such amount as may be advanced by the Payee under the Credit Agreement as a Term Loan B with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest at the rates provided in the Credit Agreement.  Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Term Loan B Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement.  The principal of this Note may be due and payable in whole or in part prior to the Term Loan B Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances, if any, set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned

B-2-1

Maker.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur and be continuing, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

CYRUSONE LP, a Maryland limited partnership

By:	CYRUSONE GP, a Maryland statutory trust, its general partner

	By:	CyrusOne Inc., a Maryland corporation,
as its sole trustee

By:
Name:
Title:

(SEAL)

B-2-2

EXHIBIT C

FORM OF SWING LOAN NOTE

$	, 201

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to KEYBANK NATIONAL ASSOCIATION (“Payee”), or its successors and permitted assigns, in accordance with the terms of that certain First Amended and Restated Credit Agreement, dated as of March 17, 2016, as amended, restated, or otherwise modified from time to time, among CyrusOne LP, KeyBank National Association, as a lender and as Agent, and the other lenders party thereto (the “Credit Agreement”), to the extent not sooner paid, on or before the Revolving Credit Maturity Date, the principal sum of                  ($               ), or, if less, such amount as may be advanced by the Payee under the Credit Agreement as a Swing Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest at the rates provided in the Credit Agreement.  Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is the Swing Loan Note evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement.  The principal of this Note may be due and payable in whole or in part prior to the Revolving Credit Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned

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Maker.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur and be continuing, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

CYRUSONE LP, a Maryland limited partnership

By:	CYRUSONE GP, a Maryland statutory trust, its general partner

	By:	CyrusOne Inc., a Maryland corporation,
as its sole trustee

By:
Name:
Title:

(SEAL)

C-2

EXHIBIT D

FORM OF BID LOAN NOTE

$	, 201

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to                                                (“Payee”), or its successors and permitted assigns, in accordance with the terms of that certain First Amended and Restated Credit Agreement, dated as of March 17, 2016, as amended, restated, or otherwise modified from time to time, among CyrusOne LP, KeyBank National Association, as a lender and as Agent, and the other lenders party thereto, including Payee, as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Revolving Credit Maturity Date, the principal sum of                   ($          ), or, if less, such amount as may be advanced by the Payee under the Credit Agreement as a Bid Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest at the rates provided in the Credit Agreement.  Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Bid Loan Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement.  The principal of this Note may be due and payable in whole or in part prior to the Revolving Credit Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of

D-1

the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur and be continuing, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

[This Note is issued in replacement of that certain Bid Loan Note dated             , 201  , made by the undersigned maker to the order of                             and issued pursuant to the Existing Credit Agreement (the “Prior Note”), and shall supersede and replace the Prior Note in all respects.  The execution and delivery by the undersigned of this Note shall not, in any manner or circumstance, be deemed to be a novation of or to have terminated, extinguished or discharged any of the undersigned’s indebtedness evidenced by the Prior Note, all of which indebtedness shall continue under, and shall hereinafter be evidenced and governed by, this Note.]

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

CYRUSONE LP, a Maryland limited partnership

By:	CYRUSONE GP, a Maryland statutory trust, its general partner

	By:	CyrusOne Inc., a Maryland corporation,
as its sole trustee

By:
Name:
Title:

(SEAL)

D-2

EXHIBIT E

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of              , 20  , by                                                    , a                                      (“Joining Party”), and delivered to KeyBank National Association, as Agent, pursuant to §5.2 of the First Amended and Restated Credit Agreement dated as of March 17, 2016, as amended, restated or otherwise modified from time to time (the “Credit Agreement”), among CyrusOne LP (the “Borrower”), KeyBank National Association, as a Lender and as Agent, and the other Lenders from time to time party thereto.  Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.

RECITALS

A.                                    Joining Party is required, pursuant to §5.2 of the Credit Agreement, to become an additional Subsidiary Guarantor under the Guaranty.

B.                                    Joining Party expects to realize direct and indirect benefits as a result of the availability to Borrower of the credit facilities under the Credit Agreement.

NOW, THEREFORE, Joining Party agrees as follows:

AGREEMENT

1.                                      Joinder.  By this Joinder Agreement, Joining Party hereby becomes a “Subsidiary Guarantor” and a “Guarantor” under the Guaranty, and the other Loan Documents with respect to all the Obligations of Borrower now or hereafter incurred under the Credit Agreement and the other Loan Documents.  Joining Party agrees that, as of the Effective Date (and, in the case of representations and warranties, subject to the following paragraph) Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a Subsidiary Guarantor and a Guarantor under the Guaranty and the other Loan Documents.

2.                                      Representations and Warranties of Joining Party.  Joining Party represents and warrants to Agent that, as of the Effective Date (as defined below), except as disclosed in writing by Joining Party to Agent on or prior to the date hereof and approved by the Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in the Credit Agreement and which disclosures are attached hereto as Schedule A), the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects as applied to Joining Party as a Subsidiary Guarantor and a Guarantor on and as of the Effective Date as though made on that date (unless such representations apply to any earlier date).  As of the Effective Date, the Joining Party shall be in compliance with all covenants and agreements in the Loan Documents of a Subsidiary Guarantor with respect to Joining Party and no Default or Event of Default exists or will exist after giving effect hereto as of the date hereof.

E-1

3.                                      Joint and Several.  Joining Party hereby agrees that, as of the Effective Date, the Guaranty and the other Loan Documents heretofore delivered to the Agent and the Lenders shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party, and upon request by Agent, will promptly become a party to the Guaranty and the other applicable Loan Documents to confirm such obligation.

4.                                      Further Assurances.  Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.

5.                                      GOVERNING LAW.  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.                                      Counterparts.  This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

7.                                      The effective date (the “Effective Date”) of this Joinder Agreement shall be the date first above written.

IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

“JOINING PARTY”

,
a

By:
Name:
Title:

(SEAL)

ACKNOWLEDGED:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:

Its:

[Printed Name and Title]

E-2

EXHIBIT F

FORM OF REQUEST FOR REVOLVING CREDIT LOAN

KeyBank National Association, as Agent
Mail Code:  OH-01-51-0311
4910 Tiedeman Road, 3rd Floor
Brooklyn, OH 44144
Attn:  Vicky F. Heineck, AVP

Ladies and Gentlemen:

Pursuant to the provisions of [§2.5(c)][§2.7(a)] of the First Amended and Restated Credit Agreement dated as of March 17, 2016 (as the same may hereafter be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CYRUSONE LP, a Maryland limited partnership (the “Borrower”), KeyBank National Association as a Lender and as Agent, and the other Lenders from time to time party thereto, the undersigned Borrower hereby requests and certifies in his or her capacity as an officer of Borrower or REIT, as applicable, and not individually as follows:

1.                                      Revolving Credit Loan.  The undersigned Borrower hereby requests a [Revolving Credit Loan under §2.1(a)] [Swing Loan under §2.5] of the Credit Agreement:

Principal Amount:  $
Type (LIBOR Rate Loan, Base Rate Loan):
Drawdown Date:
Interest Period for LIBOR Rate Loans:

by credit to the general account of Borrower with Agent at Agent’s Head Office or to the account specified by Borrower on Schedule A hereto pursuant to the wiring instructions set forth on Schedule A.

[If the requested Loan is a Swing Loan and Borrower desires for such Loan to be a Revolving Credit LIBOR Rate Loan following its conversion as provided in §2.5(d), specify the Interest Period following conversion:                           ]

2.                                      Use of Proceeds.  Such Loan shall be used for purposes permitted by §2.9 of the Credit Agreement.

3.                                      No Default.  The undersigned chief financial officer, chief accounting officer or other accounting officer reasonably approved by Agent of Borrower (or of the REIT) certifies in his or her capacity as an officer of Borrower or REIT, as applicable, and not individually, that Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Loan requested hereby and no Default or Event of Default has occurred and is continuing.

4.                                      Representations True.  The undersigned chief financial officer, chief accounting officer or other accounting officer reasonably approved by Agent of Borrower (or of the REIT)

F-1

certifies in his or her capacity as an officer of Borrower or REIT, as applicable, and not individually, that each of the representations and warranties made by or on behalf of Borrower, Guarantors or their respective Subsidiaries (if applicable), contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made and, is true in all material respects as of the date hereof and shall also be true at and as of the Drawdown Date for the Loan requested hereby, with the same effect as if made at and as of such Drawdown Date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

5.                                      Other Conditions.  The undersigned chief financial officer, chief accounting officer or other accounting officer reasonably approved by Agent of Borrower or of REIT, as applicable, certifies in his or her capacity as an officer of Borrower or REIT, as applicable, and not individually, that all other conditions, if any, expressly set forth in the Credit Agreement to the making of the Loan requested hereby have been satisfied.

6.                                      Definitions.  Terms defined in the Credit Agreement are used herein with the meanings so defined.

IN WITNESS WHEREOF, the undersigned has duly executed this request this       day of              , 201  .

CYRUSONE LP, a Maryland limited partnership

By:	CYRUSONE GP, a Maryland statutory trust, its general partner

	By:	CyrusOne Inc., a Maryland corporation,
as its sole trustee

By:
Name:
Title:

(SEAL)

F-2

EXHIBIT G

[RESERVED]

G-1

EXHIBIT H

FORM OF LETTER OF CREDIT REQUEST

[DATE]

KeyBank National Association, as Agent and Issuing Lender

Mail Code:  OH-01-51-0311
4910 Tiedeman Road, 3rd Floor

Brooklyn, OH  44144

Attn:  Vicky F. Heineck, AVP

Re:                             Letter of Credit Request under First Amended and Restated Credit Agreement dated as of March 17, 2016

Ladies and Gentlemen:

Pursuant to §2.10 of the First Amended and Restated Credit Agreement dated as of March 17, 2016 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among you, certain other Lenders and CyrusOne LP (“Borrower”), we hereby request that you issue a Letter of Credit as follows:

(i)                                     Name and address of beneficiary:

(ii)                                  Face amount: $

(iii)                               Proposed Issuance Date:

(iv)                              Proposed Expiration Date:

(v)                                 Other terms and conditions as set forth in the proposed form of Letter of Credit attached hereto.

(vi)                              Purpose of Letter of Credit:

This Letter of Credit Request is submitted pursuant to, and shall be governed by, and subject to satisfaction of, the terms, conditions and provisions set forth in §2.10 of the Credit Agreement.

The undersigned chief financial officer, chief accounting officer or other accounting officer reasonably approved by Agent of Borrower (or of the REIT) certifies in his or her capacity as an officer of Borrower or REIT, as applicable, and not individually, that Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of the Letter of Credit requested hereby and no Default or Event of Default has occurred and is continuing.

We also understand that if you grant this request this request obligates us to accept the requested Letter of Credit and pay the issuance fee, Letter of Credit fee and the standard

H-1

issuance, documentation and service charges for Letters of Credit issued from time to time by you, each as required by §2.10(e).  All capitalized terms defined in the Credit Agreement and used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned chief financial officer, chief accounting officer or other accounting officer reasonably approved by Agent of Borrower (or of REIT) certifies in his or her capacity as an officer of Borrower or REIT, as applicable, and not individually, that each of the representations and warranties made by or on behalf of Borrower, Guarantors or their respective Subsidiaries (if applicable), contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made, is true as of the date hereof and shall also be true at and as of the proposed issuance date of the Letter of Credit requested hereby, with the same effect as if made at and as of the proposed issuance date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

Very truly yours,

CYRUSONE LP, a Maryland limited partnership

By:	CYRUSONE GP, a Maryland statutory trust, its general partner

	By:	CyrusOne Inc., a Maryland corporation,
as its sole trustee

By:
Name:
Title:

(SEAL)

H-2

EXHIBIT I

FORM OF COMPLIANCE CERTIFICATE

KeyBank National Association, as Agent

127 Public Square

Cleveland, Ohio 44114-1306

Attn:  Jason Weaver

Ladies and Gentlemen:

Reference is made to the First Amended and Restated Credit Agreement dated as of March 17, 2016 (as the same may hereafter be amended, supplemented or modified from time to time, the “Credit Agreement”) by and among CyrusOne LP (‘Borrower”), KeyBank National Association as a Lender and as Agent, and the other Lenders from time to time party thereto.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, Borrower is furnishing to you herewith (or has furnished to you) the Consolidated financial statements of REIT for the fiscal period ended                 (the “Balance Sheet Date”).  Such financial statements have been prepared in accordance with GAAP and present fairly in all material respects the Consolidated financial position of REIT and its Subsidiaries as of the date thereof (subject, in the case of quarterly financials, to year-end adjustments) and the results of its operations for the periods covered thereby.

This certificate is submitted in compliance with requirements of §2.11(e)(iv), §5.2(b), §7.4(c), §7.5(d), §7.22(a)(vii), §7.22(c), §7.22(d) or §10.9 of the Credit Agreement.  If this certificate is provided under a provision other than §7.4(c), the calculations provided below are made using the Consolidated financial statements of REIT as of the Balance Sheet Date adjusted in the best good faith estimate of REIT to give effect to the increase in Total Commitments,  acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the estimate of Borrower of its effects are set forth in reasonable detail in an attachment hereto.  The undersigned officer is the chief financial officer of REIT, chief accounting officer of REIT or other accounting officer of REIT that Agent has informed Borrower that it accepts for purposes of execution of this Compliance Certificate.

The undersigned representative has caused the provisions of the Loan Documents to be reviewed and has no knowledge of the existence as of the date hereof of any Default or Event of Default. (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by Borrower with respect thereto.)

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

IN WITNESS WHEREOF, the undersigned have duly executed this Compliance Certificate this       day of            , 201  .

CYRUSONE LP, a Maryland limited partnership

By:	CYRUSONE GP, a Maryland statutory trust, its general partner

	By:	CyrusOne Inc., a Maryland corporation,
as its sole trustee

By:
Name:
Title:

(SEAL)

[APPENDIX TO COMPLIANCE CERTIFICATE]

EXHIBIT J

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated                     , by and between                              (“Assignor”), and                              (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor is a party to that certain First Amended and Restated Credit Agreement, dated March 17, 2016, by and among CYRUSONE LP, a Maryland limited partnership (“Borrower”), the lenders that are or may become a party thereto, and KEYBANK NATIONAL ASSOCIATION, as a Lender and as Agent (as amended, supplemented or modified from time to time, the “Credit Agreement”); and

WHEREAS, Assignor desires to transfer to Assignee [describe assigned Commitment] under the Credit Agreement and its rights and obligations with respect to the Commitment assigned and its Outstanding Loans with respect thereto;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.             Definitions.  Terms defined in the Credit Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Credit Agreement.

2.             Assignment.

(a)           Subject to the terms and conditions of this Agreement and the Loan Documents and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the “Assignment Date” (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, [all/a] portion of its [Revolving Credit][Term Loan A][Term Loan B][Bid Loan] Note in the amount of $                representing a $                [Revolving Credit][Term Loan A][Term Loan B] Commitment [Bid Loan], and a                   percent (     %) [Revolving Credit][Term Loan A][Term Loan B] Commitment Percentage, and a corresponding interest in and to all of the other rights and obligations under the Credit Agreement and the other Loan Documents relating thereto (the assigned interests being hereinafter referred to as the “Assigned Interests”), including Assignor’s share of all Outstanding [Revolving Credit] [Bid] Loans [Term Loans A][Term Loans B] with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Lender under and signatory to the Credit Agreement having a [Revolving Credit][Term Loan A][Term Loan B] Commitment Percentage [Bid Loans] equal to the amount of the respective Assigned Interests.

(b)           Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Lender under and signatory to the Credit Agreement, which obligations shall include, but shall not be limited to, the obligation to make Revolving Credit Loans, Term Loans A or Term Loans B, as applicable, to the Borrower with respect to the Assigned Interests and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Credit Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”).  From and after the Assignment Date, Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

3.             Representations and Requests of Assignor.

(a)           Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby the principal face amount of Assignor’s [Revolving Credit][Term Loan A][Term Loan B][Bid Loan] Note is $             and the aggregate outstanding principal balance of the [Revolving Credit][Bid] Loans [Term Loans A][Term Loans B] made by it equals $            , and (iii) that it has forwarded to the Agent the [Revolving Credit][Term Loan A][Term Loan B][Bid Loan] Note held by Assignor.  Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of the Borrower or the Guarantors or the continued existence, sufficiency or value of any assets of the Borrower or the Guarantors which may be realized upon for the repayment of the Loans, or the performance or observance by the Borrower or the Guarantors of any of their respective obligations under the Loan Documents to which they are a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.

(b)           Assignor requests that the Agent obtain replacement notes for each of Assignor and Assignee as provided in the Credit Agreement.

4.             Representations of Assignee.  Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles 14 and 18 of the Credit Agreement.  Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of

Borrower and Guarantors and the value of the assets of Borrower and Guarantors, and taking or not taking action under the Loan Documents; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents; (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, Borrower, any Guarantor or REIT, and is not a Defaulting Lender or an Affiliate of a Defaulting Lender, (g) agrees that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to Borrower and Agent certification as to its exemption (or lack thereof) from deduction or withholding of any United States federal income taxes and (h) if Assignee is acquiring a portion of the Revolving Credit Commitments, Assignee has a net worth or unfunded commitment as of the date hereof of not less than $100,000,000.00 unless waived in writing by Borrower and Agent as required by the Credit Agreement.  Assignee agrees that Borrower may rely on the representation contained in Section 4(h).

5.             Payments to Assignor.  In consideration of the assignment made pursuant to Paragraph 2 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $             representing the aggregate principal amount outstanding of the [Revolving Credit][Bid] Loans [Term Loans A][Term Loans B] owing to Assignor under the Credit Agreement and the other Loan Documents with respect to the Assigned Interests.

6.             Payments by Assignor.  Assignor agrees to pay the Agent on the Assignment Date the registration fee required by §18.2 of the Credit Agreement.

7.             Effectiveness.

(a)           The effective date for this Agreement shall be                 (the “Assignment Date”).  Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.  This Agreement will not be effective unless and until executed by Assignor, Assignee and, so long as no Default or Event of Default exists as of the date hereof, Borrower.

(b)           Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Credit Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Credit Agreement.

(c)           Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

(d)           All outstanding LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Loan.

8.             Notices.  Assignee specifies as its address for notices and its Lending Office for all assigned Loans, the offices set forth below:

Notice Address:

Attn:

Facsimile:

Domestic Lending Office:          Same as above

Eurodollar Lending Office:        Same as above

9.             Payment Instructions.  All payments to Assignee under the Credit Agreement shall be made as provided in the Credit Agreement in accordance with the separate instructions delivered to Agent.

10.          Governing Law.  THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT FOR ALL PURPOSES AND TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401 (WITHOUT REFERENCE TO CONFLICT OF LAWS).

11.          Counterparts.  This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12.          Amendments.  This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by Agent and, unless a Default or Event of Default exists, Borrower.

13.          Successors.  This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Credit Agreement.

[signatures on following page]

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:
Title:

ASSIGNOR:

By:
Title:

RECEIPT ACKNOWLEDGED AND
ASSIGNMENT CONSENTED TO BY:

KEYBANK NATIONAL ASSOCIATION,
as Agent

By:
Title:

CONSENTED TO BY:

CYRUSONE LP, a Maryland limited partnership

By:	CYRUSONE GP, a Maryland statutory trust, its general partner

	By:	CyrusOne Inc., a Maryland corporation,
as its sole trustee

By:
Name:
Title:

(SEAL)

EXHIBIT K

FORM OF LETTER OF CREDIT APPLICATION

KeyBank National Association

Application and Agreement for Irrevocable Standby Letter of Credit

To: Standby Letter of Credit Services
4900 Tiedeman Road, 1st floor
Cleveland, Ohio 44144-2302
Mailcode: OH-01-49-1003
Fax Number: (216) 813-3719

Please issue your Irrevocable Letter of Credit and notify the Beneficiary no later than (date) by

Swift (Advising Bank Swift Address)
Courier (Contact Name) (Telephone Number)

Beneficiary: (show full name & complete street address)	Applicant: (show full name & complete street address)
Expiration Date:	Dollar Amount $ and currency if other than USD
☐ Automatic Extension Clause Days Notice:	(Amount in words):
Ultimate Expiration Date:	

Available by Drafts at sight drawn on you and accompanied by the following documents:

☐	1.	Beneficiary's statement signed by an authorized individual of (Beneficiary) certifying "The Principal, (Applicant), has not performed or fulfilled all the undertakings, covenants and conditions in accordance with the terms of the agreement dated ______________ between (Applicant) and (Beneficiary)".
☐	2.	Beneficiary's statement signed by an authorized individual or (Beneficiary) certifying "We hereby certify that invoices under sales agreement between (Applicant) and (Beneficiary) have been submitted for payment and said invoices are past due and payable".
☐	3.	Beneficiary's statement signed by an authorized individual of (Beneficiary) certifying "We hereby certify that (Applicant) has failed to honor their contractual agreement dated ____________________ between (Applicant) and (Beneficiary) and that payment has not been made and is __________ past due.
☐	4.	Beneficiary's statement signed by one of its authorized individuals certifying that ______________________ (Applicant) was the successful bidder under the Tender No. ____________ dated ______________ for supply of ______________ and that ______________ (Applicant) has withdrawn their bid or failed to enter into contract.
☐	5.	Beneficiary's statement signed by an authorized individual reading: (Please indicate below the wording that is to appear in the statement to be presented.)
☐	6.	No statement or document by the beneficiary other than a draft is required to be presented under this Letter of Credit.

Partial Drawings: ☐ Permitted ☐ Not Permitted | Charges for: Applicant

Special instructions or conditions:
☐ Issue per attached sample

Applicant shall keep and maintain Demand Deposit Account No. ____ at all times. KeyBank is authorized to debit the Demand Deposit Account or any successor account to pay any amounts which become due by Applicant in connection with the Letter of Credit, including any fees charged to Applicant or the amount of any draw(s) made under the Letter of Credit by the Beneficiary.

This application and agreement are subject to either the current uniform customs and practice for documentary credits established by the International Chamber of Commerce or the current International Standby Practices established by the International Chamber of Commerce, (whichever may be determined to be appropriate by Keycorp Affiliates under the circumstances), and to the terms and conditions set forth in the Letter of Credit Reimbursement and Security Agreement executed by the Applicant.

(Customer's Signature) _____ Signer's printed name	(Customer's Bank Sign Here – if other than a Keycorp Affiliate)	Date: ____________

{00269182 v3 INTERNAL } KeyCorp: Confidential

In the event of any conflict between the terms of this Application and the Credit Agreement, the Credit Agreement shall control.

Page 1 of 6

EXHIBIT L-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Amended and Restated Credit Agreement dated as of March 17, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among CyrusOne LP (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of §4.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Agent, and (2) the undersigned shall have at all times furnished Borrower and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT L-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Amended and Restated Credit Agreement dated as of March 17, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among CyrusOne LP (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of §4.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20

EXHIBIT L-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Amended and Restated Credit Agreement dated as of March 17, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among CyrusOne LP (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of §4.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20

EXHIBIT L-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Amended and Restated Credit Agreement dated as of March 17, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among CyrusOne LP (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of §4.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Agent, and (2) the undersigned shall have at all times furnished Borrower and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT M-1

Form of
Bid Loan Quote Request

TO:                                                                           KeyBank National Association, as Agent
Mail Code:  OH-01-51-0311
4910 Tiedeman Road, 3rd Floor
Brooklyn, OH  44144
Attn:       Vicky F. Heineck, AVP
Fax:        216-370-6206

RE:                                                                           First Amended and Restated Credit Agreement, dated as of March 17, 2016, by and among CyrusOne LP (“Borrower”), the Lenders and KeyBank National Association, as Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:          [Date]

Pursuant to §2.1(c) of the Credit Agreement:

1.             Borrower hereby gives notice that it requests Bid Loan Quotes for the following proposed Bid Loan Borrowing(s)(1) on                         (the “Credit Extension Date”):

Credit Extension Date(2)	Amount(3)	Interest Period(4)	Basis for Interest Rate Calculation(5)	Prepayable(6)

2.             Use of Proceeds.  Such Loan shall be used for purposes permitted by §2.9 of the Credit Agreement.

(1)  Up to three per Bid Loan Quote Request.

(2)  Must be a Business Day.

(3)  Each amount must be at least $2,000,000 and an integral multiple of $1,000,000 in excess thereof.

(4)  A period of not less than 7 days nor more than 180 days after the Drawdown Date thereof and ending on a Business Day and may not extend beyond Revolving Credit Maturity Date.

(5)  Specify whether interest rate bids are to be quoted as “Absolute Rate Bid” as “LIBOR Margin Bid”.

(6)  Specify whether Loan is to be open to prepayment.

M-1-1

3.             No Default.  The undersigned chief financial officer, chief accounting officer or other accounting officer reasonably approved by Agent of Borrower (or of the REIT) certifies in his or her capacity as an officer of Borrower or REIT, as applicable, and not individually, that Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Loan requested hereby and no Default or Event of Default has occurred and is continuing.

4.             Representations True.  The undersigned chief financial officer, chief accounting officer or other accounting officer reasonably approved by Agent of Borrower (or of the REIT) certifies in his or her capacity as an officer of Borrower or REIT, as applicable, and not individually, that each of the representations and warranties made by or on behalf of Borrower, Guarantors or their respective Subsidiaries (if applicable), contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made and, is true in all material respects as of the date hereof and shall also be true at and as of the Drawdown Date for the Loan requested hereby, with the same effect as if made at and as of such Drawdown Date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

5.             Other Conditions.  The undersigned chief financial officer, chief accounting officer or other accounting officer reasonably approved by Agent of Borrower or of REIT, as applicable, certifies in his or her capacity as an officer of Borrower or REIT, as applicable, and not individually, that all other conditions, if any, expressly set forth in the Credit Agreement to the making of the Loan requested hereby have been satisfied.

6.             Maximum Amount.  After giving effect to the requested Bid Loan, (a) the aggregate principal amount outstanding under the Bid Loan Notes (after giving effect to all amounts requested thereunder) will not exceed the Bid Loan Sublimit, and (b) the aggregate principal amount outstanding under the Revolving Credit Notes, the Swing Loan Note and the Bid Loan Notes (after giving effect to all amounts requested thereunder) plus the Letter of Credit Liabilities will not exceed the Total Revolving Credit Commitment.

CYRUSONE LP, a Maryland limited partnership

By:	CYRUSONE GP, a Maryland statutory trust, its general partner

	By:	CyrusOne Inc., a Maryland corporation,
as its sole trustee

By:
Name:
Title:

(SEAL)

M-1-2

EXHIBIT M-2

Form of
Bid Loan Quote

TO:                                                                           KeyBank National Association, as Agent
Mail Code:  OH-01-51-0311
4910 Tiedeman Road, 3rd Floor
Brooklyn, OH  44144
Attn:       Vicky F. Heineck, AVP
Fax:        216-370-6206

RE:                                                                           First Amended and Restated Credit Agreement, dated as of March 17, 2016, by and among CyrusOne LP (“Borrower”), the Lenders and KeyBank National Association, as Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:                                                          [Date]

In response to Borrower’s Bid Loan Quote Request dated              ,     (the “Bid Loan Quote Request”), we hereby make the following Bid Loan Quote(s) on the following terms:

1.             Quoting Bank:

2.             Name, address, phone number and facsimile number of person to contact at Quoting Bank:

3.             We hereby offer to make Bid Loan(s) in the following principal amount(s), for the following Interest Period(s) and the following rate(s):

Funding Date(7)	Amount(8)	Interest Period(9)	Absolute Rate Bid	LIBOR Margin Bid	Prepayable(10)

(7)  As specified in the Bid Loan Quote Request.

(8)  The principal amount bid for each Interest Period may not exceed the principal amount requested. Bids must be made for at least $2,000,000 and an integral multiple of $1,000,000 in excess thereof.

(9)  As specified in the Bid Loan Quote Request.

(10)  Specify whether Loan will be open to prepayment.

M-2-1

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement, irrevocably obligate(s) us to make the Bid Loan(s) for which any offer(s) are accepted, in whole or in part, subject to §2.1(c)(ii)(B) of the Credit Agreement.

Date: ,

[ ](11)

	By:	(12)
Name:
Title:

(11)  Insert name of Quoting Bank

(12)  Must be an authorized officer

M-2-2

EXHIBIT N

FORM OF GUARANTY

FIRST AMENDED AND RESTATED GUARANTY

THIS FIRST AMENDED AND RESTATED GUARANTY (“Guaranty”) made as of the 17th day of March, 2016, by CYRUSONE INC., a Maryland corporation (“REIT”), CYRUSONE GP, a Maryland statutory trust (“General Partner”), CYRUSONE LLC, a Delaware limited liability company (“LLC”), CYRUSONE TRS INC., a Delaware corporation (“TRS”), CYRUSONE FOREIGN HOLDINGS LLC, a Delaware limited liability company (“Foreign Holdings”), CYRUSONE FINANCE CORP., a Maryland corporation (“Finance”, together with REIT, General Partner, LLC, TRS and Foreign Holdings, the “Original Guarantors”), CERVALIS HOLDINGS LLC, a Delaware limited liability company (“Cervalis Holdings”), CERVALIS LLC, a Delaware limited liability company (“Cervalis”), together with REIT, General Partner, LLC, TRS, Foreign Holdings, Finance, Cervalis Holdings and Cervalis, and each other Subsidiary Guarantor (as defined in the Credit Agreement referred to below) that may become a party hereto are sometimes hereinafter referred to individually as “Guarantor” and collectively as “Guarantors”) to and for the benefit of KEYBANK NATIONAL ASSOCIATION (“KeyBank”), a national banking association, as Agent (“Agent”), and KeyBank and the other lenders now or hereafter a party to the Credit Agreement (collectively, the “Lenders”).  Agent and the Lenders, and their permitted successors and assigns, are hereinafter referred to collectively as the “Credit Parties”.

R E C I T A L S

A.            On or about the date hereof, CyrusOne LP, a Maryland limited partnership (“Borrower”), Agent and the Lenders entered into that certain First Amended and Restated Credit Agreement (the “Credit Agreement”) whereby the Lenders agreed to make a revolving credit, bid loan and term loan facility (the “Loan”) available to Borrower in the maximum aggregate amount at any time outstanding not to exceed the sum of One Billion Two Hundred Million and No/100 Dollars ($1,200,000,000.00), increasable to One Billion Four Hundred Fifty Million and No/100 Dollars ($1,450,000,000.00).  Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

B.            In connection with the Loan, Borrower has executed and delivered the Notes in favor of Lenders and certain other Loan Documents.

C.            Guarantors will derive material financial benefit from the Loan evidenced by the Notes and the other Loan Documents.

D.            The Credit Parties have relied on the statements and agreements contained herein in agreeing to make the Loan.  The execution and delivery of this Guaranty by Guarantors is a condition precedent to the making of the Loan by Lenders.

AGREEMENTS

NOW, THEREFORE, intending to be legally bound, Guarantors, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, hereby covenant and agree for the benefit of the Credit Parties and their respective successors and permitted assigns as follows:

1.             Guaranty.  Each Guarantor, absolutely, unconditionally, and irrevocably guarantees:

(a)           the full and prompt payment of the principal of and interest on the Notes (including, without limitation, the Revolving Credit Notes, the Term Loan A Notes, the Term Loan B Notes, the Bid Loan Notes and the Swing Loan Note) when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, and the full and prompt payment of all sums which may now be or may hereafter become due and owing under the Notes, the Credit Agreement and the other Loan Documents, together with any replacements, supplements, renewals, modifications, consolidations, restatements, increases and extensions thereof;

(b)           the full, complete and punctual observance, performance and satisfaction of all of the other obligations, duties, covenants and agreements of Borrower under the Credit Agreement and the other Loan Documents, together with any replacements, supplements, renewals, modifications, consolidations, restatements, increases and extensions thereof; and

(c)           the full and prompt payment of any Enforcement Costs (as hereinafter defined in Section 7 hereof).

All amounts due, debts, liabilities, payment obligations and other obligations described in subsections (a) through (c) of this Section 1 are referred to herein as the “Obligations.”  Without limiting the generality of the foregoing, Guarantors acknowledge the terms of Section 2.11 of the Credit Agreement pursuant to which the Total Commitment under the Credit Agreement may be increased and agree that this Guaranty shall extend and be applicable to each new or replacement note delivered by Borrower in connection with any such increase and all other obligations of Borrower under the Loan Documents as a result of such increase without notice to or consent from Guarantors, or any of them.

2.             Agreement to Pay or Perform.  Upon the occurrence and during the continuation of an Event of Default, Guarantors agree, on demand by Agent (which demand may be made concurrently with notice to Borrower that an Event of Default has occurred), to pay to Agent for distribution to the applicable Credit Parties and perform all the Obligations regardless of any defense, right of setoff or claims which Borrower or any Guarantor may have against any of the Credit Parties (other than the indefeasible payment in full (other than Obligations which survive termination of the Credit Agreement as to which no claim has been made) in cash and performance in full of the Obligations).  Upon the occurrence and during the continuation of an Event of Default, the Agent shall have the right, at its option, either before, during or after pursuing any right or remedy against Borrower or any Guarantor, to perform any and all of the then unperformed Obligations by or through any agent of its selection, all as the Agent in its sole discretion deems proper.  Furthermore, the Credit Parties shall not have any obligation to protect or insure any collateral for the Loan, nor shall the Credit Parties have any obligation to perfect their security interest in any collateral for the Loan.

All of the remedies set forth herein and/or provided for in any of the Loan Documents or at law or equity shall be available to the Agent, and the choice by the Agent of one such alternative over another shall not be subject to question or challenge by any Guarantor or any other Person, nor shall any such choice be asserted as a defense, setoff, or failure to mitigate damages in any action, proceeding, or counteraction by the Credit Parties to recover or seeking any other remedy under this Guaranty, nor shall such choice preclude the Credit Parties from subsequently electing to exercise a different remedy.  The parties have agreed to the alternative remedies hereinabove specified in part because they recognize that the choice of remedies in the event of a failure hereunder will necessarily be and should properly be a matter of good faith business judgment, which the passage of time and events may or may not prove to have been the best choice to maximize recovery by the Credit Parties at the lowest cost to Borrower and/or Guarantors.  It is the intention of the parties that such good faith choice by the Credit Parties be given conclusive effect regardless of such subsequent developments.

3.             Waiver of Defenses.  Each Guarantor hereby agrees that its obligations hereunder shall not be affected or impaired by, and hereby waives and agrees not to assert or take advantage of any defense based on any of the following (other than any defense of the indefeasible payment in full (other than Obligations which survive termination of the Credit Agreement as to which no claim has been made) in cash and performance in full of the Obligations):

(a)           (i) any change in the amount, interest rate or due date or other term of any of the obligations hereby guaranteed, (ii) any change in the time, place or manner of payment of all or any portion of the obligations hereby guaranteed, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any obligations hereby guaranteed, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the obligations hereby guaranteed or any other instrument or agreement evidencing any obligations hereby guaranteed or any assignment or transfer of any of the foregoing;

(b)           any subordination of the payment of the obligations hereby guaranteed to the payment of any other liability of Borrower or any other person;

(c)           any act or failure to act by Borrower or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against Borrower or any other Person to recover payments made under this Guaranty;

(d)           any nonperfection or impairment of any security interest or other lien on any collateral, if any, securing in any way any of the obligations hereby guaranteed or any failure on the part of the Credit Parties to ascertain the extent or nature of any collateral or any insurance or other rights with respect thereto, or the liability of any party liable under the Loan Documents or the obligations evidenced or secured thereby;

(e)           any application of sums paid by Borrower or any other Person with respect to the Obligations, regardless of what liabilities of Borrower remain unpaid;

(f)            any defense of Borrower, including without limitation, the invalidity, illegality or unenforceability of any of the Obligations;

(g)           either with or without notice to such Guarantor, any renewal, extension, modification, amendment or other changes in the Obligations, including but not limited to any material alteration of the terms of payment or performance of the Obligations;

(h)           any statute of limitations in any action hereunder or for the collection of the Notes or for the payment or performance of any obligation hereby guaranteed;

(i)            the incapacity, lack of authority, death or disability of Borrower or any other Person or entity, or the failure of the Credit Parties to file or enforce a claim against the estate (either in administration, bankruptcy or in any other proceeding) of Borrower or any Guarantor or any other Person;

(j)            the dissolution or termination of existence of Borrower, any Guarantor or any other Person;

(k)           the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of Borrower or any Guarantor or any other Person;

(l)            the voluntary or involuntary receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, assignment, composition, or readjustment of, or any similar proceeding affecting, Borrower or any Guarantor or any other Person, or any of Borrower’s or any Guarantor’s or any other Person’s properties or assets;

(m)          an assertion or claim that the automatic stay provided by 11 U.S.C. §362 (arising upon the voluntary or involuntary bankruptcy proceeding of Borrower) or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of the Credit Parties to enforce any of their rights, whether now or hereafter required, which the Credit Parties may have against any Guarantor or any collateral for the Loan;

(n)           any right or claim of right to cause a marshaling of the assets of Borrower or Guarantors;

(o)           the damage, destruction, condemnation, foreclosure or surrender of all or any part of any collateral or the Unencumbered Property;

(p)           the failure of the Credit Parties to give notice to any Guarantor of the existence, creation or incurring of any new or additional indebtedness or obligation of Borrower or of any action or nonaction on the part of any other person whomsoever in connection with any obligation hereby guaranteed;

(q)           any failure or delay of the Credit Parties to commence an action against Borrower, any Guarantor or any other Person, to assert or enforce any remedies against Borrower or any Guarantor under the Notes or the other Loan Documents, or to realize upon any security;

(r)            any failure of any duty on the part of the Credit Parties to disclose to Guarantors any facts they may now or hereafter know regarding Borrower (including, without limitation Borrower’s financial condition), any other person or entity, any collateral, or any other assets or liabilities of such person or entity, whether such facts materially increase the risk to

Guarantors or not (it being agreed that Guarantors assume responsibility for being informed with respect to such information);

(s)            failure to accept or give notice of acceptance of this Guaranty by the Credit Parties;

(t)            failure to make or give notice of presentment and demand (other than the demand on Guarantors pursuant to Section 2 above) for payment of any of the indebtedness or performance of any of the obligations hereby guaranteed;

(u)           failure to make or give protest and notice of dishonor or of default to Guarantors or to any other party with respect to the indebtedness or performance of obligations hereby guaranteed;

(v)           any and all other notices whatsoever to which Guarantors might otherwise be entitled;

(w)          any lack of diligence by the Credit Parties in collection, protection or realization upon any collateral securing the payment of the indebtedness or performance of obligations hereby guaranteed;

(x)           the invalidity or unenforceability of the Notes, or any of the other Loan Documents, or any assignment or transfer of the foregoing;

(y)           the compromise, settlement, release or termination of any or all of the obligations of Borrower or any Guarantor (except that an individual Guarantor may be released as provided in Section 5.2(b) and (c) of the Credit Agreement) under the Notes or the other Loan Documents (except to the extent that no Obligation (other than Obligations which survive termination of the Credit Agreement as to which no claim has been made) remains outstanding or subject to any bankruptcy preference period or any other possibility of disgorgement and no Letters of Credit remain outstanding and no Credit Party has any obligation to make any Loans or issue any Letters of Credit);

(z)           any transfer by Borrower or any other Person of all or any part of any security encumbered by the Loan Documents;

(aa)         any right to require the Credit Parties to proceed against Borrower, any Guarantor or any other Person or to proceed against or exhaust any security held by the Credit Parties at any time or to pursue any other remedy in the Credit Parties’ power or under any other agreement before proceeding against any Guarantor hereunder or under any other Loan Document;

(bb)         the failure of the Credit Parties to perfect any security or to extend or renew the perfection of any security;

(cc)         any principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms and provisions of this Guaranty;

(dd)         any inaccuracy of any representation or other provision contained in any Loan Document;

(ee)         any sale or assignment of the Loan Documents, or any interest therein;

(ff)          any and all rights, benefits and defenses which might otherwise be available under the provisions of any other applicable statues, rules or common law principals or provisions which might operate to limit any Guarantor’s liability under, or the enforcement of, this Guaranty; or

(gg)         to the fullest extent permitted by law, any other legal, equitable or surety defenses whatsoever to which any Guarantor might otherwise be entitled, it being the intention that the obligations of Guarantors hereunder are absolute, unconditional and irrevocable.

Each Guarantor understands that the exercise by the Credit Parties of certain rights and remedies may affect or eliminate such Guarantor’s right of subrogation in respect of the Obligations against Borrower and that such Guarantor may therefore incur partially or totally nonreimbursable liability hereunder.  Nevertheless, each Guarantor hereby authorizes and empowers the Agent and its permitted successor and assigns, on behalf of the Credit Parties to exercise in its sole discretion, any rights and remedies, or any combination thereof, which may then be available under the Loan Documents, including, without limitation, any remedies against Borrower with respect to the Notes, it being the purpose and intent of the Guarantors that the obligations hereunder shall be absolute, continuing, independent and unconditional under any and all circumstances.  Notwithstanding any other provision of this Guaranty to the contrary, for so long as any Obligation (other than Obligations which survive termination of the Credit Agreement as to which no claim has been made) remains outstanding or subject to any bankruptcy preference period or any other possibility of disgorgement or any Letters of Credit remain outstanding or any Credit Party has any obligation to make any Loans or issue any Letters of Credit, each Guarantor hereby agrees not to pursue any claim or other rights which such Guarantor may now have or hereafter acquire, in each case solely in respect of the Obligations, against the Borrower or any other Guarantor of all or any of the obligations of Guarantors hereunder that arise from the existence or performance of such Guarantor’s obligations under this Guaranty or any of the other Loan Documents, including, without limitation but in each case solely in respect of the Obligations, any right of subrogation, reimbursement, exoneration, contribution or indemnification, any right to participate in any claim or remedy of Credit Parties against the Borrower or any other Guarantor or any collateral which Credit Parties now have or hereafter acquire, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, including, without limitation but in each case solely in respect of the Obligations, the right to take or receive from the Borrower or any other Guarantor, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim or other rights except for those rights of each Guarantor for contribution that such Guarantor may choose to exercise; provided, however, each Guarantor agrees not to pursue or enforce any of its rights for contribution and each Guarantor agrees not to make or receive any payment on account of such rights of contribution with respect to the Obligations so long as any of the Obligations (other than Obligations which survive termination of the Credit Agreement as to which no claim has been made) remain unpaid or undischarged or any Letters of Credit remain outstanding or any Credit Party has any obligation to make any Loans or issue any Letters of Credit.  In the event any Guarantor shall receive any such payment under or on account of any rights of contribution in respect of any Obligations, it shall hold such payment as trustee for Credit Parties and pay such amounts over to the Agent for distribution to the applicable Credit Parties on account of the indebtedness of Borrower to Credit Parties but without reducing or affecting in any manner the liability of Guarantors under the other provisions of this Guaranty except to the extent the principal amount or other portion of such indebtedness shall have been reduced by such payment.

4.             Rights of Credit Parties to Deal with Borrower and Other Persons.  Each Guarantor hereby consents and agrees that the Credit Parties may at any time, and from time to time, without thereby releasing any Guarantor from any liability hereunder and without notice to or further consent from any Guarantor or any other Person, either with or without consideration:  release or surrender any lien or other security of any kind or nature whatsoever held by them or by any person, firm or corporation on their behalf or for their account, securing any indebtedness or liability hereby guaranteed; substitute for any collateral so held by them, other collateral of like kind, or of any kind; modify the terms of the Notes or the Loan Documents; extend or renew the Notes for any period; grant releases, compromises and indulgences with respect to the Notes or the Loan Documents and to any persons or entities now or hereafter liable thereunder or hereunder; release any other guarantor, surety, endorser or accommodation party of the Notes or any other Loan Document; or take or fail to take any action of any type whatsoever.  No such action which the Credit Parties shall take or fail to take in connection with the Notes or the Loan Documents, or any of them, or any security for the payment of the indebtedness of Borrower to the Credit Parties or for the performance of any obligations or undertakings of Borrower or Guarantors, nor any course of dealing with Borrower or any other Person, shall release Guarantors’ obligations hereunder, affect this Guaranty in any way or afford Guarantors any recourse against the Credit Parties.  The provisions of this Guaranty shall extend and be applicable to all replacements, supplements, renewals, amendments, extensions, consolidations, restatements and modifications of the Notes and the other Loan Documents, and any and all references herein to the Notes and the other Loan Documents shall be deemed to include any such replacements, supplements, renewals, extensions, amendments, consolidations, restatements or modifications thereof.  Without limiting the generality of the foregoing, each Guarantor acknowledges the terms of Section 18 of the Credit Agreement and agrees that this Guaranty shall extend and be applicable to each new or replacement note delivered by Borrower pursuant thereto without notice to or further consent from Guarantor.  Each Guarantor acknowledges that no representations of any kind whatsoever have been made by the Credit Parties to Borrower or Guarantors.  No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Credit Parties except as expressly set forth in a writing duly signed and delivered by Agent in accordance with the provisions of the Credit Agreement.

5.             Guaranty of Payment and Performance and Not of Collection.  This is an absolute, present and continuing guaranty of payment and performance and not of collection.  The liability of Guarantors under this Guaranty shall be primary, direct and immediate and not conditional or contingent upon the pursuit of any remedies against Borrower or any other person, nor against any securities or liens available to Credit Parties or their permitted successors or assigns.  Guarantors hereby waive any right to require that an action be brought against Borrower or any other Person or to require that resort be had to any security or to any balance of any deposit account or credit on the books of Credit Parties in favor of Borrower or any other person.  Each Guarantor further agrees that nothing contained herein or otherwise shall prevent the Credit Parties from pursuing concurrently or successively all rights and remedies available to them at law and/or in equity or under the Notes, Credit Agreement or any other Loan Documents, and the exercise of any of their rights or the completion of any of their remedies shall not constitute a discharge of Guarantors’ obligations hereunder, it being the purpose and intent of Guarantors that the obligations of Guarantors hereunder shall be absolute, independent and unconditional under any and all circumstances whatsoever other than any defense of indefeasible payment in full (other than Obligations which survive termination of the Credit Agreement as to which no claim has been made) in cash and performance in full of the Obligations.  None of Guarantors’ obligations under this Guaranty or any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower under the Notes, Credit Agreement or other Loan Documents or by reason of the bankruptcy of Borrower or by reason of any creditor or bankruptcy proceeding instituted by or against Borrower.  This Guaranty shall continue to be effective or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to the Notes, Credit Agreement or any other Loan Document is rescinded or otherwise required to be returned by the Credit Parties upon the insolvency, bankruptcy, dissolution, liquidation, or reorganization of Borrower, or upon or as a result of the appointment of a receiver, liquidator, custodian or conservator of or trustee or similar officer for, Borrower or any substantial part of its property, or otherwise, all as though such payment to the Credit Parties had not been made, regardless of whether the Credit Parties contested the order requiring the return of such payment.  Notwithstanding anything to the contrary herein or in the other Loan Documents, the obligations of the Guarantors hereunder shall be unsecured obligations.

6.             Assignment by Credit Party.  In the event any Credit Party shall assign its rights in connection with the Loan to another Person pursuant to and in compliance with the terms of the Credit Agreement, Guarantors will accord full recognition thereto and agree that all rights and remedies of such Person shall be enforceable against Guarantors by the Agent on behalf of such Person with the same force and effect and to the same extent as would have been enforceable by the Agent on behalf of such Credit Party but for such assignment.

7.             Costs of Collection.  During the continuance of a Default or Event of Default, upon enforcement by the Agent of this Guaranty, Guarantors shall pay to the Agent all reasonable and documented out-of-pocket attorney’s fees, costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”) (provided that any attorneys’ fees, costs and expenses pursuant to this Section 7 shall be limited to those incurred by one counsel to the Agent and an additional single local counsel in each applicable local jurisdiction for Agent (and, to the extent reasonably necessary, in the case of an actual or perceived conflict of interest, one additional counsel), in addition to all other amounts due hereunder, regardless of whether all or a portion of such Enforcement Costs are incurred in a single proceeding brought to enforce this Guaranty as well as the other Loan Documents (provided that such Enforcement Costs shall not be duplicative of costs claimed under the Loan Documents).

8.             Severability.  The parties hereto intend and believe that each provision in this Guaranty comports with all applicable local, state and federal laws and judicial decisions.  However, if any provision or provisions, or if any portion of any provision or provisions, in this Guaranty is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Credit Parties or the holder of the Notes under the remainder of this Guaranty shall continue in full force and effect.

9.             Marshalling of Assets; Jurisdiction; Waiver of Venue; Consent to Service of Process.  TO THE GREATEST EXTENT PERMITTED BY LAW, EACH GUARANTOR HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY THE CREDIT PARTIES.  EACH GUARANTOR AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS GUARANTY OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN).  WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS GUARANTY (EACH, A “PROCEEDING”), THE CREDIT PARTIES AND EACH GUARANTOR IRREVOCABLY ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS GUARANTY AND ANY OF THE OTHER LOAN DOCUMENTS AND (ii) WAIVES ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM.  EACH GUARANTOR FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON ANY GUARANTOR BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 13 HEREOF.  IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, ANY CREDIT PARTY MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY ASSETS OF EACH GUARANTOR EXIST AND EACH GUARANTOR CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON ANY GUARANTOR BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 13 HEREOF.

10.          No Contest with Credit Parties; Subordination.  Any indebtedness of Borrower to Guarantors now or hereafter existing is hereby subordinated to the payment and performance of the Obligations.  Each Guarantor agrees that, for so long as any Obligation (other than Obligations which survive termination of the Credit Agreement as to which no claim has been made) remains outstanding or any Letters of Credit remain outstanding or any Credit Party has any obligation to make any Loans or issue any Letters of Credit, no Guarantor will seek, accept, or retain for its own account, any payment from Borrower on account of such subordinated debt; provided however that so long as no Default or Event of Default shall be continuing, Guarantor may seek, accept and retain payments by Borrower of principal and interest in connection with the subordinated debt.  Any payments to any Guarantor on account of such subordinated debt which are not otherwise permitted herein shall be collected and received by such Guarantor in trust for the Credit Parties and shall be paid over to the Credit Parties on account of the Indebtedness without impairing or releasing the obligations of Guarantors hereunder.  No Guarantor will, by paying any sum recoverable hereunder (whether or not demanded by the Credit Parties) or by any means or on any other ground, claim any set-off or counterclaim against Borrower in respect of any liability of such Guarantor to Borrower or, in proceedings under federal bankruptcy law or insolvency proceedings of any nature, prove in competition with the Credit Parties in respect of any payment hereunder or be entitled to have the benefit of any counterclaim or proof of claim or dividend or payment by or on behalf of Borrower or the benefit of any other security for any of the Obligations hereby guaranteed which, now or hereafter, the Credit Parties may hold or in which they may have any share.  For so long as any Obligation (other than Obligations which survive termination of the Credit Agreement as to which no claim has been made) remains outstanding or subject to any bankruptcy preference period or any other possibility of disgorgement or any Letters of Credit remain outstanding or any Credit Party has any obligation to make any Loans or issue any Letters of Credit, each Guarantor hereby expressly agrees not to pursue any right of contribution from or indemnity against Borrower, whether at law or in equity, arising from any payments made by any Guarantor pursuant to the terms of this Guaranty, and each Guarantor acknowledges that no Guarantor has any right whatsoever to proceed against Borrower or for reimbursement of any such payments except for any rights of each Guarantor for contribution; provided, however, each Guarantor agrees not to pursue or enforce any of its rights for contribution and each Guarantor agrees not to make or receive any payment on account of such rights of contribution so long as any of the Obligations (other than Obligations which survive termination of the Credit Agreement as to which no claim has been made) remain unpaid or undischarged.  In the event any Guarantor shall receive such payment under or on account of any such right of contribution, it shall hold such payment as trustee for Credit Parties and pay such amounts over to Agent for distribution to the applicable Credit Parties on account of the Obligations but without reducing or affecting in any manner the liability of Guarantors under the other provisions of this Guaranty except to the extent the principal amount or other portion of the Obligations shall have been reduced by such payment.  In connection with the foregoing and for so long as any Obligation (other than Obligations which survive termination of the Credit Agreement as to which no claim has been made) remains outstanding or subject to any bankruptcy preference period or any other possibility of disgorgement or any Letters of Credit remain outstanding or any Credit Party has any obligation to make any Loans or issue any Letters of Credit, each Guarantor expressly agrees not to pursue any and all rights of subrogation to the Credit Parties against Borrower, and each Guarantor hereby agrees not to pursue any rights to enforce any remedy which the Credit Parties may have against Borrower and any rights to participate in any collateral for Borrower’s obligations under the Loan Documents.

11.          Application of Payments.  Any amounts received by the Credit Parties from any source on account of the Loan may be utilized by the Credit Parties for the payment and performance of the Obligations and in such order and manner as the Credit Parties may from time to time elect in accordance with the terms of the Credit Agreement.

12.          Waiver of Jury Trial.  EACH OF THE GUARANTORS AND THE CREDIT PARTIES HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS H EREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EACH GUARANTOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  EACH GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY CREDIT PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH CREDIT PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE CREDIT PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §12.  EACH GUARANTOR ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §12 WITH LEGAL COUNSEL AND THAT EACH GUARANTOR AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

13.          Notices.  All notices, demands or requests provided for or permitted to be given pursuant to this Guaranty (hereinafter in this paragraph referred to as “Notice”) must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing the same in the United States mail, postpaid and registered or certified, return receipt requested, at the addresses set forth below.  Each Notice shall be effective upon being delivered personally or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid.  The time period in which a response to any such Notice must be given or any action taken with respect thereto, however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier or, if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit and the date of receipt as disclosed on the return receipt.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no Notice was given shall be deemed to be receipt of the Notice sent.  By giving at least five (5) days prior Notice thereof, Guarantors or any Credit Party shall have the right from time to time and at any time during the term of this Guaranty to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.  For the purposes of this Guaranty:

The address of KeyBank and Agent is:

KeyBank National Association
4910 Tiedeman Road, 3rd Floor
Brooklyn, Ohio  44144
Attn:  Real Estate Capital Services

With a copy to:

KeyBank National Association
127 Public Square
Cleveland, Ohio  44114-1306
Attn:  Mr. Jason Weaver
Telecopy No.:  (216) 689-4997

and

Dentons US LLP
Suite 5300

303 Peachtree Street, N.E.
Atlanta, Georgia  30308
Attn:  William F. Timmons, Esq.
Telecopy No.:  (404) 527-4198

and a copy to each other Lender which may now or hereafter become a party to the Credit Agreement at such address as may be designated by such Lender.

The address of Guarantors is:

c/o CyrusOne Inc.

1649 West Frankford Road

Carrollton, Texas  75007

Attn:  Gregory Andrews

Telecopy No.:   (972) 820-8633

With a copy to:

DLA Piper LLP (US)

The Marbury Building, 6225 Smith Avenue

Baltimore, Maryland 21209

Attn:   Leeann Kelly-Judd

Telecopy No.:   (410) 580-3183

14.          Representations and Warranties.  In order to induce the Lenders to make the Loan, Guarantors acknowledge and affirm the truth and accuracy in all material respects of the representations and warranties set forth in the Credit Agreement that are applicable to such Guarantors and incorporate such representations and warranties as if set forth herein in their entirety (it being understood and agreed that any representation or warranty in the Credit Agreement which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).  Each Guarantor acknowledges that but for the truth and accuracy in all material respects of the matters covered by such representations and warranties, the Lenders would not have agreed to make the Loan.  Guarantors acknowledge that the terms of this paragraph are subject to Section 1.2(m) of the Credit Agreement.

All of the foregoing representations and warranties shall be true in all material respects both as of the date as of which they were made and shall also be true in all material respects as of the time of the making of any Loan or the issuance of any Letter of Credit, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

15.          [Intentionally Omitted]

16.          Successors and Assigns; Assignment by Guarantors; Joint and Several.  This Guaranty shall be binding upon the successors and assigns of Guarantors and shall not be discharged in whole or in part by the death or the dissolution of any principal in any Guarantor.  No Guarantor may assign or transfer any of its rights or obligations under this Guaranty without the prior written consent of the Credit Parties.  If more than one party executes this Guaranty, the liability of all such parties shall be joint and several.

17.          Governing Law.  GUARANTORS ACKNOWLEDGE AND AGREE THAT THIS GUARANTY AND THE OBLIGATIONS OF GUARANTORS HEREUNDER SHALL PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW BE GOVERNED BY AND INTERPRETED AND DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

18.          Request for Loans.  Credit Parties shall be entitled to honor any request for Loan proceeds made by Borrower and shall have no obligation to see to the proper disposition of such advances.  Each Guarantor agrees that their respective obligations hereunder shall not be released or affected by reason of any improper disposition by Borrower of such Loan proceeds.

19.          Business Failure, Bankruptcy or Insolvency.  In the event of the business failure of any Guarantor or if there shall be pending any bankruptcy or insolvency case or proceeding with respect to any Guarantor under federal bankruptcy law or any other applicable law or in connection with the insolvency of any Guarantor, or if a liquidator, receiver, or trustee shall have been appointed for any Guarantor or any Guarantor’s properties or assets, the Credit Parties may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Credit Parties allowed in any proceedings relative to such Guarantor, or any of such Guarantor’s properties or assets, and, irrespective of whether the indebtedness or other obligations of Borrower guaranteed hereby shall then be due and payable, by declaration or otherwise, the Credit Parties shall be entitled and empowered to file and prove a claim for the whole amount of any sums or sums owing with respect to the indebtedness or other obligations of Borrower guaranteed hereby, and to collect and receive any moneys or other property payable or deliverable on any such claim.  Each Guarantor covenants and agrees that upon the commencement of a voluntary or involuntary bankruptcy proceeding by or against Borrower, Guarantors shall not seek a supplemental stay or otherwise pursuant to 11 U.S.C. §105 or any other provision of the United States Bankruptcy Code, as amended, or any other debtor relief law (whether statutory, common law, case law, or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, to stay, interdict, condition, reduce or inhibit the ability of the Credit Parties to enforce any rights of the Credit Parties against Guarantors by virtue of this Guaranty or otherwise.

20.          Set-Off.  Regardless of the adequacy of any collateral, if any, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Credit Party to any Guarantor and any securities or other property of any Guarantor in the possession of such Credit Party may, without notice to any Guarantor (any such notice being expressly waived by Guarantors) but with the prior written approval of Agent, be applied to or set off against the amounts payable under this Guaranty and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of such Person to such Credit Party.

21.          Disclosure of Information.  Each Guarantor agrees that in addition to disclosures made in accordance with standard banking practices, any Credit Party may disclose information obtained by such Credit Party pursuant to this Guaranty to assignees or participants and potential assignees or participants hereunder subject to the terms of the Credit Agreement, including but not limited to Section 18.7 thereof.

22.          Counterparts.  This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.  In proving this Guaranty it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

23.          Ratification.  Each Guarantor covenants and agrees that so long as any Obligation (other than Obligations which survive termination of the Credit Agreement as to which no claim has been made) remains outstanding or any Letters of Credit remain outstanding or any Credit Party has any obligation to make any Loans or issue any Letters of Credit each Guarantor shall comply with all of the covenants and agreements applicable to such Guarantor and its Subsidiaries contained in the Credit Agreement.

24.          No Unwritten Agreement.  THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

25.          Time of the Essence.  Time is of the essence with respect to each and every covenant, agreement and obligation of Guarantors under this Guaranty.

26.          Fair Consideration.  The Guarantors represent that the Guarantors are engaged in common business enterprises related to those of the Borrower and each Guarantor will derive substantial direct or indirect economic benefit from the effectiveness and existence of the Credit Agreement.

27.          Continuance of Guaranty.  (a) This Guaranty and all covenants made by the Guarantors under the Loan Documents shall, subject to the terms of Section 5 hereof, continue in effect for so long as any Obligation remains outstanding (other than Obligations which survive termination of the Credit Agreement as to which no claim has been made) or any Letters of Credit remain outstanding or any Credit Party has any obligation to make any Loans or issue any Letters of Credit and until all of the Obligations (other than contingent indemnification obligations) of Guarantors to Credit Parties under this Guaranty are fully and finally performed and discharged in accordance with their terms (and without regard to any extension, reduction or other alteration thereof in any proceeding under the Bankruptcy Code or any other proceeding described in Section 12.1(h), (i) or (j) of the Credit Agreement).

(b)  Notwithstanding anything to the contrary herein, upon release of any Subsidiary Guarantor in accordance with Section 5.2(b) or 5.2(c) of the Credit Agreement, such Subsidiary Guarantor shall be released from its obligations hereunder.

(c)  Upon the occurrence of certain events and on the terms and conditions set forth and described in Section 5.2(a) of the Credit Agreement, certain other Subsidiaries of Borrower may become Subsidiary Guarantors for purposes hereof and become a party hereto by executing and delivering to Agent a Joinder Agreement.

28.          Avoidance Provisions.  It is the intent of each Guarantor, the Agent and the Lenders that in any case or proceeding under the Bankruptcy Code or any similar federal or state bankruptcy or insolvency law (a “Proceeding”), such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including, without limitation, (a) Section 548 of the Bankruptcy Code and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise.  The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”.  Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders), to be subject to avoidance under the Avoidance Provisions.  This Section is intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.

29.          Effect of this Guaranty.  That certain Guaranty, dated as of October 9, 2014, by the Original Guarantors to and for the benefit of the Agent (as defined therein) and the Lenders (as defined therein), as amended by that certain First Amendment to Credit Agreement and Other Loan Documents, dated as of June 22, 2015 and supplemented by that certain Joinder Agreement, dated as of July 2, 2015, among Cervalis Holdings, Cervalis and Agent (as further amended and supplemented through the date hereof, the “Existing Guaranty”) shall be amended and restated in its entirety by this Guaranty, and the Existing Guaranty shall hereafter be of no further force and effect and shall be deemed replaced and superseded in all respects by this Guaranty.  The parties hereto acknowledge and agree that this Guaranty does not constitute a novation, termination, extinguishment or discharge of the “Obligations” under the Existing Guaranty, which shall continue under this Guaranty.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, Guarantors have delivered this Guaranty as of the date first written above.

GUARANTORS:

CYRUSONE INC., a Maryland corporation

By:
Name:
Title:

CYRUSONE GP, a Maryland statutory trust

By:	CYRUSONE INC., a Maryland corporation, its sole trustee
By:
Name:
Title:

CYRUSONE LLC, a Delaware limited liability company

By:
Name:
Title:

CYRUSONE TRS INC., a Delaware corporation

By:
Name:
Title:

CYRUSONE FOREIGN HOLDINGS LLC, a Delaware limited liability company

By:
Name:
Title:

CYRUSONE FINANCE CORP., a Maryland corporation

By:
Name:
Title:

[SIGNATURES CONTINUED ON NEXT PAGE]

CERVALIS HOLDINGS LLC, a Delaware limited liability company

By:	CYRUSONE LP, a Maryland limited partnership, its sole member

By:	CYRUSONE GP, a Maryland statutory trust, its general partner

	By:	CYRUSONE Inc., a Maryland corporation, its trustee
By:
Name:
Title:

CERVALIS LLC, a Delaware limited liability company

By:	Cervalis Holdings LLC, a Delaware limited liability company, its sole member

By:	CYRUSONE LP, a Maryland limited partnership, its sole member

By:	CYRUSONE GP, Maryland statutory trust, its general partner

	By:	CYRUSONE Inc., a Maryland corporation, its trustee
By:
Name:
Title:

[SIGNATURES CONTINUED ON NEXT PAGE]

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Agent on behalf of the Credit Parties joins in the execution of this Guaranty for the sole and limited purpose of evidencing its agreement to the waiver of the right to trial by jury contained in Section 12 hereof.

KEYBANK NATIONAL ASSOCIATION,
as Agent for the Lenders

By:
Name:
Title:

The undersigned hereby consents to the amendment and restatement of the Existing Guaranty pursuant to the terms of this Guaranty:

KEYBANK NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

2